                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Charter Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [CHARTER COMMUNICATIONS LOGO]

                          CHARTER COMMUNICATIONS, INC.

                             2002 PROXY MATERIALS &
                             2001 FINANCIAL REPORT

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Letter to Shareholders......................................      1
Notice of Annual Meeting of Shareholders....................      2
Proxy Statement.............................................      3
  General Information About Voting and the Meeting..........      3
  Proposal No. 1: Election of Class A/Class B Director......      7
  General Information About the Class A/Class B Director
     Nominee................................................      7
  Executive Compensation....................................      14
  Security Ownership of Certain Beneficial Owners and
     Management.............................................      25
  Certain Relationships and Related Transactions............      29
  Accounting Matters........................................      40
  Report of the Audit Committee.............................      41
  Proposal No. 2: Ratification of the Appointment of
     Independent Public Accountants.........................      42
  Section 16(a) Beneficial Ownership Reporting
     Requirements...........................................      42
  Shareholder Proposals for 2003 Annual Meeting.............      42
  Other Matters.............................................      43
2001 Financial Report and Other Information.................  Appendix A

                         [CHARTER COMMUNICATIONS LOGO]

                                                                   June 18, 2002

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Charter Communications, Inc. (the "Company"), which will be held at the Meydenbauer Center, 11100 N.E. Sixth Street, Bellevue, Washington on Tuesday, July 23, 2002 at 10:00 a.m. (Pacific Daylight Time).

     All shareholders of record on May 24, 2002 are invited to attend the meeting. For security reasons, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Certain financial and other important information about the Company can be found in Appendix A to the Proxy Statement.

     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          /s/ CARL E. VOGEL
                                          CARL E. VOGEL
                                          President and Chief Executive Officer

                         [CHARTER COMMUNICATIONS LOGO]

                                 CHARTER PLAZA
                            12405 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF
                          CHARTER COMMUNICATIONS, INC.
                            ------------------------
                      DATE:  Tuesday, July 23, 2002
                      TIME:  10:00 a.m. (Pacific Daylight Time)
                      PLACE: Meydenbauer Center
                             11100 N.E. 6th Street
                             Bellevue, Washington

MATTERS TO BE VOTED ON:

1. Election of directors:

      - One Class A/Class B director

      - Seven Class B directors

2. Ratification of the appointment of KPMG LLP as Charter Communications, Inc.'s independent public accountants.

3. Any other matters properly brought before the shareholders at the meeting.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

June 18, 2002

                          CHARTER COMMUNICATIONS, INC.

                                PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the envelope provided. This proxy statement was first mailed to shareholders on or about June 18, 2002.

                GENERAL INFORMATION ABOUT VOTING AND THE MEETING

WHAT ARE YOU VOTING ON AT THE MEETING?

     As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, for the following:

     - the election of one director to serve on the Board of Directors of the Company (the "Class A/Class B director"); and

     - the ratification of the appointment of KPMG LLP as the Company's independent public accountants.

WHY ARE WE VOTING ON ONLY ONE DIRECTOR?

     There currently are a total of eight directors on the Board of Directors. The Company's Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B shares voting alone (the "Class B directors"), and that the sole remaining director, the Class A/Class B director, will be elected by the holders of the Class A and Class B shares voting together as a single class.

WHO HAS BEEN NOMINATED FOR ELECTION AS A DIRECTOR AT THE ANNUAL MEETING?

     The Company's Board of Directors has nominated all eight current directors for re-election. As noted above, however, the holders of Class A shares will be voting for only one director. The Class A/Class B director nominee who is up for election by vote of the Class A and Class B shares voting together as a single class at the annual meeting is Ronald L. Nelson.

     We have been advised by Paul G. Allen, the sole holder of Class B shares, that he intends to vote "FOR" this nominee.

WHO WILL THE OTHER SEVEN DIRECTORS BE?

     The seven other directors who have been nominated by the Board of Directors as the Class B directors are: Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William D. Savoy, John H. Tory, Carl E. Vogel and Larry W. Wangberg.

     We have been advised by Paul G. Allen, the sole holder of Class B shares, that he intends to vote "FOR" these seven nominees.

WHO CAN VOTE?

     In the election of the Class A/Class B director and the ratification of KPMG LLP as the Company's independent public accountants, a total of 294,646,658 shares of Class A common stock and 50,000 shares of Class B common stock, representing approximately 8.0% and 92.0%, respectively, of the total voting power of all of the issued and outstanding common stock of the Company as of the Record Date (as defined below), voting together as a single class, are entitled to one vote. Under the Company's Certificate of Incorporation, Paul G. Allen, as the sole holder of the shares of the Class B common stock is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit of Charter Communications Holding Company held by him or his affiliates.

     You can vote your Class A shares if our records show that you owned the shares at the close of business on May 24, 2002 (the "Record Date"). The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

     You will not have a vote in the election of the Class B directors. Paul G. Allen, the sole holder of Class B shares, will be the only person voting in that election.

WHAT IS THE QUORUM REQUIRED FOR THE MEETING?

     We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock as of the Record Date either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

     Abstentions and broker "non-votes" will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

WHAT IS A BROKER "NON-VOTE"?

     A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

WHAT IS THE VOTE REQUIRED FOR THE PROPOSALS ON THE AGENDA?

     A plurality of Class A and Class B votes cast, voting together as a single class, is required for the election of the Class A/Class B director.

     A majority of Class A and Class B votes cast, voting together as a single class, is required to ratify the appointment of KPMG LLP as the Company's independent public accountants.

     Under the Certificate of Incorporation and Bylaws of the Company, for purposes of determining whether votes have been cast, abstentions and broker "non-votes" will not be counted and will therefore not have an effect on the proposals.

WHAT ARE MY CHOICES IN THE PROPOSALS ON THE AGENDA?

     You can vote your shares "FOR," or you can withhold your vote, for the Class A/Class B director nominee, Ronald L. Nelson. Shares not cast, whether by abstentions, broker "non-votes" or otherwise, will have no effect on the outcome of the election.

     In the vote to ratify the appointment of KPMG LLP as the Company's independent public accountants, you can either (1) vote for the proposal, (2) withhold your vote for the proposal or (3) abstain from voting. Shares not cast, whether by abstentions, broker "non-votes" or otherwise, will have no effect on the outcome of the proposal.

     We have been advised by Paul G. Allen, the sole holder of the Class B shares that he intends to vote "FOR" the ratification of KPMG LLP as the Company's independent public accountants.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf "FOR" the named Class A/Class B director nominee and "FOR" the ratification of KPMG LLP as the Company's independent public accountants.

CAN I VOTE BY TELEPHONE OR VIA THE INTERNET?

     If your shares are registered in the name of a brokerage firm or bank (held in "street name"), you may be able to vote by telephone or via the internet. A number of brokerage firms and banks are participating in a program that offers telephone and internet voting options. If your shares are held in an account at a brokerage firm or bank participating in such a program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the internet at www.proxyvote.com. Votes submitted via the telephone or internet must be received by 11:59 p.m. (EDT) on July 22, 2002. If you vote this year's proxy via the internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The items listed on the Notice of Annual Meeting of Shareholders are the only matters that we know will be voted on at the annual meeting. On such other business as may properly come before the meeting, your shares will be voted in the discretion of the proxy holder.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote at the annual meeting, you can change your vote either by giving the Company's Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card, which has been received. You may also attend the meeting and vote in person.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank or other nominee, you should return your proxy in the envelope provided by such broker, bank or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

     If you wish to attend the annual meeting and vote your shares in person, you should obtain from your broker, bank or other nominee prior to the annual meeting, the documents required to vote your shares in person at the annual meeting.

     If your shares are held in the name of a broker, and you do not provide instructions on how to vote your shares, the nominee may be able to vote them as it sees fit. Rules 451 and 452 of the New York Stock Exchange, Inc. (the "NYSE") permit a member firm to vote for the directors and/or for the proposal to ratify the selection of independent public accountants, as well as other routine matters, if the member firm holds the shares of the Class A common stock for a beneficial owner and receives no instructions to the contrary by the tenth day before the annual meeting. Rules 576 and 577 of the American Stock Exchange LLC (the "AMEX") are substantially similar to the foregoing NYSE Rules. Rule 2260(c)(2) of the National Association of Securities Dealers, Inc. (the "NASD") permits a NASD member firm to deliver a proxy, with respect to shares of the Class A common stock held by the NASD member firm for a beneficial owner, pursuant to the rules of any national securities exchange (such as the NYSE and the AMEX) to which the NASD member firm is also responsible provided that the records of the member firm clearly indicate which procedure it is following. As a result, if your broker is an exchange member of either NYSE or AMEX and you do not indicate your preference on your proxy, your nominee will be free to vote for or withhold your vote for routine matters, in its discretion. At this time it is not anticipated that there will be any non-routine matters on the agenda. The Company, nevertheless, urges each beneficial owner to instruct the member firm which holds of record the shareholder's shares of the Class A common stock to vote in favor of the two proposals submitted to the shareholders for a vote even though such instruction is not required.

WHO IS SOLICITING MY VOTE?

     The Board of Directors is soliciting your vote.

WHO PAYS FOR THIS PROXY SOLICITATION?

     The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. The Company will reimburse them for their reasonable expenses.

              PROPOSAL NO. 1: ELECTION OF CLASS A/CLASS B DIRECTOR

     We currently have eight directors, each of whom is elected on an annual basis. In accordance with the Company's Bylaws, the number of directors has been fixed at eight. The Certificate of Incorporation of the Company provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together as a single class, elect one director (the Class A/Class B director). This election of one Class A/Class B director by the holders of Class A and Class B common stock voting together is scheduled to take place at the annual meeting of the Company's shareholders. The Board of Directors is soliciting your vote for the Class A/Class B director to be elected at the annual meeting of shareholders. Once elected, the Class A/Class B director will hold office until his or her successor is elected, which should occur at next year's annual meeting of shareholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the seven Class B directors who will be elected at the meeting.

     VOTE REQUIRED. The person receiving the highest number of votes cast by the Class A and Class B shares, voting together, will be elected as the Class A/Class B director. You will have one vote for each of your shares of Class A common stock. Under Delaware law and the Certificate of Incorporation and Bylaws of the Company, shares not cast, whether by abstentions, broker "non-votes" or otherwise, will have no effect on the outcome of the proposal.

     NOMINATIONS. At the annual meeting, Ronald L. Nelson will be nominated for election as the Class A/Class B director. Although we don't know of any reason why Mr. Nelson might not be able to serve, the Board of Directors will propose a substitute nominee to serve if Mr. Nelson is not available for election for any reason.

     Generally, shareholders can nominate persons to be directors. If a shareholder wants to nominate someone, he or she must follow the procedures set forth in the Company's Bylaws. In short, these procedures require the shareholder to timely deliver a notice to the Company's Secretary at the Company's principal executive offices. That notice must contain the information required by the Bylaws about the shareholder proposing the nominee and about the nominee.

     No shareholder nominees have been proposed for this year's annual meeting.

GENERAL INFORMATION ABOUT THE CLASS A/CLASS B DIRECTOR NOMINEE

     Ronald L. Nelson is the director nominee proposed for election by the holders of our Class A and Class B common stock. Mr. Nelson has agreed to be named in this proxy statement and to serve as a director if elected. Further information as of May 24, 2002 about the nominee is set forth below.

     RONALD L. NELSON, 49, has been a director of the Company since November 1999. Mr. Nelson is a founding member of DreamWorks SKG, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTING "FOR" THE CLASS A/CLASS B DIRECTOR NOMINEE.

GENERAL INFORMATION ABOUT THE CLASS B DIRECTOR NOMINEES

     The following information as of May 24, 2002 concerns the seven individuals currently serving as Class B directors, all of whom have been nominated by the Board of Directors for election by the Class B holder, voting as a separate class.

     PAUL G. ALLEN, 49, has been Chairman of the Board of Directors of the Company since July 1999, and Chairman of the board of directors of Charter Investment (a predecessor to, and currently an affiliate of, the

Company) since December 1998. Mr. Allen, cofounder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen's investments include Vulcan Inc., Clear Blue Sky Productions, the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in TechTV Inc., DreamWorks SKG, Wink Communications, Inc. and Oxygen Media. In addition, he is a director of USA Interactive (f/k/a USA Networks, Inc.), TechTV Inc., Vulcan Programming Inc., Vulcan Ventures Incorporated, Vulcan Inc. (f/k/a Vulcan Northwest), Vulcan Cable III Inc. and numerous privately held companies.

     MARC B. NATHANSON, 57, has been a director of the Company since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and since 1998 has served as its chairman. Pursuant to a May 1999 letter agreement, Mr. Nathanson serves as Vice-Chairman and as a director of the Company. See "Executive Compensation -- Employment Agreements."

     NANCY B. PERETSMAN, 48, has been a director of the Company since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY, 37, has been a director of the Company since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Inc, and president and a director of Vulcan Programming and Vulcan Cable
III. Mr. Savoy also serves on the advisory board of DreamWorks SKG and as a director of drugstore.com, InfoSpace, Inc., INVESTools, Inc., Peregrine Systems, Inc., RCN Corporation, USA Interactive, TechTV Inc. and digeo, inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     JOHN H. TORY, 47, has been a director of the Company since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999 Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club, and also serves as Chair of the Canadian Cable Television Association. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

     CARL E. VOGEL, 44, has been a director, President and Chief Executive Officer of the Company since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. Prior to joining the Company, he was a senior vice president of Liberty Media Corp. from November 1999 until October 2001, and chief executive officer of Liberty Satellite and Technology from April 2000 until October 2001. Prior to joining Liberty, Mr. Vogel was an executive vice president and chief operating officer of field operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T's cable broadband properties from June 1999 until November 1999. From June 1998 to June 1999, Mr. Vogel served as chief executive officer of Primestar Inc., a national provider of subscription television services, and from 1997 to 1998, he served as chief executive officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating

Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of OnCommand Corporation, the National Cable and Telecommunications Association, CableLabs and digeo, inc., and sits on the executive committees of CableLabs and the National Cable and Telecommunications Association. Mr. Vogel holds a B.S. degree in finance and accounting from St. Norbert College. His employment agreement provides that he will serve on the Board of Directors of the Company. See "Executive
Compensation -- Employment Agreements."

     LARRY W. WANGBERG, 59, has been a director of the Company since January 2002. Mr. Wangberg has served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, since 1997. He recently announced his intention to step down as the chief executive officer of TechTV Inc., but will remain in his current position until a successor is named and afterwards will continue to serve as a director of TechTV Inc. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

COMMITTEES OF THE BOARD

     During 2001, the standing committees of the Board of Directors were: the Audit Committee, the Compensation Committee, the Option Plan Committee and the Executive Committee.

     The Audit Committee oversees the Company's internal accounting and auditing procedures, reviews audit and examination results and procedures with independent public accountants, oversees reporting of financial information including review of quarterly and annual financial information prior to filing with the Securities and Exchange Commission ("SEC"), determines the objectivity and independence of the independent public accountants and makes recommendations to the Board of Directors as to selection of independent public accountants. The members of the Audit Committee are Ronald L. Nelson, Nancy B. Peretsman and John
H. Tory. Mr. Tory replaced Howard L. Wood following Mr. Wood's resignation as a director in December 2001. The Audit Committee met four times in 2001.

     The Compensation Committee reviews and approves the Company's compensation and benefits programs, and approves compensation for senior management of the Company and its subsidiaries. The members of the Compensation Committee are Paul
G. Allen, Marc B. Nathanson and William D. Savoy. Mr. Wood was also a member of the Compensation Committee until his resignation as a director in December 2001. The Compensation Committee met three times in 2001.

     The Option Plan Committee administers the 1999 Option Plan and the 2001 Stock Incentive Plan and authorize grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof. The Option Plan Committee, which consists of directors Ms. Peretsman and Mr. Nelson, met six times in 2001.

     The Executive Committee may act in place of the full Board of Directors and exercise such powers of the full Board as the Board may delegate to such Committee from time to time. The Executive Committee consists of directors Messrs. Allen, Savoy, Vogel and Nathanson. Mr. Vogel and Mr. Nathanson were appointed to the Executive Committee following Jerald L. Kent's resignation in October 2001. The Executive Committee meets on an informal basis.

     The Board of Directors does not have a standing Nominating Committee.

     In 2001, the full Board of Directors had nine meetings and there were five actions of the Board by written consent. No director attended fewer than 75% of the total number of meetings of the Board and of committees on which he or she served.

DIRECTOR COMPENSATION

     Neither Mr. Kent nor Mr. Vogel, each of whom acted as President and Chief Executive Officer in 2001 and were the only directors that were also employees during 2001, received any additional compensation for serving as a director or attending any meeting of the Board of Directors during 2001. Each of Mr. Tory and Mr. Wangberg, neither of whom is an officer or employee of the Company, was issued 40,000 fully vested options upon joining the Board of Directors in 2001. Also in 2001, directors Allen, Nathanson, Nelson, Peretsman, Savoy, and Wood, none of whom were employees of the Company, each received an annual grant of 10,000 vested options. All directors of the Company are entitled to reimbursement for costs incurred in connection with attendance at Board and committee meetings and may receive additional compensation to be determined.

     Mr. Vogel is party to an employment agreement with the Company. Mr. Kent, prior to his resignation as President, Chief Executive Officer and director in September 2001, was party to an employment agreement with the Company. Mr. Wood, who resigned as a director in December 2001, was a party to a consulting agreement with the Company that terminated on January 18, 2002 and Mr. Nathanson is a party to a letter agreement with the Company. Mr. Vogel's agreement is summarized in "Executive Compensation - Employment Agreements."

     MARC B. NATHANSON LETTER AGREEMENT. Effective as of May 25, 1999, Marc B. Nathanson entered into a letter agreement with the Company for a three-year term. Under this agreement, Mr. Nathanson serves as Vice-Chairman and as a director of the Company. During the term of this agreement, Mr. Nathanson receives a benefit equal to approximately $200,000 per year, which the Company pays to a company controlled by Mr. Nathanson. In addition, Mr. Nathanson is entitled to the rights and benefits provided to other directors of the Company. The Company will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties. As of May 25, 2002, Mr. Nathanson will no longer receive compensation under this agreement.

     HOWARD L. WOOD CONSULTING AGREEMENT. Howard L. Wood was a member of the Board of Directors until December 21, 2001, and also served as a consultant until January 18, 2002. Pursuant to Mr. Wood's consulting agreement, Mr. Wood was entitled to receive annual cash compensation at a rate of $60,000, health benefits, and use of an office and a full-time secretary. The cost of the office and secretary for the year ended December 31, 2001 was $46,666. Compensation owed to Mr. Wood through November 2002 of approximately $78,000 was off-set against amounts owed by Mr. Wood to the Company related to the Company's plane as more fully described in "Certain Relationships and Related Transactions - Other Relationships." The consulting agreement also provided that the Company will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

EXECUTIVE OFFICERS

     Unless otherwise noted below, our executive officers were elected to their positions, and became employees of the Company in November 1999. Prior to that time, they were employees of our affiliate, Charter Investment. The executive officers are elected by the Board of Directors annually following the Annual Meeting of Shareholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE OFFICERS                                                  POSITION
------------------                                                  --------
Paul G. Allen.............................  Chairman of the Board
Carl E. Vogel.............................  President and Chief Executive Officer
David C. Andersen.........................  Senior Vice President -- Communications
David G. Barford..........................  Executive Vice President and Chief Operating Officer
J. Christian Fenger.......................  Senior Vice President of Operations -- Western Division
Eric A. Freesmeier........................  Senior Vice President -- Administration
Thomas R. Jokerst.........................  Senior Vice President -- Advanced Technology Development
Kent D. Kalkwarf..........................  Executive Vice President and Chief Financial Officer
Ralph G. Kelly............................  Senior Vice President -- Treasurer
Paul E. Martin............................  Senior Vice President -- Corporate Controller
David L. McCall...........................  Senior Vice President of Operations -- Eastern Division
Majid R. Mir..............................  Senior Vice President -- Telephony and Advanced Services
John C. Pietri............................  Senior Vice President -- Engineering
Michael E. Riddle.........................  Senior Vice President and Chief Information Officer
Diane Schneiderjohn.......................  Senior Vice President -- Marketing and Programming
William J. Shreffler......................  Senior Vice President of Operations -- Midwest Division
Steven A. Schumm..........................  Executive Vice President and Chief Administrative
                                            Officer
Curtis S. Shaw............................  Senior Vice President, General Counsel and Secretary
Stephen E. Silva..........................  Executive Vice President -- Corporate Development and
                                            Chief Technology Officer

     Information regarding our executive officers who do not also act as directors as of May 24, 2002 is set forth below.

     DAVID C. ANDERSEN, 53, Senior Vice President -- Communications. Mr. Andersen was named to his current position in May 2000. Prior to this he was Vice President of Global Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their communications department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry's highest honor -- the Vanguard Award. He serves on the Board of KIDSNET, the educational non-profit clearinghouse of children's programming, and is a former chairman of the National Captioning Institute's Cable Advisory Board. Mr. Andersen holds a B.S. in Journalism from the University of Kansas.

     DAVID G. BARFORD, 43, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations -- Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     J. CHRISTIAN FENGER, 47, Senior Vice President of Operations -- Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for our North Central Region since 1998. From 1992 until joining us in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor's degree and his master's degree in communications management from Syracuse University's Newhouse School of Public Communications.

     ERIC A. FREESMEIER, 49, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, 52, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. Mr. Jokerst is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 42, Executive Vice President and Chief Financial
Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 44, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

     PAUL E. MARTIN, 41, Senior Vice President -- Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.

     DAVID L. MCCALL, 46, Senior Vice President -- Operations -- Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall was a member of the South Carolina Cable Television Association for ten years and is a member of the Southern Cable Association's Tower Club.

     MAJID R. MIR, 51, Senior Vice President -- Telephony and Advanced
Services. Prior to joining the Company in April 2001, Mr. Mir worked with GENUITY Networks, Inc. as vice president, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as assistant vice president of Core Network Engineering. Mr. Mir served as director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor's of science in systems science from the University of West Florida and holds a master's degree in business administration from the University of South Florida.

     JOHN C. PIETRI, 52, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin -- Oshkosh.

     MICHAEL E. RIDDLE, 43, Senior Vice President and Chief Information
Officer. Prior to joining the Company in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     DIANE SCHNEIDERJOHN, 45, Senior Vice President -- Marketing and Programming. Ms. Schneiderjohn joined the Company in April 2002. Prior to joining the Company, Ms. Schneiderjohn was the Managing Partner for Carlsen Resources' Global Media Division and from 1995 to 2000, she was the Senior Vice President for Turner International Asia Pacific, establishing its marketing organization and advancing to oversee all aspects of distribution sales for Turner products and networks, including CNN. Prior to Turner

International, Ms. Schneiderjohn spent nearly 12 years with Viacom's Cable Division, where she served in a variety of marketing positions including Corporate Vice President of Marketing, Programming and Sales. She has held positions on numerous boards and advisory committees, including the national board of Women in Cable and Telecommunications (WICT) and the national board of the National Association of Minorities in Communications (NAMIC). Ms. Schneiderjohn holds a B.S. degree from the University of California, Berkeley.

     STEVEN A. SCHUMM, 49, Executive Vice President and Chief Administrative Officer. Prior to becoming Executive Vice President and Chief Administrative Officer in May 2002, Mr. Schumm acted as Executive Vice President and Assistant to the President. Before joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University. He is member of the board of directors of TVGateway, LLC.

     CURTIS S. SHAW, 53, Senior Vice President, General Counsel and
Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

     WILLIAM J. SHREFFLER, 48, Senior Vice President of Operations -- Midwest Division. Mr. Shreffler was promoted to his current position in January 2002, having previously served as Vice President of Operations for the Michigan region. Prior to joining the Company in 1999, Mr. Shreffler acted as a Managing Director of Cablevision. Between 1995 and 1999, he held various positions with Century Communications, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffler acted as the Regional Controller for American Cable Systems and, following the acquisition of American by Continental Cablevision, as its General Manager in its Chicago region. Mr. Shreffler holds degrees from Robert Morris College and Duquesne University and is obtaining a master's degree in business from Lewis University in Chicago.

     STEPHEN E. SILVA, 42, Executive Vice President and Chief Technical
Officer. Mr. Silva joined Charter Investment in 1995 as Director of Billing Services. Prior to his promotion to Executive Vice President and Chief Technical Officer in October 2001, he was Senior Vice President -- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer, including implementing the first interactive services test in the cable industry and designing national and regional data centers and data network architectures for various multiple system operators such as TCI, Time Warner, Viacom, SNET and Cox Communications. Mr. Silva also has been a leader in developing the convergence of voice and video services in the cable industry.

                             EXECUTIVE COMPENSATION

     The following report and the performance graph on page 28 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation and benefit programs and approves compensation for senior management of the Company and its subsidiaries.

     In order to attract and retain well qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are competitive with the salaries paid to executives in the cable or competitive telecommunications industries. In addition, to align executive compensation with the Company's business strategies, values and management initiatives, both short and long term, the Compensation Committee may recommend to the Board of Directors or authorize the payment of discretionary bonuses based upon an assessment of each executive's contributions to the Company and the Company's performance during the period covered by the bonus consideration. Except as noted below, executive officer compensation determinations are made based upon the recommendations of the Company's President and Chief Executive Officer. The Board's practices in determining executive compensation reflect subjective criteria, and in large part are influenced by reported operating results and other quantitative and qualitative measurements. The Compensation Committee approved, and the Board of Directors ratified, the determination to enter into long-term employment agreements with and issue restricted stock grants and options to Messrs. Vogel, Barford and Kalkwarf. These grants were approved the Option Plan Committee. The Option Plan Committee approved the determination to issue restricted stock grants and options to Messrs. McCall and Silva.

     The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued best efforts and diligence, and helps align their interests with those of the shareholders. To facilitate these objectives, options have been granted to executives (as well as other employees and directors) under the Charter Communications 1999 Option Plan and the Charter Communications 2001 Stock Incentive Plan, and restricted stock has been granted pursuant to the 2001 Stock Incentive Plan to executives with long-term employment agreements. The Option Plan Committee, comprised of directors Ms. Peretsman and Mr. Nelson, administer the 1999 Option Plan and the Charter Communications 2001 Stock Incentive Plan.

     In 2001, in conjunction with Jerald L. Kent's resignation as President, Chief Executive Officer and director, the Company evaluated a number of new compensation issues in conjunction with the transition to a new president and chief executive officer. As part of the transition, the Compensation Committee frequently worked in collaboration with the full Board of Directors concerning executive officer transition matters, including approval of certain of the employment agreements described in the section "-- Employment Agreements." The Compensation Committee and the Option Plan Committee approved the issuance and grant of the restricted stock and options pursuant to these employment agreements, which are detailed in section below "-- Employment Agreements."

     In September and October, as a result of Mr. Kent's resignation as President and Chief Executive Officer, members of the Board of Directors, negotiated a separation agreement with Mr. Kent, conducted a search for a new president and chief executive officer and negotiated employment agreements with Mr. Vogel, who became the Company's President and Chief Executive Officer in October 2001, and with certain existing executive officers. The Compensation Committee approved, and the Board of Directors ratified, the determination to enter into long-term employment agreements with and issue restricted stock grants and options to Messrs. Vogel, Barford and Kalkwarf. These grants were approved the Option Plan Committee. The

Option Plan Committee approved the determination to issue restricted stock grants and options to Messrs. McCall and Silva.

     In January 2002, the Compensation Committee approved salary adjustments with respect to 2002 for executive officers, and determined the bonuses for the year ended 2001 for executive officers of the Company. Messrs. Kalkwarf, Barford, McCall and Silva also received set bonuses for the year ended 2001 pursuant to the terms of his respective employment agreement described below in "-- Employment Agreements."

     Howard L. Wood was a member of the Compensation Committee, until his resignation in December 2001.

     Chief Executive Officer Compensation. In accordance with Mr. Kent's employment agreement, Mr. Kent's base salary for 2001 was $1,500,000. In addition, Mr. Kent received $115,384 as payment for vacation time that had accrued at the time of his departure. Pursuant to Mr. Kent's separation agreement, in addition to his pro rated salary, Mr. Kent received a bonus of $900,000 and the right to direct charitable contributions of up to $500,000 in his name based on the following factors: (a) his formula bonus entitlement provisions under his employment agreement; (b) the Company's accomplishments in rebuilding its cable systems, converting to digital service and rolling out additional services; (c) the Company's successful capital debt financing; (d) the operating performance of the Company and its subsidiaries through the termination date; and (e) the level and value of the contributions that the Board of Directors believes Mr. Kent made to the Company in 2001.

     Mr. Vogel became President and Chief Executive Officer in October 2001, and is party to an Employment Agreement dated October 8, 2001, providing for a base salary of $1,000,000, and a bonus not to exceed $500,000. Upon the recommendation of the Compensation Committee, the Board of Directors approved a bonus for the year ended 2001 for Mr. Vogel in the amount of $125,000 based on the formula bonus entitlement provisions under his employment agreement and the level and value of the contributions that the Board of Directors believes Mr. Vogel made to the Company since joining in October 2001.

PAUL G. ALLEN
WILLIAM D. SAVOY
MARC B. NATHANSON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2001, the Compensation Committee of the Company was comprised of Messrs. Paul G. Allen, William D. Savoy, and Marc B. Nathanson, and also included Howard
L. Wood until his resignation from the Board of Directors in December 2001. Since February 2000, executive officer compensation matters, including option grants, have been delegated to the Compensation Committee. In 2001, Nancy B.Peretsman and Ronald L. Nelson served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan.

     With the exception of Mr. Allen (who serves as Chairman of the Board), during 2001 and through the date hereof, no other member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries. Mr. Wood served as a consultant to the Company in 2001, and prior to February 1999, served as an officer of Charter Investment and various subsidiaries. Transactions between the Company and certain members of the Compensation Committee are more fully described in "-- Director Compensation" and in "Certain Relationships and Related Transactions -- Other Relationships."

     With the exception of Mr. Allen, none of the executive officers of the Company serve on the compensation committee of any other company that has an executive officer currently serving on the Board of Directors, Compensation Committee or Option Plan Committee of the Company or any of its affiliates. With the exception of Mr. Allen, none of the executive officers of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee or Option Plan Committee of the Company or any of its affiliates. Mr. Allen is a director of DreamWorks SKG, which employs Mr. Nelson as an executive officer, and is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employ Mr. Savoy as an executive officer. Mr. Allen also is a director of and indirectly owns 97.7% of TechTV, of which Mr. Wangberg, one of our directors, is the chairman, chief executive officer and a director. Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation paid for services rendered to executive officers of the Company for the fiscal years ended December 31, 1999, 2000 and 2001, including individuals who served as Chief Executive Officer during 2001 and each of the other four most highly compensated executive officers as of December 31, 2001. Prior to November 1999, such executive officers had received their compensation from Charter Investment. Commencing in November 1999, such officers received their compensation from the Company. Pursuant to a mutual services agreement between the Company, Charter Investment and Charter Communications Holding Company, each entity leases the personnel and provides services to each of the others, including the knowledge and expertise of their respective officers, that are reasonably requested to manage Charter Communications Holding Company and the cable systems owned by its subsidiaries. See "Certain Relationships and Related Transactions -- Management and Consulting Agreements."

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                            AWARD
                                                 ANNUAL COMPENSATION              -------------------------
                                      -----------------------------------------   RESTRICTED
                             YEAR                                  OTHER ANNUAL     STOCK       SECURITIES     ALL OTHER
NAME AND                     ENDED                  BONUS          COMPENSATION     AWARDS      UNDERLYING    COMPENSATION
PRINCIPAL POSITION          DEC. 31   SALARY($)    ($)(1)             ($)(2)        ($)(3)      OPTIONS(#)       ($)(4)
------------------          -------   ---------   ---------        ------------   ----------   ------------   ------------
Carl E. Vogel(5)..........   2001      207,692      546,000(7)        17,463(12)    513,000     3,400,000         8,986(15)
  President and Chief
  Executive Officer
Steven A. Schumm..........   2001      435,000      402,000(8)(a)         --             --       165,000         5,250
  Executive Vice President   2000      410,000      444,000(8)(b)         --             --            --         2,040
                             1999      400,000       60,000               --             --       782,681         1,920
David G. Barford..........   2001      330,769      495,875(9)(a)     79,739(13)    449,625     1,135,000         5,250
  Executive Vice President   2000      255,000      250,500(9)(b)         --             --        40,000         5,250
  and Chief Operating        1999      235,000       80,000               --             --       200,000         7,000
  Officer
Kent D. Kalkwarf..........   2001      330,769      495,875(10)(a)        --        449,625     1,160,000         5,250
  Executive Vice President   2000      225,000      250,500(10)(b)        --             --        40,000         5,250
  and Chief Financial        1999      180,000       80,000               --             --       200,000         2,586
  Officer
David L. McCall...........   2001      300,000      413,150(11)(a)        --        366,450       300,000         5,250
  Senior Vice President of   2000      225,000      283,625(11)(b)        --             --        25,000         4,237
  Operations -- Eastern      1999      149,656      108,800               --             --       200,000           505
  Division
Jerald L. Kent(6).........   2001     1,615,385     900,000           98,733(14)         --            --       506,915(16)
  Former President and       2000     1,250,000   1,000,000          127,005(14)         --            --         5,250
  Chief Executive Officer    1999     1,250,000     625,000           76,799(14)         --            --         4,000

---------------
     (1) Where indicated, includes grants of restricted stock during 2001 under the Charter Communications 2001 Stock Incentive Plan to officers specified below that were immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. The value as of the grant date based on the closing market price of those shares that were vested immediately is included in the table for the employee's bonus amount for 2001. Also, where indicated, includes "stay" bonus in form of principal and interest forgiven under employee's promissory note, as more fully described in "-- Employment Agreements." Unless otherwise indicated, includes only bonus for services rendered in the applicable fiscal year.

     (2) Includes other non-cash compensation, unless the aggregate amount does not exceed the lesser of $50,000 or 10% of such officer's total annual salary and bonus shown in the table.

     (3) Includes grants of restricted stock during 2001 under the Charter Communications 2001 Stock Incentive Plan, as follows: (i) Carl E. Vogel, 50,000 shares as of October 8, 2001; (ii) David G. Barford, 50,000 shares as of September 28, 2001; (iii) Kent D. Kalkwarf, 50,000 shares as of September 28, 2001; and (iv) David C. McCall, 35,000 shares as of September 28, 2001. The restricted shares were immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. The value as of the date of grant based on the closing market price of those shares that were vested immediately is disclosed in the "Bonus" column of the table. The value as of the date of grant based on the closing market price of the unvested restricted shares is disclosed in the table. Pursuant to the terms of these employees' restricted stock agreement, each is entitled to any cash and/or stock dividends on the restricted shares. At December 31, 2001 based on a per share closing market price of $16.43 for the Class A common stock, the aggregate number (and value) for each of the officers holding outstanding restricted stock was: Mr. Vogel 37,500 ($616,125); Mr. Barford 37,500 ($616,125); Mr. Kalkwarf 37,500 ($616,125); and Mr. McCall: 26,250
         shares ($431,288).

     (4) Unless otherwise noted, includes only matching contributions under the Company's 401(k) plan.

     (5) Mr. Vogel became the Chief Executive Officer of the Company in October 2001.

     (6) As of September 28, 2001, Mr. Kent no longer served as President and Chief Executive Officer; his bonus for 2001 was provided for in the agreement regarding his termination. See "-- Employment Agreements" for additional information.

     (7) Includes: (i) $171,000, representing the value based on the closing market price on October 8, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Vogel's restricted stock grant; (ii) a one-time signing bonus of $250,000; and
         (iii) $125,000 awarded as a bonus for services performed in 2001.

 (8)(a) Includes: (i) "stay" bonus of $342,000 representing the principal and interest forgiven under employee's promissory note; and (ii) $60,000 awarded as a bonus for services performed in 2001.

 (8)(b) Includes: (i) "stay" bonus of $321,000 representing the principal and interest forgiven under employee's promissory note; and (ii) $123,000 awarded as a bonus for services performed in 2000.

 (9)(a) Includes: (i) $149,875, representing the value based on the closing market price on September 28, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Barford's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $175,000 awarded as a bonus for services performed in 2001.

 (9)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $90,000 awarded as a bonus for services performed in 2000.

(10)(a) Includes: (i) $149,875, representing the value based on the closing market price on September 28, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Kalkwarf's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $175,000 awarded as a bonus for services performed in 2001.

(10)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $90,000 awarded as a bonus for services performed in 2000.

(11)(a) Includes: (i) $122,150, representing the value based on the closing market price on October 30, 2001, the original grant date, of 8,750 shares of Class A common stock, the vested portion of Mr. McCall's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $120,000 awarded as a bonus for services performed in 2001.

(11)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $123,125 awarded as a bonus for services performed in 2000.

   (12) Includes $17,463 attributed to personal use of corporate airplane.

   (13) Includes $79,739 for reimbursement for purchase of a car.

   (14) For 2001, includes $98,733 attributed to personal use of corporate airplane. For 2000, includes $35,499 attributed to personal use of a corporate airplane and $85,214 as reimbursement for a car purchased in 2000. For 1999, includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of corporate airplane.

   (15) Includes: (i) $7,500 as reimbursement for legal expenses; and (ii) $1,486 paid by us for COBRA expenses.

   (16) Includes: (i) $500,000 paid by the Company to charities designated by Mr. Kent, pursuant to Mr. Kent's agreement regarding termination; (ii) $5,250 contributed by the Company under its 401(k) plan; and (iii) $1,665 paid by us for COBRA expenses following termination of employment. See "-- Employment Agreements" for additional information.

2001 OPTION GRANTS

     The following table shows individual grants of options made to executive officers named in the Summary Compensation Table during 2001. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Class A common stock.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                         NUMBER OF      % OF TOTAL                                   ANNUAL RATE OF
                        SECURITIES       OPTIONS                                STOCK PRICE APPRECIATION
                        UNDERLYING      GRANTED TO                                 FOR OPTION TERM(2)
                          OPTIONS       EMPLOYEES     EXERCISE     EXPIRATION   -------------------------
NAME                   GRANTED(#)(1)     IN 2001     PRICE($/SH)      DATE         5%($)        10%($)
----                   -------------    ----------   -----------   ----------   -----------   -----------
Carl E. Vogel........    3,400,000(3)     11.57%       $13.68       10/07/11    $29,251,147   $74,128,149
Steven A. Schumm.....       25,000(4)      0.09%        23.09       02/12/11        363,029       919,988
                           140,000(5)      0.48%        11.99        9/28/11      1,055,663     2,675,256
David G. Barford.....      185,000(4)      0.63%        23.09        2/12/11      2,686,418     6,807,910
                           200,000(5)      0.68%        11.99        9/28/11      1,508,089     3,821,794
                           750,000(6)      2.55%        11.99        9/28/11      5,655,335    14,331,729
Kent D. Kalkwarf.....      210,000(4)      0.71%        23.09        2/12/11      3,049,447     7,727,898
                           200,000(5)      0.68%        11.99        9/28/11      1,508,089     3,821,794
                           750,000(6)      2.55%        11.99        9/28/11      5,655,335    14,311,729
David L. McCall......      150,000(4)      0.51%        23.09        2/12/11      2,178,177     5,519,927
                           150,000(5)      0.51%        11.99        9/28/11      1,131,067     2,866,346
Jerald L. Kent.......           --           --            --             --             --            --

---------------
(1) Options are transferable under limited conditions, primarily to accommodate estate planning purposes.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3) These options vested as to 25% on date of grant of October 8, 2001, with the remainder vesting in 36 equal monthly installments commencing approximately 15 months from the grant date.

(4) These options vest annually in four equal installments commencing on the first anniversary following the grant date of February 12, 2001.

(5) These options vest annually in four equal installments commencing on the first anniversary following the grant date of September 28, 2001.

(6) These options vested as to 25% on date of grant of September 28, 2001, with the remainder vesting in 36 equal monthly installments commencing approximately 15 months from the grant date.

2001 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth, for the officers named in the Summary Compensation Table, information concerning options, including the number of securities for which options were held at December 31, 2001, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of the Class A common stock on December 31, 2001) and the value of unexercised options as of December 31, 2001:

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SECURITIES                    DECEMBER 31, 2001(#)(1)       DECEMBER 31, 2001($)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Carl E. Vogel...............       --            --         850,000       2,550,000     $2,337,500     $7,012,500
Steven A. Schumm............       --            --         456,563         491,118             --        621,600
David G. Barford............       --            --         318,832       1,056,168        832,500      2,497,500
Kent D. Kalkwarf............       --            --         318,832       1,081,168        832,500      2,497,500
David L. McCall.............       --            --         125,832         399,168             --        666,000
Jerald L. Kent..............       --            --              --              --             --             --

---------------
(1) Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of the Class A common stock. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of the Class A common stock.

(2) Based on a per share market value of $16.43 for the Class A common stock.

OPTION/STOCK INCENTIVE PLANS

     We grant stock options, restricted stock and other incentive compensation pursuant to two plans -- the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Communications Holding Company to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates and current and prospective non-employee directors of the Company. Membership units received upon exercise of any options are immediately exchanged for shares of the Class A common stock on a one-for-one basis.

     The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date.

     Together, the plans allow for the issuance of up to an aggregate of 60,000,000 shares of the Class A common stock (or units exchangeable for Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At March 31, 2002, 525,072 shares had been issued under the plans, of which 165,750 shares continue to be subject to vesting under restricted stock agreements. Of the remaining 59,474,928 shares covered by the plans, as of March 31, 2002, 47,168,567 were subject to outstanding options (26.1% of which are vested) and 12,306,361 remain available for future grant.

     The Board of Directors of the Company appointed Nancy B. Peretsman and Ronald L. Nelson as members of the Option Plan Committee to administer and authorize grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof.

     Upon a change of control, the Option Plan Committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee's or grantee's employment is terminated without "cause" or for "good reason" during the 12-month period following a "change in control" (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance units will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

     Unless sooner terminated by the Board of Directors of the Company, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

EMPLOYMENT AGREEMENTS

     Messrs. Vogel, Barford, Kalkwarf, McCall and Silva each are employed by the Company under separate employment agreements that terminate on December 31, 2005. Below is a table listing the position, salary and bonus of each employee and the stock options and restricted stock shares received by each employee under his agreement:

                                                                     STOCK    RESTRICTED
                                                       ANNUAL       OPTIONS     SHARES
NAME                             POSITION            BASE SALARY   RECEIVED    RECEIVED          ANNUAL BONUS
----                   ----------------------------  -----------   ---------  ----------   -------------------------
Carl E. Vogel........  President and Chief           $1,000,000    3,400,000    50,000     Up to $500,000
                       Executive Officer
David G. Barford.....  Executive Vice President and  $  350,000      750,000    50,000     50% of base, according to
                       Chief Operating Officer                                             Executive Bonus Policy;
                                                                                           Discretionary Bonus
Kent D. Kalkwarf.....  Executive Vice President and  $  350,000      750,000    50,000     50% of base, according to
                       Chief Financial Officer                                             Executive Bonus Policy;
                                                                                           Discretionary Bonus
David L. McCall......  Senior Vice President of      $  300,000           --    35,000     40% of base, according to
                       Operations -- Eastern                                               Executive Bonus Policy;
                       Division                                                            Discretionary Bonus
Stephen E. Silva.....  Executive Vice President --   $  300,000           --    36,000     50% of base, according to
                       Corporate Development and                                           Executive Bonus Policy;
                       Chief Technology Officer                                            Discretionary Bonus

     The options and restricted shares generally vested 25% on the grant date, with the remainder to vest in 36 equal monthly installments beginning on or about the 15th month after the grant date. Generally, the agreements provide that if the employee is terminated without cause, then a specified portion of the remaining unvested options and restricted stock will vest immediately.

     All five agreements provide that the employee is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of the Company. Mr. Vogel's agreement provides that he will be reimbursed by the Company for the cost of term life insurance in the amount of $5.0 million. The other four agreements provide that, to the extent the Company does not provide life insurance in an amount at least equal to the unpaid amount of the employee's base salary through the end of the term of his agreement, the Company will continue to pay his estate an amount equal to his base salary in installments through the end of the term. Each of the agreements contain non-solicitation and confidentiality provisions applicable to each employee. Each of Mr. Vogel, Mr. Barford, and Mr. Kalkwarf is entitled to the use of a car in accordance with his agreement. Mr. Vogel's agreement provides that he is entitled to the reimbursement of fees and dues for his membership in a country club of his choice. The base salary of any employee may be increased at the discretion of the Board of Directors of the Company.

     Each agreement provides that, if it is terminated by the Company without cause or by the employee for good reason (including due to a change in control of the Company), the Company will pay to the applicable employee an amount equal to the aggregate base salary due to the employee for the remaining term and a full prorated bonus for the year in which the termination occurs. In addition, each agreement provides that the Company will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his duties.

     Mr. Vogel's agreement provides for automatic one-year renewals and that the Company will cause him to be elected to the Board of Directors of the Company without any additional compensation.

     JERALD L. KENT. Effective September 28, 2001, Jerald L. Kent resigned as President, Chief Executive Officer and director of the Company and all of its subsidiaries. Pursuant to the terms of Mr. Kent's separation agreement, Mr. Kent's employment agreement with the Company terminated effective September 28, 2001 and all of Mr. Kent's options covering shares of Class A common stock of the Company and Charter Communications Holding Company membership units were cancelled. Pursuant to the terms of the separation agreement, Mr. Kent was entitled to: receive his prorated base salary of $1.5 million through December 23, 2001; a $900,000 separation bonus; the right to direct charitable contributions by the Company of up to $500,000; retain ownership of the vehicle provided to Mr. Kent under his employment agreement; and, through December 23, 2001, the right to use the corporate plane. Mr. Kent agreed to provide consulting services to the Company through December 23, 2001. Mr. Kent's indemnification rights under the employment agreement described below are still in effect.

     Mr. Kent's employment agreement provided that during the initial term, Mr. Kent would receive an annual base salary of $1.25 million, or such higher rate as was from time to time determined by the Company's Board of Directors in its discretion, and an annual bonus up to $625,000, in an amount determined by the Board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets. The Company also agreed to cause Mr. Kent to be elected to the Company's Board of Directors without any additional compensation. Effective for 2001, Mr. Kent's base salary was increased to $1.5 million.

     Under the employment agreement, Mr. Kent was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of the Company Mr. Kent was entitled to be reimbursed by the Company for life insurance premiums of up to $30,000 per year and was granted personal use of the corporate airplane. Mr. Kent also was entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. In 2001, Mr. Kent did not avail himself of reimbursement for life insurance premiums or country club dues.

     The employment agreement further provided that the Company would indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

STAY BONUSES

     Certain of the Company's executive officers were issued "stay bonuses" in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes and interest is forgiven at the end of each of the first three anniversaries of the issue date, as long as the employee is still employed by the issuer of the bonus or any of its affiliates. Generally, the promissory notes bear interest at 7% per year. The following table provides certain information about such notes as of December 31, 2001 with respect to our current executive officers:

                                                                                 OUTSTANDING
                                                                                  PRINCIPAL
                                                                                BALANCE AS OF
INDIVIDUAL                                                     ISSUE DATE     DECEMBER 31, 2001
----------                                                    ------------    -----------------
David C. Andersen...........................................    April 2000        $100,000
David G. Barford(1).........................................  January 1999         150,000
J. Christian Fenger(1)......................................  January 1999          50,000
Eric A. Freesmeier(1).......................................  January 1999         150,000
Thomas R. Jokerst(1)........................................  January 1999         150,000
Kent D. Kalkwarf(1).........................................  January 1999         150,000
Ralph G. Kelly(1)...........................................  January 1999         150,000
David L. McCall(1)..........................................  January 1999         150,000
Paul E. Martin(1)...........................................    March 2000          75,000
Majid R. Mir................................................    March 2001         240,000
John C. Pietri(1)...........................................  January 1999          75,000
Michael Riddle..............................................  October 1999          15,000
Steven A. Schumm(1).........................................  January 1999         300,000
Curtis S. Shaw(1)...........................................  January 1999         150,000
Stephen E. Silva(1).........................................  January 1999         100,000

---------------
(1) As of February 22, 2002, the remaining principal and accrued interest on these notes was forgiven, so that these notes are no longer outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Class A common stock as of May 24, 2002 by:

     - each of the directors of the Company;

     - the current chief executive officer and the executive officers of the Company named in the Summary Compensation Table;

     - all directors and executive officers of the Company as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding the Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of the Class A common stock is entitled to one vote per share; and

     - each holder of the Class B common stock is entitled to a number of votes based on the number of such holder's and his affiliates' shares of Class B common stock and membership units of Charter Communications Holding Company exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit of Charter Communications Holding Company held by him or his affiliates.

                                                 UNVESTED                     CLASS A
                                                RESTRICTED     CLASS A        SHARES
                                 NUMBER OF       CLASS A       SHARES      RECEIVABLE ON                  CLASS B
                               CLASS A SHARES     SHARES     RECEIVABLE     CONVERSION/    NUMBER OF      SHARES
                                (VOTING AND      (VOTING     ON EXERCISE    EXCHANGE OF     CLASS B    RECEIVABLE ON         % OF
NAME AND ADDRESS OF              INVESTMENT       POWER       OF VESTED      SR. NOTES      SHARES      EXCHANGE OF         EQUITY
BENEFICIAL OWNER                 POWER)(1)       ONLY)(2)    OPTIONS(3)     OR UNITS(4)    OWNED(4)      UNITS(4)           (4)(5)
-------------------            --------------   ----------   -----------   -------------   ---------   -------------        ------
Paul G. Allen(7).............    13,431,870                      10,000                     50,000      339,132,031(7)      55.63%
Charter Investment(8)........            --                          --                                 222,818,858(8)      43.06%
Vulcan Cable III(9)..........            --                          --                                 116,313,173(9)(10)  28.30%
Carl E. Vogel................        12,500       37,500        850,000                                                         *
John H. Tory.................            --                      40,000                                                         *
Marc B. Nathanson(11)........     9,038,435                      50,000                                                      3.08%
Ronald L. Nelson.............        50,000                      50,000                                                         *
Nancy B. Peretsman...........        60,000                      50,000                                                         *
William D. Savoy.............            --                      50,000                                   1,016,204(10)         *
Larry W. Wangberg............         3,000                      40,000                                                         *
Steven A. Schumm(12).........         5,940                     554,126                                                         *
David G. Barford.............        15,000       37,500        393,083                                                         *
Kent D. Kalkwarf.............        24,500       37,500        393,333                                                         *
David L. McCall..............        15,950       26,250        189,583                                                         *
All current directors and
  executive officers as a
  group (26 persons).........    22,797,220      165,750      3,963,372                     50,000      339,132,031         57.49%
Jerald L. Kent(13)...........        34,000                                                                                     *
Massachusetts Financial
  Services Company(14).......    23,226,940                                                                                  7.88%
Fidelity Management &
  Research Company(15).......    15,634,140                                                                                  5.31%
AT&T Corp.(16)...............                                               24,273,943                                       7.61%


                                % OF
                               VOTING
NAME AND ADDRESS OF            POWER
BENEFICIAL OWNER               (5)(6)
-------------------            ------
Paul G. Allen(7).............  92.37%
Charter Investment(8)........      *
Vulcan Cable III(9)..........      *
Carl E. Vogel................      *
John H. Tory.................      *
Marc B. Nathanson(11)........      *
Ronald L. Nelson.............      *
Nancy B. Peretsman...........      *
William D. Savoy.............      *
Larry W. Wangberg............      *
Steven A. Schumm(12).........      *
David G. Barford.............      *
Kent D. Kalkwarf.............      *
David L. McCall..............      *
All current directors and
  executive officers as a
  group (26 persons).........  92.64%
Jerald L. Kent(13)...........      *
Massachusetts Financial
  Services Company(14).......      *
Fidelity Management &
  Research Company(15).......
AT&T Corp.(16)...............      *

---------------
  *  Less than 1%.

 (1) Includes shares for which the named person has:
        - sole voting and investment power; or
        - shared voting and investment power with a spouse.
      Does not include shares that may be acquired through exercise of options.

 (2) Includes unvested shares of restricted stock issued under the 2001 Stock Incentive Plan, as to which the applicable employee has sole voting power but not investment power.

 (3) Includes shares of Class A common stock issuable upon exercise of options vested on or before July 23, 2002 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

 (4) Beneficial ownership is determined in accordance with Rule 13d-3. The beneficial owners of the Class B common stock, Charter Communications Holding Company membership units, CC VIII, LLC membership units and convertible senior notes of the Company are deemed to be beneficial owners of an equal number of shares of the Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (5) The calculation of this percentage assumes for each person that:
        - 294,646,658 shares of Class A common stock are currently issued and outstanding;
        - 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;
        - the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.75% or 4.75% convertible senior notes;
        - the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by July 23, 2002; and
        - that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.
        - A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of the Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

 (6) The calculation of this percentage assumes that equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by each of Vulcan Cable III and Charter Investment have not been exchanged for shares of Class A common stock); and that outstanding membership units of CC VIII, LLC beneficially owned by AT&T Corp. have not been exchanged for shares of Class A common stock.

 (7) The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. The total listed includes:
        - 222,818,858 membership units in Charter Communications Holding Company held by Charter Investment; and
        - 116,313,173 membership units in Charter Communications Holding Company held by Vulcan Cable III

 (8) Includes 222,818,858 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

 (9) Includes 116,313,173 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10) Includes 1,016,204 shares issuable upon exchange of membership units that may be acquired by Mr. Savoy upon exercise of options from Vulcan Cable III that have vested or will vest by July 23, 2002.

(11) Consists of the following shares:
        - 4,023,336 shares for which he has sole investment and voting power;
        - 4,348,267 shares for which he has shared investment and voting power; and
        - 400,445 shares for which he has sole investment power and shared voting power.

(12) Includes 3,700 shares for which Mr. Schumm has shared investment and voting power.

(13) As of September 28, 2001, Jerald L. Kent no longer served as President, Chief Executive Officer and Director.

(14) Beneficial ownership based on the shareholder's most recent Form 13F or 13G filing, as applicable, with the SEC as of March 31, 2002. Consists of 22,903,771 shares over which the shareholder has sole voting power and 323,169 shares over which the shareholder has no voting power. The address of this person is: 500 Boylston Street, Boston, MA 02116.

(15) Based on the shareholder's most recent Form 13F or 13G filing, as applicable, with the SEC as of March 31, 2002. Consists of 614,000 shares over which the shareholder has sole voting power and 15,020,140 shares over which the shareholder has no voting power. The address of this person is: c/o FMR Corp., 82 Devonshire Street, Boston, MA 02116.

(16) Beneficial ownership based on the shareholder's most recent Form 13G filing with the SEC, and includes Class A shares issuable upon exchange of 24,273,943 preferred membership units in CC VIII held by subsidiaries of AT&T Corp. (TCI Bresnan LLC and TCID of Michigan, Inc.) that were sellers in the Bresnan acquisition. The units are exchangeable at any time for shares of Class A common stock on a one-for-one basis. The address of this person is: 32 Avenue of the Americas, New York, New York 10013.

PERFORMANCE GRAPH

     The graph below shows the cumulative total return on the Company's Class A common stock for the period from November 8, 1999, the date of the initial public offering of the Company's Class A common stock, through December 31, 2001, in comparison to the cumulative total return on Standard & Poor's 500 Index and a peer group consisting of the four national cable operators that are most comparable to the Company in terms of size and nature of operations. These four are: Adelphia Communications Corporation, Cablevision Systems Corporation, Comcast Corporation, and Cox Communications, Inc. The results shown assume that $100 was invested on November 9, 1999 and that all dividends were reinvested at the frequency with which such dividends were paid during the applicable fiscal year.

                COMPARISON OF 26-MONTH CUMULATIVE TOTAL RETURN*
            AMONG CHARTER COMMUNICATIONS, INC., THE S & P 500 INDEX
                                AND A PEER GROUP

[LINE GRAPH]

                                                         CHARTER
                                                     COMMUNICATIONS,
                                                          INC.                      S & P 500                  PEER GROUP
                                                     ---------------                ---------                  ----------
11/9/99                                                  100.00                      100.00                      100.00
12/99                                                    115.13                      108.04                      115.20
3/00                                                      75.41                      110.52                      101.03
6/00                                                      86.51                      107.58                       96.51
9/00                                                      85.61                      106.54                       88.74
12/00                                                    119.41                       98.20                      102.14
3/01                                                     119.08                       86.56                       96.63
6/01                                                     122.89                       91.63                       96.34
9/01                                                      65.16                       78.18                       79.82
12/01                                                     86.47                       86.53                       82.79

* $100 INVESTED ON 11/9/99 IN STOCK OR ON 10/31/99 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

     MANAGEMENT ARRANGEMENTS. The Company has entered into management arrangements with Charter Communications Holding Company and certain of its subsidiaries. Under these agreements, the Company provides management services for and operates the cable television systems owned or acquired by its subsidiaries. The management agreements covering the CC VI and CC VII companies limit management fees payable to the Company to 5% of gross revenues. Under the arrangement covering all of our other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Communications Holding Company and all of its subsidiaries is limited to the amount necessary to reimburse the Company for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees the Company is obligated to pay under the mutual services agreement described below. Payment of management fees by the Company's operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by the Company and accrued as a liability of such subsidiaries.

     Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     For the three months ended March 31, 2002 and the year ended December 31, 2001, the Company received a total of approximately $2.0 million and $6.2 million, respectively, as management fees from Charter Communications Holding Company and its subsidiaries, exclusive of amounts being paid to Charter Communications Holding Company pursuant to the mutual services agreement described below.

     MUTUAL SERVICES AGREEMENT. During 2001, pursuant to a mutual services agreement between the Company, Charter Communications Holding Company and Charter Investment, Charter Communications Holding Company leased the necessary personnel and provided services on a cost-reimbursement basis to the Company to manage its subsidiaries. The mutual services agreement provides that each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by the Company. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the three months ended March 31, 2002 and the year ended December 31, 2001, the Company paid approximately $13.4 million and $50.7 million, respectively, to Charter Communications Holding Company for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to the Company pursuant to a management arrangement with subsidiaries. Because Charter Investment personnel became employees of Charter Communications Holding Company effective January 1, 2001, Charter Investment no longer provides services pursuant to the terms of the agreement. See
"-- Management Arrangements."

     CONSULTING AGREEMENT. Charter Communications Holding Company is a party to a consulting agreement with Vulcan Inc. (f/k/a Vulcan Northwest) and Charter Investment. Pursuant to this consulting agreement, Vulcan Inc. provides and, through January 2001, Charter Investment provided, advisory, financial and other consulting services with respect to the acquisitions by Charter Communications Holding Company of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but has and will continue to automatically renew for successive one-year terms unless otherwise terminated. The consulting agreement provides for a fee equal to 1% of the aggregate value of any acquisition by Charter Communications Holding Company or any of its affiliates, for which Vulcan provides services, as well as reimbursement of reasonable out-of-pocket expenses incurred and indemnification.

     PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT. Prior to November 12, 1999, Charter Investment provided management and consulting services to our operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. For the three months ended March 31, 2002 and the year ended December 31, 2001, the Company's subsidiaries did not pay any fees to Charter Investment to reduce management fees payable. As of March 31, 2002 and December 31, 2001, total management fees payable to Charter Investment were $13.8 million and $13.8 million, respectively, exclusive of any interest that may be charged.

     CHARTER COMMUNICATIONS HOLDING COMPANY LIMITED LIABILITY
AGREEMENT -- TAXES. The amended and restated limited liability company agreement of Charter Communications Holding Company contains certain provisions regarding the allocation of tax losses and profits among its members -- Vulcan Cable III, Charter Investment and us -- that may result in different tax consequences than would otherwise occur if Charter Communications Holding Company had allocated profits and losses among its members based generally on the number of common membership units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies" in the 2001 Financial Report attached as Appendix A to this Proxy Statement.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "Business Relationships" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, the Company and Charter Communications Holding Company, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the digeo, inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in High Speed Access Corp.; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of the Company's initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Communications Holding Company or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the amended and restated limited liability company agreement of Charter Communications Holding Company would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by the Company, Charter Communications Holding Company or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.

INTERCOMPANY LOANS

     From time to time, there are intercompany borrowings and repayments between or among the Company and its subsidiaries and between or among its subsidiaries. For amounts borrowed, our practice is for the borrowing party to pay interest to the lending party based on the borrower's cost of funds on its revolving credit facility, which is based on a spread over LIBOR. On occasion, indebtedness between companies has been forgiven in lieu of a contribution to capital. The average month-end outstanding principal balance of indebtedness from Charter Communications Holding Company to us during the three months ended March 31, 2002 and the year ended December 31, 2001 was $1.383 million and $1.383 million, respectively. The total interest paid by Charter Communications Holding Company to us for indebtedness was $0 and $56.4 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively, and accrued interest on such debt at March 31, 2002 and December 31, 2001 was $35.9 million and $10.3 million, respectively.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President -- Operations -- Eastern Division, is a partner in a partnership that leases office space to us. The partnership received approximately $29,400 and $117,600 pursuant to such lease and related agreements for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively. In addition, approximately $168,677 and $571,553 was paid to a construction company controlled by Mr. McCall's brother and $441,555 and $462,071 to a construction company controlled by Mr. McCall's son for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

     Mr. Wood resigned as a director in December 2001. In 2001, the benefit to a company controlled by Mr. Wood that owned an airplane for the full annual cost of two individuals qualified to operate the plane, who were otherwise available to the Company in connection with its own flight operations was approximately $108,500 for annual compensation to the pilots, for which Mr. Wood reimbursed the Company through a combination of cash payment and off-set of amounts owed to Mr. Wood under his consulting agreement through November 2002. In addition, Mr. Wood also used the Company's airplane for occasional personal use in 2001, a benefit valued at $12,500 for the year ended December 31, 2001.

     Additionally in 1999, one of Mr. Wood's daughters, who resigned as a Vice President of Charter Communications Holding Company in February 2002, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest were forgiven as long as she remained employed by Charter Communications Holding Company at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note for the year ended December 31, 2001, was $85,500, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $70,210 during the year ended December 31, 2001 for event planning services performed by her company.

     Companies controlled by Mr. Nathanson, a director of the Company, leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to our subsidiaries. For the Pasadena office lease, which the Company terminated in April 2001 in exchange for a payment of $638,600, aggregate rent of $204,000 was paid from January 1, 2001 to April 2001. For the Riverside warehouse space, aggregate rent paid for the three months ended March 31, 2002 and the year ended December 31, 2001 was $17,174 and $182,989, respectively.

EMPLOYMENT AGREEMENTS AND CONSULTING ARRANGEMENTS

     Certain of our executive officers are party to employment agreements with the Company and other compensatory arrangements, including "stay" bonuses in the form of promissory notes, and certain of our directors are party to agreements with the Company regarding their service on the Board of Directors. These transactions are described in "Director Compensation" and "Executive Compensation -- Employment Agreements, and -- Stay Bonuses."

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with services or programming. Among these entities are TechTV Inc., Oxygen Media Corporation, digeo, inc., Microsoft Corporation and Wink Communications, Inc. and prior to February 28, 2002 and May 2, 2002, High Speed Access Corp. and USA Interactive, respectively. Mr. Allen owns 100% of the equity of Vulcan Ventures and Vulcan Inc. and is the president of Vulcan Ventures. Mr. Savoy is a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. The agreements governing our relationship with digeo, inc. are an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     In February 2001, the Company entered into certain of the purchase agreements related to the AT&T transactions and in June 2001, it assigned its rights and obligations under these contracts to certain of its subsidiaries which purchased the assets from AT&T. In August 2001, the systems acquired in the Cable USA transaction by the Company and Charter Communications Holding Company, were contributed through Charter Holdings to certain of its subsidiaries which now own and operate these systems.

     VULCAN VENTURES. Vulcan Ventures Incorporated, an entity controlled by Mr. Allen, the Company, Charter Investment and Charter Communications Holding Company are parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels in consideration of a capital contribution of $1.325 billion. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by us now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. As of March 31, 2002, Vulcan Ventures did not use any of these channels.

     HIGH SPEED ACCESS CORP. During the period from 1997 to 2000, certain Charter Communications entities were a party to Internet-access related service agreements with High Speed Access Corp., and both Vulcan Ventures, an entity controlled by Mr. Allen, and certain of our subsidiaries made equity investments in High Speed Access.

     On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to its subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access's Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. A post closing adjustment of $1,311,152 was paid on April 30, 2002, and additional purchase price adjustments may be made as provided in the asset purchase agreement. Charter Communications Holding Company obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrently with the closing of the transaction, High Speed Access purchased all of its common stock held by Vulcan Ventures, and certain of the agreements between our subsidiaries and High Speed Access, including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement, each as described in more detail below, were terminated. As of December 31, 2001 and 2000, the carrying value of the investment in High Speed Access was zero and $38.2 million, respectively.

     On September 28, 2001, in connection with the asset purchase agreement with High Speed Access, Charter Communications Holding Company and High Speed Access entered into a license agreement that was effective on February 28, 2002, pursuant to which Charter Communications Holding Company granted High Speed Access the right to use certain intellectual property sold by High Speed Access to Charter Communications Holding Company pursuant to the asset purchase agreement described above. High Speed Access does not pay any fees under the agreement. The domestic portion of the license terminates on June 30, 2002, and the international portion of the license will expire on February 2, 2005. Concurrently with the license agreement, High Speed Access and the Company entered into a services agreement, pursuant to which the Company agreed to perform certain management services formerly performed by High Speed Access. This agreement terminated on February 28, 2002, upon the closing of the asset purchase agreement.

     In 2001, Charter Communications Holding Company was a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provided High Speed Access with exclusive access to at least 750,000 of our homes that had either an installed cable drop from our cable system or that were eligible for a cable drop by virtue of our cable system passing the home. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues we earned from High Speed Access through February 28, 2002 (the date of acquisition) and the year ended December 31, 2001 were approximately $0 and $7.8 million, respectively.

     Additionally, Charter Communications Holding Company, as the assignee of Vulcan Ventures, held warrants that were amended and restated on May 12, 2000, giving Charter Communications Holding Company the right to purchase up to 12,000,000 shares of High Speed Access common stock at an exercise price of $3.23 per share. A portion of the warrants could be earned under the agreements described above, and the other portion related to warrants that could be earned under a network agreement entered into with High Speed Access on May 12, 2000, described below. Warrants earned under the agreements described above became vested at the time systems were committed by us and were based upon the number of homes passed. Warrants under these agreements could only be earned until July 31, 2003, and were earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above were exercisable until May 25, 2006. Such warrants were subject to forfeiture in certain circumstances, generally if we withdrew a committed system.

     On May 12, 2000, the Company entered into a second network services agreement with High Speed Access, which was assigned by the Company to Charter Communications Holding Company on August 1,

2000. Under the terms of the May 12, 2000 network services agreement, we agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by us, to High Speed Access (other than full turnkey systems), on or prior to May 12, 2003. With respect to each system launched or intended to be launched, we paid a per customer fee to High Speed Access according to agreed pricing terms. In addition, we compensated High Speed Access for services exceeding certain minimum thresholds. For the two months February 28, 2002 (the closing date of the acquisition) and the year ended December 31, 2001, we paid High Speed Access approximately $2.0 million and $12.9 million, respectively, under this agreement and the 1998 network services agreement.

     Warrants earned under the May 12, 2000 network services agreement vested at the time we authorized High Speed Access to proceed with respect to a system, and were based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provided that Charter Communications Holding Company would have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provided that Charter Communications Holding Company would have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement were exercisable until 7 1/2 years from the date they were earned, and generally were not subject to forfeiture. High Speed Access had agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Communications Holding Company's request, if the number of warrants earned exceeded 11,500,000. High Speed Access also granted Charter Communications Holding Company certain registration rights with respect to shares of common stock held by Charter Communications Holding Company and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant. The May 2000 network services agreement with High Speed Access had a term of five years starting in May 2000. Charter Communications Holding Company had the option to renew the agreement for additional successive five-year terms on similar terms. All of the warrants earned under the network services agreements described above were cancelled in connection with the closing of the asset purchase agreement on February 28, 2002.

     On December 5, 2000 pursuant to a preferred stock purchase agreement entered into as of October 19, 2000, one of the Company's subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively. The preferred stock had a liquidation preference of $1,000 per share plus declared but unpaid dividends and generally shared in dividends on High Speed Access common stock on an "as converted to common stock" basis. Each share of Series D preferred stock was convertible into that number of shares of common stock of High Speed Access calculated by dividing the liquidation preference by the conversion price per share, which was $5.01875, subject to adjustments for certain events. Each share of Series D preferred stock was therefore convertible into 199.25 shares of High Speed Access common stock, so long as no adjustments occurred and there were no declared but unpaid dividends. In connection with their acquisition of the Series D convertible preferred stock, Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction. At the closing on February 28, 2002 of the asset acquisition from High Speed Access, CC Systems delivered to High Speed Access the 37,000 shares of Series D convertible preferred stock acquired by Charter Communications Ventures and High Speed Access purchased from Vulcan Ventures its Series D convertible preferred stock.

     Immediately prior to our acquisition from High Speed Access on February 28, 2002, Vulcan Ventures owned 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of High Speed Access, Charter Communications Ventures owned 37,000 shares of Series D convertible preferred stock and Charter Communications Holding Company held warrants convertible into 2,650,659 shares of common stock. If all of the shares of preferred stock and warrants were converted into common stock, then Mr. Allen, through his affiliates, would have beneficially owned 48.5% of the common stock of High Speed Access as of January 23, 2002. Following the consummation of the transactions contemplated by the asset purchase agreement with High Speed Access and related agreements, neither we nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.

     WORLDGATE/TVGATEWAY. WorldGate Communications, Inc. is a provider of Internet access through cable systems. The Company has an affiliation agreement with WorldGate for an initial term which expires in November 2002. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. We started offering WorldGate service in 1998. Pursuant to the agreement, the Company agreed to deploy the WorldGate Internet access service within a portion of our cable systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, to the extent we determine that it is economically practical, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. For the three months ended March 31, 2002, we paid WorldGate approximately $133,449, consisting of $60,032 for equipment purchases and $73,437 for subscriber access fees. For the year ended December 31, 2001, we paid WorldGate approximately $1.7 million, consisting of $1.5 million for equipment purchases and $199,470 for subscriber access fees. We charged our subscribers approximately $71,445 and $342,000 for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

     On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TVGateway, LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of $1.0 million, $1.5 million and $1.5 million in December 2000, July 2001 and December 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. On August 15, 2000, in connection with the formation of the joint venture, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78 per share. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service. As of March 31, 2002, Charter Communications Holding Company had earned warrants to purchase approximately 250,000 shares, but has not yet received documentation evidencing them. One of the Company's subsidiaries holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002 and also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of March 31, 2002 and December 31, 2001, the carrying value of our investment in WorldGate was approximately $181,781 and $183,000, respectively, the carrying value of our investment in TVGateway was approximately $2.2 million and $2.6 million, respectively.

     WINK. Wink Communications, Inc. offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control.

     Charter Communications Holding Company is party to a June 7, 2001 cable affiliation agreement for a three year term with Wink, which was amended in October 2001 and in March 2002. The agreement has three, one-year renewal options at our discretion. Pursuant to the agreement, Wink granted us a non-exclusive license to use the Wink software to deliver the enhanced broadcasting services to our cable systems. Charter Communications Holding Company agreed to make commercially reasonable efforts to deploy the Wink services to three million subscribers, for which it is eligible to receive a launch fee for transactions generated by our customers. Wink also agreed to issue to Charter Communications Holding Company one million shares of Wink common stock. As a result of this stock grant, Charter Communications Holdings Company will have an equity ownership in Wink that exceeds 5%. Under the amended agreement we agreed to pay a fee for the license grant and Wink agreed to purchase an advertising package during 2002 and 2003. At March 31, 2002, Vulcan Ventures had an less than 5% equity interest in Wink. For the three months ended March 31, 2002 and the year ended December 31, 2001, we received $2.2 million and $3.8 million, respectively, from Wink under the affiliation agreement, which is included in other revenues in the accompanying consolidated statement of operations.

     TECHTV. TechTV Inc. operates a cable television channel which broadcasts shows about technology. Pursuant to a carriage agreement terminating in 2008, TechTV has provided us with programming for broadcast via our cable television systems. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and were waived for systems with lower penetration levels through April 30, 2001. In certain circumstances, we are entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to our carriage of the service. Additionally, we receive incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms. For the three months ended March 31, 2002 and the year ended December 31, 2001, we received $284,000 and $9.4 million, respectively, from TechTV under the carriage agreement.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired a one-third interest in TechTV. In January 2000, Vulcan Programming acquired an additional 64% in TechTV for $204.8 million. Mr. Savoy is the president and director of Vulcan Programming. As of March 31, 2001, Vulcan Programming's interest in TechTV was approximately 97.7%. The remaining approximate 2.3% of TechTV is owned by its management and employees. Mr. Wangberg, one of our directors, is the chairman, chief executive officer and a director of TechTV. Although Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV when his successor is named, he will remain with TechTV as a director. In September 2000 Mr. Wangberg sold his approximately 2.63% equity interest in TechTV to Vulcan Programming and in April 2001 his remaining 1.37% interest was redeemed by TechTV. Mr. Allen is a director of TechTV and Mr. Savoy is a director of TechTV.

     USA INTERACTIVE / USA ENTERTAINMENT (FORMERLY USA NETWORKS). Prior to May 2002, USA Networks operated the USA Network, The Sci-Fi Channel, Trio and World News International cable television networks and also operated Home Shopping Network, which is a retail sales program available via cable television systems. In May 2002, the company was restructured so that USA Interactive (f/k/a USA Networks) now operates Home Shopping Network, among other businesses and USA Entertainment operates USA Network, The Sci-Fi Channel, Trio and World News International, among other businesses. Pursuant to an agreement terminating in 2005, Charter Communications Holding Company is a party to a non-exclusive affiliation agreement for the cablecast of USA Network programming. For the three months ended March 31, 2002 and the year ended December 31, 2001, respectively, we received approximately $1.5 million and $12.1 million, respectively, from USA Networks under the affiliation agreement and for commissions from USA Networks for home shopping sales generated by its customers and/or promotion of the Home Shopping Network. For the three months ended March 31, 2002 and the year ended December 31, 2001, we paid USA Networks approximately $10.2 million and $39.3 million, respectively for cable television programming. Mr. Allen and Mr. Savoy are directors of USA Interactive. As of December 31, 2001, Mr. Allen owned approximately 5% and Mr. Savoy owned less than 1% of the capital stock of USA Interactive. In May 2002, Mr. Allen and Mr. Savoy sold their entire interest in USA Interactive.

     OXYGEN MEDIA CORPORATION. Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Oxygen Media programming content is currently available to approximately 2 million Charter Communications customers. For the three months ended March 31, 2002 and the year ended December 31, 2001 we paid Oxygen approximately $1.3 million and $2.7 million, respectively, for programming content. Charter Communications Holding Company expects to enter into an agreement with Oxygen Media setting forth the terms of our carriage of Oxygen Media programming content. Mr. Savoy, a director of the Company and Charter Communications Holding Company, serves on the board of directors of Oxygen Media. As of April 18, 2002, through Vulcan Programming, Mr. Allen owns an approximate 33.5% interest in Oxygen Media (54.2% assuming exercise of all warrants held by Vulcan Programming but no exercise of warrants or options by other holders).

     REPLAY TV JOINT VENTURE. Charter Communications Ventures was party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola, Inc.), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture focused on creating a set-top based digital recording platform designed for storing video, audio and Internet content. Prior to the dissolution of the joint venture in 2001, Charter Communications Ventures received management fees of $1.3 million for the year ended December 31, 2001.

     PURCHASE OF CERTAIN ENSTAR LIMITED PARTNERSHIP SYSTEMS. On April 10, 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Communications Holdings, LLC, purchased the assets of certain Illinois systems serving approximately 21,600 customers for a cash sale price of approximately $48.3 million subject to certain closing adjustments. These assets were acquired from Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P. and Enstar Cable of Macoupin County pursuant to the terms of a purchase agreement entered into in August 2001, that was amended in April 2002. The original cash sale price was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. On April 10, 2002, Charter Communications Entertainment I, LLC, a wholly-owned subsidiary of Charter Communications Holding Company, entered into an agreement to purchase substantially all of the assets of Enstar Income Program II-1, L.P., serving in the aggregate approximately 6,400 customers, for a purchase price of approximately $14.8 million, subject to certain closing adjustments. We anticipate that this acquisition will close in the third quarter of 2002. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships.

     In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Communications Holding Company to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Communications Holding Company provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Communications Holding Company. For the three months ended March 31, 2002 and the year ended December 31, 2001, the Enstar limited partnerships paid Charter Communications Holding Company approximately $336,000 and $2.1 million, respectively, for management services.

     With the exception of Mr. Allen, all of the executive officers of the Company, Charter Communications Holding Company and Charter Communications Holdings act as officers of Enstar Communications Corporation.

     PORTLAND TRAIL BLAZERS. On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After our acquisition of the Falcon cable systems in

November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. We paid approximately $1.055 million for the year ended December 31, 2001 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement.

     On July 1, 2001, Charter Communications Holding Company and Action Sports Cable Network, which is 100%, owned by Mr. Allen, entered into a new carriage agreement for a five-year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, Charter Communications Holding Company pays Action Sports a fixed fee for each subscriber receiving the Action Sports programming, which covers sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League football team, and the Portland Fire, a Women's National Basketball Association basketball team. For the three months ended March 31, 2002 and the year ended December 31, 2001, we paid approximately $258,771 and $382,550, respectively, under the July 2001 agreement.

     DIGEO, INC. Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% interest in digeo, inc. We expect to launch digeo's television-based Internet access service in St. Louis in the second half of 2002. The digeo(TM) product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The digeo(TM) product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites and a portal guide, it directs users through the World Wide Web. In addition, the portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites. digeo, inc. has a license agreement with Microsoft for software used in the digeo set top companion. Fees under this license agreement are passed on to us through our agreement with digeo.

     On March 5, 2001, the Company finalized an exclusive carriage agreement with digeo interactive, LLC, which will function as its television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, our wholly owned subsidiary, Charter Communications Ventures, LLC, received an equity interest in digeo, inc. funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through DBroadband Holdings, LLC to acquire digeo, inc. equity in order to maintain Charter Venture's pro rata interest in digeo, inc. in the event of certain future digeo, inc. equity financings by the founders of digeo, inc. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. Pursuant to this obligation, on April 26, 2002 Vulcan Ventures contributed an additional $12.5 million to DBroadband Holdings, which was in turn used to purchase additional equity of digeo, inc. On September 27, 2001, the Company and digeo, inc. amended the March 2001 carriage agreement. Pursuant to the amendment, digeo interactive, a subsidiary of digeo, inc., will provide the content for enhanced Wink interactive television services, known as Charter Interactive Channels (known as "i-channels"), to us. In order to provide the i-channels, digeo, inc. sublicensed certain Wink technologies to the Company. We will share in the revenues generated by the i-channels. In November 2001, we made this service available to our digital subscribers in Glendale, California, and by March 1, 2002, the i-channels were available to an aggregate of 550,000 digital subscribers. As of March 1, 2002, over 20% of the digital subscribers in these markets were active users of the i-channels, with a per-user average of 12.5 screen views per week. We plan to deploy this service aggressively in 2002 and intend to offer the service to over 1.0 million customers by December 31, 2002. Currently, those digital subscribers receiving i-channels receive the service at no additional charge. For the three months ended March 31, 2002 and the year ended December 31, 2001, we did not receive any payments or shared revenues from digeo. As of March 31, 2002 and December 31,

2001, the carrying value of our investment in digeo was approximately $10.6 million and $21.2 million, respectively.

     Messrs. Allen, Savoy and Vogel are directors of digeo, inc. Mr. Kent, our former director, served on the board of digeo, inc. Mr. Savoy serves on the compensation committee of digeo, inc. Each of Mr. Savoy and Mr. Vogel owns options to purchase 10,000 shares of digeo, inc. common stock.

     MICROSOFT CORPORATION/MSN. In September 2001, Charter Communications Holding Company entered into an agreement with Microsoft Corporation. Pursuant to the agreement with Microsoft, Charter Communications Holding Company introduced for our Charter Pipeline(TM) customers a custom start page that is co-branded with Microsoft's MSN network of websites, with content modules that we provide, including, for example, movie trailers previewing movies on pay-per-view and video-on-demand, as well as television listings. In the second quarter of 2002 we expect to introduce a custom browser that will be co-branded with the MSN browser, and charter.com e-mail. Under the agreement, Microsoft developed the website and will develop the browser. The agreement provides for the provision of an advertising package to Charter Communications Holding Company by Microsoft on the MSN network, the purchase of advertising time by Microsoft on our cable systems, and for certain payments from Microsoft to Charter Communications Holding Company related to the marketing of the product. Microsoft will receive payments from Charter Communications Holding Company for e-mail services hosted by Microsoft and development costs for the website and browser. The agreement also provides that Microsoft and Charter Communications Holding Company will share in the revenue generated from the co-branded site and portions of the browser. As of March 31, 2002, Mr. Allen had a less than 5% equity interest in Microsoft.

     ADC TELECOMMUNICATIONS INC. We purchase certain equipment for use in our business from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg acts as a director for ADC Telecommunications.

     This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in the "Risk Factors" included with the reports we filed from time to time with the SEC.

                               ACCOUNTING MATTERS

PRINCIPAL ACCOUNTING FIRM

     The Board of Directors has dismissed Arthur Andersen LLP and appointed KPMG LLP as the Company's independent public accountants for the year ended 2002 in accordance with the recommendation of the Audit Committee. Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 2001.

     Arthur Andersen's report on the Company's financial statements for the Company's two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company's consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures and Arthur Andersen LLP agreed with such statements in a letter dated April 26, 2002 that was filed with the SEC.

     In the years ended December 31, 2001 and 2000 and through April 22, 2002, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     A representative of KPMG LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement. The representative will also be available to respond to appropriate questions. A representative of Arthur Andersen is not expected to be available at the Annual Meeting.

AUDIT FEES; FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES; OTHER FEES

     The following provides a detailed listing of the various services provided by Arthur Andersen LLP for the year 2001, including the audit of the Company's 2001 year end financial statements for review of all financial statements included in the Company's Forms 10-Q filed in 2001. Detailed below are amounts billed or expected to be billed by Arthur Andersen LLP for services performed during this time period:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Audit Fees:
     Annual audit and quarterly reviews.....................    $   790.0
Financial Information Systems
     Design and Implementation Fees.........................    $    85.4
All Other Fees..............................................    $11,308.7
                                                                ---------
Total.......................................................    $12,184.1
                                                                =========

The composition of other fees is mainly comprised of approximately $2.30 million for other audit-related services, approximately $3.86 million related to tax services covering federal, state and local compliance and tax related projects and approximately $5.15 million of non-financial system design and implementation projects.

                         REPORT OF THE AUDIT COMMITTEE

     The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee presently consists of the following members of the Company's Board of Directors: Ronald L. Nelson, Nancy B. Peretsman and John H. Tory. Ms. Peretsman, Mr. Nelson and Mr. Tory are "independent" as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee's functions are detailed in a written Audit Committee Charter adopted by the Board of Directors.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with the Company's management.

     The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent public accountants with respect to the audited financial statements of the Company for the year ended December 31, 2001, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Arthur Andersen LLP with that firm and has considered the compatibility of non-audit services with Arthur Andersen LLP's independence.

     Based on the Audit Committee's review and discussions noted above (with the exception of certain items required under Statement on Auditing Standards No. 61 that were discussed at the April 22, 2002 meeting of the Audit Committee), the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

RONALD L. NELSON
NANCY B. PERETSMAN
JOHN H. TORY

     PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC
                                  ACCOUNTANTS

     The Board of Directors has appointed KPMG LLP as the Company's independent public accountants for the year ended 2002 in accordance with the recommendation of the Audit Committee. Shareholder ratification of the selection of KPMG as the Company's independent public accountants is not required by the Company's Bylaws, or other applicable legal requirement. However, as a matter of corporate responsiveness the Board of Directors wished to solicit the ratification by the Company's shareholders of the selection of KPMG LLP as the Company's independent public accountants.

     VOTE REQUIRED. A majority of Class A and Class B votes cast, voting together as a single class, is required to ratify the appointment of KPMG LLP as independent public accountants. You will have one vote for each of your shares of Class A common stock. Under the Certificate of Incorporation and Bylaws of the Company, shares not cast, whether by abstentions, broker "non-votes" or otherwise, will have no effect on the outcome of the proposal.

     Representatives of KPMG LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

     Ratification of the appointment of KPMG LLP as the Company's independent public accountants is not required for their retention, however if the appointment is not ratified, the Board of Directors and the Audit Committee may consider re-evaluating the appointment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Our directors and executive officers must file reports with the SEC indicating the number of shares of the Company's Class A common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on our review of these reports and written representations from the persons required to file them, we believe that, with the possible exception of the matters described below, each of our directors and executive officers timely filed all the required reports during 2001. In April 2001, Mr. Nathanson filed an amended Form 3 to reflect acquisition of derivative securities consisting of the establishment of a put equivalent position on shares of Class A common stock held by certain entities in which Mr. Nathanson holds an interest, which had not originally been reported on Mr. Nathanson's original Form 3.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     If you want to include a shareholder proposal in the proxy statement for the 2003 annual meeting, it must be delivered to the Company's Secretary at the Company's executive offices before February 18, 2003.

                                 OTHER MATTERS

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 IS AVAILABLE WITHOUT CHARGE BY ACCESSING THE "INVESTOR" SECTION OF OUR WEBSITE AT www.charter.com. YOU ALSO MAY OBTAIN A PAPER COPY OF THE 2001 10-K, WITHOUT EXHIBITS, AT NO CHARGE BY WRITING TO THE COMPANY AT 12405 POWERSCOURT DRIVE, ST. LOUIS, MO 63131, ATTENTION: INVESTOR RELATIONS. IN ADDITION, CERTAIN COMPANY FINANCIAL AND OTHER RELATED INFORMATION, WHICH IS REQUIRED TO BE FURNISHED TO COMPANY SHAREHOLDERS, IS ATTACHED HERETO AS "APPENDIX A -- 2001 FINANCIAL REPORT AND OTHER INFORMATION."

                                   APPENDIX A

                          CHARTER COMMUNICATIONS, INC.

                  2001 FINANCIAL REPORT AND OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Statements...     A-2
Business of the Company.....................................     A-3
Market for the Company's Common Equity and Related
  Shareholder Matters.......................................     A-3
Selected Financial Data.....................................     A-4
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     A-5
Quantitative and Qualitative Disclosure about Market Risk...    A-40
Financial Statements, Notes and Reports of Independent
  Public Accountants and Independent Auditors...............     F-1

NOTE: THIS APPENDIX DOES NOT CONSTITUTE SOLICITING MATERIAL AND IS NOT TO BE CONSIDERED "FILED," OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, UNLESS WE SPECIFICALLY STATE OTHERWISE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This 2001 Financial Report includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this 2001 Financial Report may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this 2001 Financial Report are set forth in this 2001 Financial Report and included in and/or filed with other documents we file with the SEC from time to time, which risk factors are incorporated by reference herein, and in other reports or documents that we file from time to time with the SEC and include, but are not limited to:

     - our plans to achieve growth by offering advanced products and services;

     - our anticipated capital expenditures for our upgrades and new equipment and facilities;

     - our ability to fund capital expenditures and any future acquisitions;

     - the effects of governmental regulation on our business;

     - our ability to compete effectively in a highly competitive and changing environment;

     - our ability to obtain programming as needed and at a reasonable price;

     - our ability to continue to do business with existing vendors, particularly high-tech companies that do not have a long operating history; and

     - general business and economic conditions, particularly in light of the uncertainty stemming from the September 11, 2001 terrorist activities in the United States and the armed conflict abroad.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward looking statements after the date of this 2001 Financial Report to conform these statements to actual results or to changes in our expectations.

OUR BUSINESS

     Charter Communications, Inc., operating through its subsidiaries, is the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services to approximately 7 million customers in 40 states. All of our systems offer traditional analog cable television. We are steadily increasing the availability of digital television, along with an array of advanced products and services such as high-speed Internet access (data services), interactive video programming and video-on-demand, in an increasing number of our systems. In 2002, we expect to offer several new advanced products and services in targeted markets, including a set-top terminal companion that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, we began offering telephony on a limited basis through our broadband network using switch technology and will continue our trials of voice-over Internet protocol telephony. The introduction and roll-out of new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit interactive video, data and voice at high-speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Class A common stock is quoted on the Nasdaq National Market System under the ticker symbol "CHTR."

              QUARTERLY MARKET INFORMATION -- CLASS A COMMON STOCK

                          2001                              HIGH        LOW
                          ----                             -------    -------
First quarter............................................  $24.188    $19.000
Second quarter...........................................  $24.070    $18.875
Third quarter............................................  $24.450    $10.490
Fourth quarter...........................................  $17.050    $11.730
                          2000
                          ----
First quarter............................................  $22.625    $14.000
Second quarter...........................................  $16.563    $10.000
Third quarter............................................  $17.063    $12.375
Fourth quarter...........................................  $24.188    $16.188

HOLDERS

     As of March 15, 2002, there were approximately 2,878 record holders of our Class A common stock and one record holder of our Class B common stock.

DIVIDENDS

     Charter Communications, Inc. has not paid stock or cash dividends on any of its common stock, and we do not intend to pay cash dividends on common stock in the foreseeable future. Except for the cash dividends required on preferred stock issued from time to time, we intend to retain future earnings, if any, to finance the expansion of our business.

     Charter Communications, Inc. pays the holders of its Series A Convertible Redeemable Preferred Stock quarterly cumulative cash dividends at an annual rate of 5.75% on a liquidation preference of $100 per share from distributions it receives from Charter Communications Holding Company on its Class B Preferred membership units. The Class B Preferred membership units issued by Charter Communications Holding Company to Charter Communications, Inc. are a "mirror" security to Charter Communications, Inc.'s Series A Convertible Redeemable Preferred Stock that replicate its dividend and conversion features. For the year ended December 31, 2001, Charter Communications, Inc. paid an aggregate of $969,190 in dividends to the holders of its Series A Convertible Redeemable Preferred Stock.

     Charter Communications Holding Company may make pro rata distributions to all holders of its common membership units, including us. Covenants in the indentures and credit agreements governing the debt obligations of Charter Communications Holdings and its subsidiaries restrict their ability to make distributions to us, and accordingly, limit our ability to declare or pay cash dividends. Additionally, Charter Communications, Inc. is prohibited from declaring or paying cash dividends on any class of stock on par with or junior to the Series A Convertible Redeemable Preferred Stock, including the common stock, unless the cumulative dividends on the preferred stock and any accrued dividends on stock on par with the preferred stock for any past or current period have been paid or set aside in full. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RECENT SALES OF UNREGISTERED SECURITIES

     No unregistered equity securities of Charter Communications, Inc. were sold by Charter Communications, Inc. or its subsidiaries during the fourth quarter of the year ended December 31, 2001.

SELECTED FINANCIAL DATA

     The following table presents selected financial data for the periods indicated (dollars in thousands, except share data):

                                                                                    CHARTER COMMUNICATIONS
                                       CHARTER COMMUNICATIONS, INC.                  PROPERTIES HOLDINGS
                                 -----------------------------------------   ------------------------------------
                                          YEAR ENDED DECEMBER 31,             12/24/98     1/1/98     YEAR ENDED
                                 -----------------------------------------    THROUGH     THROUGH    DECEMBER 31,
                                     2001           2000          1999        12/31/98    12/23/98       1997
                                 ------------   ------------   -----------   ----------   --------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $  3,953,132   $  3,249,222   $ 1,428,244   $   13,713   $ 49,731     $18,867
                                 ------------   ------------   -----------   ----------   --------   ------------
Operating Expenses:
  Operating, general and
    administrative.............     2,110,043      1,651,353       737,957        7,134     25,952      11,767
  Depreciation and
    amortization...............     3,010,068      2,473,082       745,315        8,318     16,864       6,103
  Option compensation
    expense....................       (45,683)        40,978        79,979          845         --          --
  Special charges..............        17,629             --            --           --         --          --
  Corporate expenses...........        56,930         55,243        51,428          473      6,176         566
                                 ------------   ------------   -----------   ----------   --------   ------------
    Operating expenses.........     5,148,987      4,220,656     1,614,679       16,770     48,992      18,436
                                 ------------   ------------   -----------   ----------   --------   ------------
Income (loss) from
  operations...................    (1,195,855)      (971,434)     (186,435)      (3,057)       739         431
Interest expense...............    (1,324,463)    (1,059,130)     (477,799)      (2,353)   (17,277)     (5,120)
Interest income................        12,675          7,348        34,467          133         44          41
Loss on equity investments.....       (54,103)       (19,262)           --           --         --          --
Other income (expense).........       (94,170)       (12,467)       (8,039)          --       (728)         25
                                 ------------   ------------   -----------   ----------   --------   ------------
Loss before income taxes and
  minority interest............    (2,655,916)    (2,054,945)     (637,806)      (5,277)   (17,222)     (4,623)
Income tax expense.............            --             --        (1,030)          --         --          --
Loss before minority
  interest.....................    (2,655,916)    (2,054,945)     (638,836)      (5,277)   (17,222)     (4,623)
                                 ------------   ------------   -----------   ----------   --------   ------------
Minority interest in loss of
  subsidiary...................     1,478,239      1,226,295       572,607        5,275         --          --
                                 ------------   ------------   -----------   ----------   --------   ------------
Net loss.......................    (1,177,677)      (828,650)      (66,229)          (2)   (17,222)     (4,623)
                                 ------------   ------------   -----------   ----------   --------   ------------
Accretion of preferred stock
  dividends....................          (969)            --            --           --         --          --
                                 ------------   ------------   -----------   ----------   --------   ------------
Net loss applicable to common
  stock........................  $ (1,178,646)  $   (828,650)  $   (66,229)  $       (2)  $(17,222)    $(4,623)
                                 ============   ============   ===========   ==========   ========   ============

                                                                                    CHARTER COMMUNICATIONS
                                       CHARTER COMMUNICATIONS, INC.                  PROPERTIES HOLDINGS
                                 -----------------------------------------   ------------------------------------
                                          YEAR ENDED DECEMBER 31,             12/24/98     1/1/98     YEAR ENDED
                                 -----------------------------------------    THROUGH     THROUGH    DECEMBER 31,
                                     2001           2000          1999        12/31/98    12/23/98       1997
                                 ------------   ------------   -----------   ----------   --------   ------------
Loss per common share, basic
  and diluted..................  $      (4.37)  $      (3.67)  $     (2.22)  $    (0.04)       N/A         N/A
                                 ============   ============   ===========   ==========   ========   ============
Weighted-average common shares
  outstanding..................   269,594,386    225,697,775    29,811,202       50,000        N/A         N/A
BALANCE SHEET DATA (END OF
  PERIOD):
Total assets...................  $ 24,961,824   $ 23,043,566   $18,966,507   $4,335,527   $281,969     $55,811
Total debt.....................    16,342,873     13,060,455     8,936,455    2,002,206    274,698      41,500
Minority interest..............     3,976,791      4,089,329     5,381,331    2,146,549         --          --
Redeemable securities..........            --      1,104,327       750,937           --         --          --
Preferred
  stock -- redeemable..........        50,566             --            --           --         --          --
Shareholders' equity/Member's
  equity (deficit).............     2,861,792      3,123,204     3,011,079          830     (8,397)     (1,975)

     Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us. See Note 3 to our consolidated financial statements included with this 2001 Financial Report.

     The Board of Directors has dismissed Arthur Andersen LLP and appointed KPMG LLP as the Company's independent public accountants for the year ended 2002 in accordance with the recommendation of the Audit Committee. Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 2001.

     Arthur Andersen's report on Charter Communication Inc.'s financial statements for Charter Communications, Inc.'s two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During Charter Communications, Inc.'s two fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on Charter Communications, Inc.'s consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     Charter Communications, Inc. provided Arthur Andersen LLP with a copy of the foregoing disclosures and Arthur Andersen LLP agreed with such statements in a letter dated April 26, 2002 that was filed with the SEC.

     In the years ended December 31, 2001 and 2000 and through April 22, 2002, Charter Communications, Inc. did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Charter Communications, Inc.'s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to "Certain Trends and Uncertainties" of this section and the "Risk Factors" included in and/or filed with other documents we file with the SEC from time to time, which describe important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, this section should be read in conjunction with the audited consolidated financial statements of Charter Communications, Inc. and subsidiaries as of and for the years ended December 31, 2001, 2000 and 1999. References to the "Proxy Statement" refers to Charter Communications, Inc.'s Annual Proxy

Statement on Schedule 14A filed with the Securities and Exchange Commission, to which this 2001 Financial Report is Appendix A.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain significant past events. Those events include numerous mergers, acquisitions, and equity and debt financing transactions over the last several years.

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Communications Holdings, LLC (Charter Holdings) effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and in which Charter Investment had an ownership interest: (i) Charter Communications Properties Holdings, LLC (CCPH); (ii) CCA Group; and
(iii) CharterComm Holdings, LLC. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings which Charter Investment began managing in October 1998. In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable and agreed to acquire the remaining interests.

     Mr. Allen's acquisition of the Charter companies became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. Accordingly, our results of operations for periods prior to and including December 23, 1998 include the accounts of CCPH. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated, and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly-formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company. In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In the initial public offering, substantially all of the equity interests in Charter Communications, Inc. were sold to the public, and less than 1% of its equity interests were sold to Mr. Allen. Charter Communications, Inc. contributed substantially all of the proceeds of its initial public offering to Charter Communications Holding Company, which issued membership units to Charter Communications, Inc. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to Charter Communications, Inc. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III. Our organizational structure is very complex.

     Charter Communications, Inc., operating through its subsidiaries, is the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services to approximately 7 million customers in 40 states. We seek to be a market leader in the introduction and distribution of advanced products and services. We currently offer advanced video and interactive services, as well as high-speed Internet access data services. Using digital technology, we are able to offer additional video channels to our standard, premium and pay-per-view line-up, including programming of local interest, as well as digital music services. In addition, we offer interactive video programming, including video-on-demand, virtual interactive channels accessible on television through a web-like screen, and an interactive program guide to access television program listings by channel, time, date or programming type. In 2002, we expect to offer several new advanced products and services in targeted markets, including an advanced media center terminal that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, we began to offer telephony on a limited basis through our broadband network using circuit-based switch technology and will continue with trials of our voice-over Internet protocol telephony. Digital television and its related suite of interactive services, as well as high-speed cable modem Internet access, provide additional value and product differentiation, both to us and to our customers, and as a result, are instrumental in solidifying the relationship with our customers.

ACQUISITIONS

     During the three-year period ended December 31, 2001, we completed a total of 18 acquisitions for an aggregate purchase price of $16.6 billion, including aggregate cash payments of $10.9 billion, $3.3 billion of assumed debt and $2.4 billion of securities issued and other consideration paid. These acquisitions were funded through the issuances of equity and long-term debt, bank borrowings, capital contributions, the assumption of outstanding debt amounts and internally generated funds. In 2000, we transferred the cable systems we acquired in three of those acquisitions (Fanch, Falcon and Avalon) to our subsidiary, Charter Holdings. All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.

     The following table sets forth information regarding our acquisitions in 1999, 2000 and 2001:

                                                     PURCHASE PRICE (IN MILLIONS)
                                              -------------------------------------------
                                                                   SECURITIES
                                ACQUISITION    CASH     ASSUMED   ISSUED/OTHER     TOTAL    ACQUIRED
                                   DATE        PAID      DEBT     CONSIDERATION    PRICE    CUSTOMERS
                                -----------   -------   -------   -------------   -------   ---------
Renaissance...................      4/99      $   348   $  111       $   --       $   459     134,000
American Cable................      5/99          240       --           --           240      69,000
Greater Media Systems.........      6/99          500       --           --           500     176,000
Helicon.......................      7/99          410      115           25(a)        550     171,000
Vista.........................      7/99          126       --           --           126      26,000
Cable Satellite...............      8/99           22       --           --            22       9,000
Rifkin........................      9/99        1,200      128          133(b)      1,461     463,000
InterMedia....................     10/99          873       --          420(c)      1,293     278,000
Fanch.........................     11/99        2,400       --           --         2,400     535,600
Falcon........................     11/99        1,250    1,700          550(d)      3,500     977,200
Avalon........................     11/99          558      274           --           832     270,800
                                              -------   ------       ------       -------   ---------
     Total 1999
       Acquisitions...........                $ 7,927   $2,328       $1,128       $11,383   3,109,600
                                              -------   ------       ------       -------   ---------
Interlake.....................      1/00      $    13   $   --       $   --       $    13       6,000
Bresnan.......................      2/00        1,100      963        1,014(e)      3,077     695,800
Capital Cable.................      4/00           60       --           --            60      23,200
Farmington....................      4/00           15       --           --            15       5,700
Kalamazoo.....................      9/00           --       --          171(f)        171      50,700
                                              -------   ------       ------       -------   ---------
     Total 2000
       Acquisitions...........                $ 1,188   $  963       $1,185       $ 3,336     781,400
                                              -------   ------       ------       -------   ---------
AT&T Systems..................      6/01      $ 1,711   $   --       $   25(g)    $ 1,736(g)  551,100
Cable USA.....................      8/01           45       --           55(h)        100      30,600
                                              -------   ------       ------       -------   ---------
     Total 2001
       Acquisitions...........                $ 1,756   $   --       $   80       $ 1,836     581,700
                                              -------   ------       ------       -------   ---------
     Total 1999-2001
       Acquisitions...........                $10,871   $3,291       $2,393       $16,555   4,472,700
                                              =======   ======       ======       =======   =========

---------------
(a) Represents a preferred limited liability company interest in Charter-Helicon, LLC, an indirect wholly owned subsidiary.

(b) Relates to preferred equity in Charter Communications Holding Company, approximately $130.3 million, excluding accrued dividends, of which was subsequently exchanged for shares of Charter Communications, Inc. Class A common stock.

(c) As part of this transaction, we agreed to "swap" certain of our non-strategic cable systems serving customers in Indiana, Montana, Utah and Northern Kentucky valued at $420.0 million.

(d) Relates to common membership units in Charter Communications Holding Company issued to certain of the Falcon sellers, which were subsequently exchanged for shares of Charter Communications, Inc. Class A common stock.

(e) Comprised of $384.6 million in equity in Charter Communications Holding Company and $629.5 million of equity in CC VIII.

(f) In connection with this transaction, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter Communications, Inc. Class A common stock.

(g) Comprised of $1.7 billion, as adjusted, in cash and a cable system located in Florida valued at $25.1 million, as adjusted post-closing.

(h) In connection with this transaction, we acquired all of the outstanding stock of Cable USA and the assets of related affiliates in exchange for cash and 505,664 shares of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock.

     AT&T TRANSACTIONS. In February 2001, Charter Communications, Inc. and certain of its subsidiaries entered into several agreements with AT&T Broadband, LLC and certain of its affiliates involving several strategic cable system transactions. Charter Communications, Inc. assigned the agreements to certain of its subsidiaries, and the AT&T transactions closed in June 2001. In the AT&T transactions, we acquired cable systems from AT&T Broadband serving customers in Missouri, Illinois, Alabama, Nevada and California for a total adjusted purchase price of $1.74 billion, consisting of $1.71 billion in cash and a Charter cable system valued at $25.1 million, for a net addition of approximately 551,100 customers as of the closing date. A portion of the net proceeds from the sale of the Charter Holdings May 2001 notes was used to pay a portion of the purchase price of the AT&T transactions. As of December 31, 2001, these cable systems had 570,800 customers. For the year ended December 31, 2001, including the period prior to our acquisition, these systems had revenues of $332.7 million.

     CABLE USA TRANSACTION. In August 2001, Charter Communications, Inc. and Charter Communications Holding Company completed the acquisition of several cable systems from Cable USA, Inc. and its affiliates, resulting in a net addition of approximately 30,600 customers in Nebraska, Minnesota and Colorado for a total purchase price of $100.3 million (including certain assumed liabilities), consisting of $44.6 million in cash, 505,664 shares of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock valued at $50.6 million and additional shares of Series A Convertible Redeemable Preferred Stock valued at $5.1 million to be issued to certain sellers subject to certain holdback provisions of the acquisition agreement. We contributed the systems acquired in these acquisitions to our subsidiaries. As of December 31, 2001, these cable systems had 32,200 customers. For the year ended December 31, 2001, including the period prior to our acquisition, these systems had revenues of $13.9 million.

     PURCHASE OF CERTAIN ENSTAR LIMITED PARTNERSHIP SYSTEMS. In August 2001, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, entered into an agreement to purchase substantially all of the assets of Enstar Income Program II-2, L.P., Enstar Income Program II-1, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P. and Enstar Cable of Macoupin County and certain assets of Enstar IV/PBD Systems Venture, serving in the aggregate approximately 28,000 customers. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $63.0 million, subject to certain closing adjustments, was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. We expect that the transaction will close in the first half of 2002. See the Proxy Statement, "Certain Relationships and Related Transactions -- Business Relationships."

OVERVIEW OF OPERATIONS

     Approximately 85% of our revenues for the year ended December 31, 2001 are attributable to monthly subscription fees charged to customers for our basic, expanded basic, premium and digital cable television programming services, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service, equipment rental and ancillary services provided by our cable systems. The remaining 15% of revenue is derived primarily from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs viewed, advertising revenues and commissions related to the sale of merchandise by home shopping services and franchise revenues. We have generated increased revenues in each of the past three years, primarily through customer growth from acquisitions, internal customer growth, basic and expanded tier price increases and revenues from new services and products.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, interest expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior net losses include depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. These factors, with the exception of amortization of our franchise assets, are expected to contribute to anticipated net losses in the future. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis based on a combination of historical information and various other assumptions that are believed to be reasonable under the particular circumstances. Actual results may differ from these estimates based on different assumptions or conditions. Although we believe that certain of the accounting policies that most impact our consolidated financial statements and that require our management to make difficult, subjective or complex judgments are described below, Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements, which describes our significant accounting policies, should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.

     INVESTMENT IN CABLE PROPERTIES. Our investment in cable properties represents a significant portion of our total assets. Investment in cable properties totaled $24.3 billion and $22.3 billion, representing approximately 97.3% and 96.9% of total assets, at December 31, 2001 and 2000, respectively. Investment in cable properties includes property, plant and equipment and franchises. Our investment in cable properties has continued to grow over the past several years as we have completed numerous acquisitions of other cable systems and increased capital expenditures to upgrade, rebuild and expand our cable systems.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment totaled $7.1 billion and $5.3 billion, representing approximately 28.6% and 22.9% of total assets, at December 31, 2001 and 2000, respectively. Property, plant and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation expense related to property, plant and equipment totaled $1.7 billion, $1.2 billion and $225.0 million, representing approximately 32.3%, 28.6% and 13.9% of operating expenses, for the years ended December 31, 2001, 2000 and 1999, respectively. Depreciation is recorded using the straight-line method over management's estimate of the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

     During the years ended December 31, 2001 and December 31, 2000, we reduced the estimated useful lives of certain depreciable assets expected to be abandoned as a result of our rebuild and upgrade of cable distribution systems. As a result, an additional $540.9 million and $508.5 million of depreciation expense was recorded during the years ended December 31, 2001 and 2000, respectively. We periodically evaluate the estimated useful lives used to depreciate our assets and the estimated amount of assets that will be abandoned or have minimal use in the future. While we believe our estimates of useful lives are reasonable, significant differences in actual experience or significant changes in our assumptions may materially affect future depreciation expense.

     FRANCHISES. Franchises totaled $17.1 billion at both December 31, 2001 and 2000, representing approximately 68.7% and 74.1% of total assets, respectively. Costs incurred in obtaining and renewing cable franchises are deferred and amortized using the straight-line method over a period of 15 years. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years was management's best estimate of the useful lives of the franchises and assumed that substantially all of those franchises that expired during the period would be renewed, although not indefinitely. Because substantially all of our franchises rights have been acquired in the past several years (see Notes 2 and 3 to the consolidated financial statements), we did not have sufficient experience with the local franchise authorities to conclude that renewals of franchises could be accomplished indefinitely. In addition, because the technological state of our cable systems, with many systems with less than 550 megahertz bandwidths, could have resulted in demands from local franchise authorities to upgrade those systems sooner than previously planned, there was a risk that the franchises would not be renewed.

     We believe that facts and circumstances have changed to enable us to conclude that substantially all of our franchises will be renewed indefinitely, with some portion of the franchises continuing to be amortized. We have sufficiently upgraded the technological state of our cable systems and now have sufficient experience with the local franchise authorities where we acquired franchises to conclude substantially all franchises will be renewed indefinitely. Any revisions to the estimated useful lives of franchises will be reflected in the 2002 financial statements (see Note 22 to the consolidated financial statements regarding the adoption of SFAS 142).

     Amortization expense related to franchises totaled $1.3 billion, $1.2 billion and $520.0 million, representing approximately 25.4%, 28.6% and 32.2% of operating expenses, for the years ended December 31, 2001, 2000 and 1999, respectively.

     VALUATION OF LONG-LIVED ASSETS. We evaluate the recoverability of long-lived assets, including property, plant and equipment and franchises, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the market value of such assets or adverse changes in relationships with local franchise authorities. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carry value of such asset is reduced to its estimated fair value. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

     MINORITY INTEREST. Charter Communications, Inc. is a holding company whose sole asset is a controlling equity interest in Charter Communications Holding Company, the indirect owner of our cable systems. Minority interest on our consolidated balance sheets represents total members' equity of Charter Communications Holding Company multiplied by 53.5% and 59.2% as of December 31, 2001 and 2000, respectively, representing the ownership percentages of Charter Communications Holding Company not owned by us, plus preferred equity in an indirect subsidiary. Members' equity of Charter Communications Holding Company was $6.2 billion and $7.7 billion as of December 31, 2001 and 2000, respectively. Gains (losses) arising from issuances by Charter Communications Holding Company of its membership units are recorded as capital transactions thereby increasing (decreasing) shareholders' equity and decreasing (increasing) minority interest on the consolidated balance sheets. Historically, these gains (losses) have been material.

     Operating losses are allocated to the minority owners based on the above percentages, thereby reducing our net loss. Minority interest in loss of subsidiary totaled $1.5 billion, $1.2 billion and $572.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Significant changes to the ownership of Charter Communications Holding Company could have a material impact on our future net income (loss) and shareholders' equity.

     INCOME TAXES. Substantially all of the taxable income, gains, losses, deductions and credits of Charter Communications Holding Company are passed through to its members, including Charter Investment, Vulcan Cable III, the former owners of acquired companies and us. We are responsible for our share of taxable income (loss) of Charter Communications Holding Company allocated to us in accordance with the Charter Communications Holding Company amended and restated limited liability company agreement and partnership tax rules and regulations. We do not expect to pay any material income taxes in the foreseeable future.

     The amended and restated limited liability company agreement provides that, through the end of 2003, tax losses of Charter Communications Holding Company that would otherwise have been allocated to us based generally on the percentage of outstanding common membership units (the cumulative amount of such losses is approximately $1.7 billion through the period ended December 31, 2001, assuming the other provisions of the amended and restated limited liability company agreement were generally the same) will be allocated instead to the membership units held by Vulcan Cable III and Charter Investment. These special loss allocation provisions will reduce Vulcan Cable III and Charter Investment's rights to receive distributions upon a liquidation of Charter Communications Holding Company if over time there are insufficient allocations to be made under the special profit allocation provisions described below to restore these distribution rights.

     The amended and restated limited liability company agreement further provides that, beginning at the time Charter Communications Holding Company first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to Charter Communications, Inc. based generally on its percentage of outstanding common membership units will instead be allocated to Vulcan Cable III and Charter Investment. The special profit allocations will also have the effect of restoring over time Vulcan Cable III and Charter Investment's rights to receive distributions upon a liquidation of Charter Communications Holding Company. These special profit allocations generally will continue until such time as Vulcan Cable III and Charter Investment's rights to receive distributions upon a liquidation of Charter Communications Holding Company that had been reduced as a result of the special loss allocations have been fully restored. We do not expect Charter Communications Holding Company to generate taxable income in the foreseeable future.

     In certain situations, the special loss allocations and special profit allocations described above could result in our having to pay taxes in an amount that is more or less than if Charter Communications Holding Company had allocated profits and losses among its members based generally on the number of common membership units owned by such members. However, we do not anticipate that the special loss allocations and special profit allocations will result in us having to pay taxes in an amount that is materially different on a present value basis than the taxes that would be payable had profits and losses been allocated among the members of Charter Communications Holding Company based generally on the number of common membership units owned by such members, although there is no assurance that a material difference will not result.

     We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets include net operating loss carry forwards and a temporary difference attributable to the investment in Charter Communications Holding Company of $48.5 million (generally expiring in years 2008 through 2021, and $15.2 million of which are subject to certain limitations on our ability to utilize) and $488.5 million, respectively, as of December 31, 2001. The deferred income tax assets were offset entirely by a valuation allowance because of current and expected future losses. While we believe our share of taxable income (loss) has been allocated to us properly and in accordance with partnership tax rules and regulations, we cannot guarantee that such allocations will not be challenged by taxing authorities. Any adjustments to the allocation of taxable income (loss) should not have a material impact on future income tax expense.

RESULTS OF OPERATIONS

     The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions):

                                                             YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------
                                               2001                    2000                   1999
                                       --------------------    --------------------    -------------------
STATEMENTS OF OPERATIONS:
Revenues.............................  $   3,953.1    100.0%   $   3,249.2    100.0%   $  1,428.1    100.0%
Operating Expenses:
  Operating, general and
    administrative...................      2,110.0     53.4%       1,651.3     50.8%        738.0     51.7%
  Depreciation and amortization......      3,010.1     76.1%       2,473.1     76.1%        745.3     52.2%
  Option compensation expense........        (45.7)    (1.1)%         41.0      1.3%         80.0      5.6%
  Special charges....................         17.6      0.4%            --       --            --       --
Corporate expenses...................         56.9      1.4%          55.2      1.7%         51.4      3.6%
                                       -----------    -----    -----------    -----    ----------    -----
  Total operating expenses...........      5,148.9    130.2%       4,220.6    129.9%      1,614.7    113.1%
                                       -----------    -----    -----------    -----    ----------    -----
Loss from operations.................     (1,195.8)   (30.2)%       (971.4)   (29.9)%      (186.5)   (13.1)%
Interest expense.....................     (1,324.5)   (33.5)%     (1,059.1)   (32.6)%      (477.8)   (33.5)%
Interest income......................         12.7      0.3%           7.3      0.2%         34.5      2.4%
Loss on equity investments...........        (54.1)    (1.4)%        (19.3)    (0.6)%          --       --
Other, net...........................        (94.2)    (2.4)%        (12.5)    (0.3)%        (8.0)    (0.5)%
                                       -----------    -----    -----------    -----    ----------    -----
Loss before income taxes and minority
  interest...........................     (2,655.9)   (67.2)%     (2,055.0)   (63.2)%      (637.8)   (44.7)%
Income tax expense...................           --       --             --       --          (1.0)    (0.0)%
                                       -----------    -----    -----------    -----    ----------    -----
Loss before minority interest........     (2,655.9)   (67.2)%     (2,055.0)   (63.2)%      (638.8)   (44.7)%
Minority interest in loss of
  subsidiary.........................      1,478.2     37.4%       1,226.3     37.7%        572.6     40.1%
                                       -----------    -----    -----------    -----    ----------    -----
Net loss.............................     (1,177.7)   (29.8)%       (828.7)   (25.5)%       (66.2)    (4.6)%
Accretion of preferred stock
  dividends..........................         (0.9)      --             --       --            --       --
                                       -----------    -----    -----------    -----    ----------    -----
Net loss applicable to common
  stock..............................  $  (1,178.6)   (29.8)%  $    (828.7)   (25.5)%  $    (66.2)    (4.6)%
                                       ===========    =====    ===========    =====    ==========    =====
Loss per common share, basic and
  diluted............................  $     (4.37)            $     (3.67)            $    (2.22)
                                       ===========             ===========             ==========
Weighted -- average common shares
  outstanding........................  269,594,386             225,697,775             29,811,202

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     REVENUES. Revenues increased by $703.9 million, or 21.7%, from $3,249.2 million in 2000 to $3,953.1 million in 2001. System operations acquired after January 1, 2000 accounted for $524.6 million, or 75%, of the increase in 2001, while systems acquired before January 1, 2000 accounted for $179.3 million, or 25%. Revenues by service offering are as follows (dollars in millions):

                                         YEAR ENDED DECEMBER 31,
                                -----------------------------------------
                                       2001                  2000           2001 OVER 2000
                                -------------------   -------------------   ---------------
                                             % OF                  % OF                %
                                BALANCE    REVENUES   BALANCE    REVENUES   CHANGE   CHANGE
                                --------   --------   --------   --------   ------   ------
Analog video..................  $2,787.6     70.5%    $2,504.5     77.1%    $283.1    11.3%
Digital video.................     307.2      7.8%        89.3      2.7%     217.9   244.0%
Cable modem...................     154.4      3.9%        54.7      1.7%      99.7   182.3%
Advertising sales.............     312.6      7.9%       234.6      7.2%      78.0    33.2%
Other.........................     391.3      9.9%       366.1     11.3%      25.2     6.9%
                                --------    -----     --------    -----     ------
                                $3,953.1    100.0%    $3,249.2    100.0%    $703.9
                                ========    =====     ========    =====     ======

     Analog video customers increased by 602,800, or 9.5%, to 6,953,700 at December 31, 2001 as compared to 6,350,900 at December 31, 2000. Of this increase, approximately 581,700 customer additions were the result of acquisitions. The remaining net increase of 21,100 customers relates to internal growth.

     Digital video customers increased by 1,075,300, or 100.5%, to 2,144,800 at December 31, 2001 from 1,069,500 at December 31, 2000. The increase resulted primarily from internal growth, which continues to increase as we upgrade our systems to provide advanced services to a larger customer base. Increased marketing efforts and strong demand for this service have also contributed to the increase.

     Data customers increased by 392,400, or 155.5%, to 644,800 at December 31, 2001 from 252,400 at December 31, 2000. Data customers consisted of 607,700 cable modem customers and 37,100 dial-up customers at December 31, 2001. The increase resulted primarily from internal growth, which continues to increase as we upgrade our systems to offer high-speed interactive services to a larger customer base. Marketing efforts coupled with strong demand for such services have also contributed to the increase.

     Advertising sales increased $78.0 million, or 33.2%, from $234.6 million in 2000 to $312.6 million in 2001. The increase resulted primarily from internal growth and was partially offset by a weakening advertising environment. As a result of our rebuild efforts, we experienced increased capacity primarily as the result of expanded channel line-ups. In addition, the level of advertising purchased by programmers to promote their channels, added as part of our expansion of channel line-ups, increased during 2001 compared to the corresponding period in 2000.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $458.7 million, or 27.8%, from $1,651.3 million in 2000 to $2,110.0 million in 2001. System operations acquired after January 1, 2000 accounted for $288.5 million, or 63%, of the increase in 2001 while systems acquired before January 1, 2000 accounted for $170.2 million, or 37%. Key expense components as a percentage of revenues are as follows (dollars in millions):

                                         YEAR ENDED DECEMBER 31,
                                -----------------------------------------
                                       2001                  2000           2001 OVER 2000
                                -------------------   -------------------   ---------------
                                             % OF                  % OF                %
                                BALANCE    REVENUES   BALANCE    REVENUES   CHANGE   CHANGE
                                --------   --------   --------   --------   ------   ------
General, administrative and
  service.....................  $  861.7     21.8%    $  719.6     22.1%    $142.1    19.7%
Analog video programming......     902.8     22.8%       736.0     22.7%     166.8    22.7%
Digital video.................     111.2      2.8%        36.2      1.1%      75.0   207.2%
Cable modem...................     100.0      2.5%        39.2      1.2%      60.8   155.1%
Advertising sales.............      64.0      1.6%        56.5      1.7%       7.5    13.3%
Marketing.....................      70.3      1.8%        63.8      2.0%       6.5    10.2%
                                --------              --------              ------
                                $2,110.0              $1,651.3              $458.7
                                ========              ========              ======

     The increase in general, administrative and service costs of $142.1 million, or 19.7%, resulted from increased bad debt expense of $48.6 million resulting primarily from the discounting of our analog product, coupled with increased spending on customer care and overall continued growth. The increase in analog video programming costs of $166.8 million, or 22.7%, was primarily the result of continued inflationary or negotiated increases, primarily in sports programming, coupled with increased channel capacity. The increase of $75.0 million, or 207.2%, in direct operating costs to provide digital video services resulted primarily from internal growth of these advanced services. The increase of $60.8 million, or 155.1%, in direct operating costs to provide cable modem services resulted primarily from internal growth. Advertising sales costs increased $7.5 million, or 13.3%, primarily as the result of internal growth and increased channel capacity. Marketing expenses increased $6.5 million, or 10.2%, related to an increased level of promotions of our service offerings.

     GROSS MARGIN. Gross margin (defined as revenues less operating, general and administrative expenses) decreased from 49.2% in 2000 to 46.6% in 2001, primarily resulting from the acquisition of less profitable cable systems from AT&T. Analog video gross margin decreased from 70.6% in 2000 to 67.6% in 2001, primarily resulting from such acquisitions coupled with continued inflation and negotiated increases in programming costs. Digital video gross margin increased from 59.5% in 2000 to 63.8% in 2001, primarily resulting from an increased customer base. Cable modem gross margin increased from 28.3% in 2000 to 35.2% in 2001 resulting from an increased customer base. Advertising sales gross margin increased from 75.9% in 2000 to 79.5% in 2001 resulting from expanded channel capacity as a result of our system upgrades, coupled with increased advertising purchases by programmers.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $537.0 million, or 21.7%, from $2,473.1 million in 2000 to $3,010.1 million in 2001. This increase resulted from capital expenditures under our rebuild and upgrade program in 2000 and 2001 and amortization of franchises in connection with acquisitions completed in 2000 and 2001.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $86.7 million from $41.0 million of expense in 2000 to $45.7 million of income in 2001. The decrease is primarily the result of the reversal of $66.6 million of expense previously recorded in connection with approximately 7 million options forfeited by our former President and Chief Executive Officer as part of his September 2001 separation agreement. This was partially offset by expense recorded because exercise prices on certain options that were issued prior to our initial public offering in 1999 were less than the estimated fair values of our common stock at the time of grant. Compensation expense is being accrued over the vesting period of such options and will continue to be recorded at a decreasing rate until the last vesting period lapses in April 2004.

     SPECIAL CHARGES. Special charges of $17.6 million represent charges associated with the transition of approximately 145,000 data customers from the Excite@Home Internet service to our Charter Pipeline service, as well as employee severance costs. These charges included $14.3 million in operational expenses in connection with the transition, including a one-time contract payment of $1.0 million to Excite@Home for the provision of services through February 2002 to the 10% of customers that would not be transitioned by December 31, 2001; and severance costs of $3.3 million associated with the termination of approximately 360 employees.

     CORPORATE EXPENSES. Corporate expenses increased by $1.7 million, or 3.1%, from $55.2 million in 2000 to $56.9 million in 2001. The increase was primarily a result of continued growth as a result of acquisitions.

     INTEREST EXPENSE. Interest expense increased by $265.4 million, or 25.1%, from $1,059.1 million in 2000 to $1,324.5 million in 2001. The increase in interest expense was a result of increased average debt outstanding in 2001 of $15,706.0 million compared to $12,281.2 million in 2000, partially offset by a decrease in our average borrowing rate of 0.62% from 9.02% in 2000 to 8.40% in 2001. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income increased by $5.4 million, or 74.0%, from $7.3 million in 2000 to $12.7 million in 2001. The increase in interest income was a result of higher average cash balances during in 2001.

     LOSS ON EQUITY INVESTMENTS. Loss on equity investments increased by $34.8 million, or 180.3%, from $19.3 million in 2000 to $54.1 million in 2001. The increase in loss on equity investments was primarily due to losses of $42.6 million on investments carried under the equity method of accounting, losses of $3.6 million on marketable securities and other than temporary losses of $7.8 million on investments carried under the cost method. These losses were primarily the result of weakening market conditions coupled with poor performance of these investments. The loss on equity investments included a loss of $38.2 million related to our investment in High Speed Access, a related party, which is described below.

     OTHER EXPENSE. Other expense increased by $81.7 million from $12.5 million, in 2000 to $94.2 million in 2001. This increase resulted primarily from a cumulative effect of a change in accounting principle of $23.9 million related to our adoption of SFAS No. 133 on January 1, 2001 and a loss of $51.2 million on interest rate agreements as a result of SFAS No. 133.

     MINORITY INTEREST IN LOSS OF SUBSIDIARY. Minority interest in loss of subsidiary increased by $251.9 million, or 20.5%, from $1,226.3 million in 2000 to $1,478.2 million in 2001. Minority interest in loss of subsidiary represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of

Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc. The increase is a result of an increase in loss before minority interest offset by a decrease in the minority interest percentage as a result of the issuance of Class A common stock by Charter Communications, Inc.

     NET LOSS. Net loss increased by $349.0 million from $828.7 million in 2000 to $1,177.7 million in 2001 as a result of the combination of factors described above.

     PREFERRED STOCK DIVIDENDS. Charter Communications, Inc. issued 505,664 shares of Series A Convertible Redeemable Preferred Stock in connection with the Cable USA acquisition in August 2001, on which it pays a quarterly cumulative cash dividends at an annual rate of 5.75% on a liquidation preference of $100 per share.

     LOSS PER COMMON SHARE. The loss per common share increased by $0.70, or 19.1%, from $3.67 per common share for the year ended December 31, 2000 to $4.37 per common share for the year ended December 31, 2001 as a result of the factors described above, partially offset by an increase in weighted average shares outstanding due to the issuance of 60,247,350 shares of common stock in May 2001.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     REVENUES. Revenues increased by $1,821.0 million, or 128%, from $1,428.2 million in 1999 to $3,249.2 million in 2000. System operations acquired after January 1, 1999 accounted for $1,578.3 million, or 87%, of the increase in 2000, while systems acquired before January 1, 1999 accounted for $242.7 million, or 13%. Revenues by service offering are as follows (dollars in millions):

                                      YEAR ENDED DECEMBER 31,
                             -----------------------------------------
                                    2000                  1999             2000 OVER 1999
                             -------------------   -------------------   ------------------
                                          % OF                  % OF                   %
                             BALANCE    REVENUES   BALANCE    REVENUES    CHANGE    CHANGE
                             --------   --------   --------   --------   --------   -------
Analog video...............  $2,504.5     77.1%    $1,155.2     80.8%    $1,349.3     116.8%
Digital video..............      89.3      2.7%         7.7      0.6%        81.6   1,059.7%
Cable modem................      54.7      1.7%        10.0      0.7%        44.7     447.0%
Advertising sales..........     234.6      7.2%        72.0      5.1%       162.6     225.8%
Other......................     366.1     11.3%       183.3     12.8%       182.8      99.7%
                             --------    -----     --------    -----     --------
                             $3,249.2    100.0%    $1,428.2    100.0%    $1,821.0
                             ========    =====     ========    =====     ========

     Analog video customers increased by 898,300, or 16.5%, to 6,350,900 at December 31, 2000 as compared to 5,452,600 at December 31, 1999. Of this increase, approximately 781,400 customer additions were the result of acquisitions. The remaining net increase of 116,900 customers relates to internal growth, which represents an increase of approximately 2.5% compared to the prior year on a pro forma basis.

     Digital video customers increased by 943,300, or 747.5%, to 1,069,500 at December 31, 2000 from 126,200 at December 31, 1999. Of this increase, approximately 29,200 customer additions were the result of acquisitions. The remaining net increase of 914,100 customers relates to internal growth. The pace of growth increased throughout the year as we upgraded our systems. We surpassed our expectations throughout the year, with an average of 17,600 digital installations per week during 2000 which increased to 40,000 digital installations per week in December 2000. Increased marketing efforts and strong demand for this service contributed to the increase.

     Data customers increased by 180,400, or 250.6%, to 252,400 at December 31, 2000 from 72,000 at December 31, 1999. Of this increase, approximately 12,400 customer additions were the result of acquisitions. The remaining net increase of 168,000 customers relates to internal growth. Data customers consisted of 215,900 cable modem customers and 36,500 dial-up customers at December 31, 2000. The increase resulted primarily from internal growth, which continued to increase as we upgraded our systems to offer high-speed interactive services to a larger customer base. Marketing efforts coupled with strong demand for such services also contributed to the increase.

     Advertising sales increased $162.6 million, or 225.8%, from $72.0 million in 1999 to $234.6 million in 2000. Of this increase, approximately $101.8 million was the result of acquisitions. The remaining increase of $60.8 million relates to internal growth. As a result of our rebuild efforts, we experienced increased capacity primarily as the result of expanded channel line-ups and thus, increased advertising. The significant level of political campaign advertising in 2000 also contributed to increased advertising revenues.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $913.3 million from $738.0 million in 1999 to $1,651.3 million in 2000. System operations acquired after January 1, 1999 accounted for $813.8 million or 89% of the increase in 2000 while systems acquired before January 1, 1999 accounted for $99.5 million or 11%. Key expense components as a percentage of revenues are as follows (dollars in millions):

                                         YEAR ENDED DECEMBER 31,
                                 ----------------------------------------
                                        2000                  1999          2000 OVER 1999
                                 -------------------   ------------------   ---------------
                                              % OF                 % OF                %
                                 BALANCE    REVENUES   BALANCE   REVENUES   CHANGE   CHANGE
                                 --------   --------   -------   --------   ------   ------
General, administrative and
  service......................  $  719.6     22.1%    $342.9      24.0%    $376.7   109.9%
Analog video programming.......     736.0     22.7%     327.9      23.0%     408.1   124.5%
Digital video..................      36.2      1.1%       3.5       0.2%      32.7   934.3%
Cable modem....................      39.2      1.2%       9.0       0.6%      30.2   335.6%
Advertising sales..............      56.5      1.7%      19.0       1.3%      37.5   197.4%
Marketing......................      63.8      2.0%      35.7       2.5%      28.1    78.7%
                                 --------              ------               ------
                                 $1,651.3              $738.0               $913.3
                                 ========              ======               ======

     The increase in general, administrative and service costs of approximately $376.7 million, or 109.9%, resulted primarily from increases in corporate and regional resources to support our growth. The increase in analog video programming costs of approximately $408.1 million, or 124.5%, was primarily the result of continued inflationary or negotiated increases, primarily in sports programming, coupled with increased channel capacity. The increase of approximately $32.7 million, or 934.3%, in direct operating costs to provide digital video services resulted from acquisitions and internal growth of these advanced services. The increase of approximately $30.2 million, or 335.6%, in direct operating costs to provide cable modem services resulted from acquisitions and internal growth. Advertising sales costs increased by approximately $37.5 million, or 197.4%, primarily as the result of acquired operations. Marketing expenses increased by approximately $28.1 million, or 78.7%, as the result of acquired operations coupled with an increased level of promotions of advanced product offerings, including digital video and cable modem high-speed service.

     GROSS MARGIN. Gross margin (defined as revenues less operating, general and administrative expenses) increased from 48.3% in 1999 to 49.2% in 2000, primarily resulting from the increases in sales of digital video and cable modem services in 2000 as compared to 1999. Analog video gross margin decreased from 71.6% in 1999 to 70.6% in 2000, primarily resulting from continued inflation and negotiated increases in programming costs. Digital video gross margin increased from 54.5% in 1999 to 59.5% in 2000, primarily resulting from an increased customer base. Cable modem gross margin increased from 10.0% in 1999 to 28.3% in 2000 resulting from an increased customer base. Advertising sales gross margin increased from 73.6% in 1999 to 75.9% in 2000 resulting from expanded channel capacity as a result of our system upgrades, coupled with increased advertising purchases by programmers.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1,727.8 million, or 231.8%, from $745.3 million in 1999 to $2,473.1 million in 2000. This increase resulted from a full year of expense on the fixed assets and franchises of our 1999 acquisitions, a partial year of expense on 2000 acquisitions and capital expenditures of $2.8 billion to rebuild and upgrade our cable systems in 2000. Related to the rebuild and upgrade of our plant, the useful lives of certain depreciable assets were shortened. As a result, an additional $508.5 million of depreciation expense was recorded during 2000. These increases were partially offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $39.0 million, or 48.8%, from $80.0 million in 1999 to $41.0 million in 2000. The expense relates to option grants at the time of our initial public offering at prices less than the estimated fair market value of our stock resulting in compensation expense to be accrued over the vesting period of the options. Compensation expense will continue to be recorded at a decreasing rate until the last vesting period lapses in April 2004.

     CORPORATE EXPENSES. Corporate expenses increased by $3.8 million, or 7.4%, from $51.4 million in 1999 to $55.2 million in 2000. The increase was primarily a result of continued growth as a result of acquisitions.

     INTEREST EXPENSE. Interest expense increased by $581.3 million, or 121.7%, from $477.8 million in 1999 to $1,059.1 million in 2000. The increase in interest expense was a result of increased average debt outstanding in 2000 of $12,281.2 million compared to $7,108.5 million in 1999, coupled with an increase in our average borrowing rate of 0.66% from 8.36% in 1999 to 9.02% in 2000. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income decreased by $27.2 million, or 78.8%, from $34.5 million in 1999 to $7.3 million in 2000. The decrease in interest income was a result of lower average cash balances during 2000 due to required credit facility draw downs in 1999 which were not required in 2000.

     LOSS ON EQUITY INVESTMENTS. The loss in 2000 was primarily due to losses of $7.5 million on investments carried under the equity method of accounting and other than temporary losses of $11.8 million on investments carried under the cost method. These losses were primarily the result of weakening market conditions coupled with poor performance.

     MINORITY INTEREST IN LOSS OF SUBSIDIARY. Minority interest in loss of subsidiary increased by $653.7 million, or 114.2%, from $572.6 million in 1999 to $1,226.3 million in 2000. Minority interest in loss of subsidiary represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NET LOSS. Net loss increased by $762.5 million from $66.2 million in 1999 to $828.7 million in 2000 as a result of the combination of factors discussed above.

     LOSS PER COMMON SHARE. The loss per common share increased by $1.45, or 65.3%, from $2.22 per common share for the year ended December 31, 1999 to $3.67 per common share for the year ended December 31, 2000 as a result of the factors described above, partially offset by the issuance of stock during 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, borrowings under the credit facilities of our subsidiaries, issuances of debt securities by our subsidiaries and us and our issuances of equity securities. Charter Communications, Inc.'s ability to make payments on its debt securities is dependent on its receipt of payments on its mirror debt securities issued by its subsidiaries and distributions from Charter Communications Holdings Company or proceeds of the sale of its securities.

     OPERATING ACTIVITIES. Net cash provided by operating activities for the years ended December 31, 2001, 2000 and 1999 was $518.7 million, $1.1 billion and $479.9 million, respectively. For the year ended December 31, 2001, net cash provided by operating activities was due primarily to a loss before minority interest of $2.7 billion, and offset partially by a change in other operating assets and liabilities of $679.4 million. For the year ended December 31, 2000, net cash provided by operating activities was due primarily to a loss before minority interest of $2.1 billion, and offset partially by a change in other operating assets and liabilities of $466.8 million. For the year ended December 31, 1999, net cash provided by operating activities was due primarily to a loss before minority interest of $638.8 million, and offset by a change in other operating assets and liabilities of $186.2 million.

     Operating activities provided $612.5 million less cash in 2001 than in 2000. Net loss provided $349.0 million less cash in 2001 than in 2000 primarily due to increases in interest expense resulting from higher average outstanding debt balances due to net borrowings of $3.0 billion during 2001, and changes in accounts payable and accrued expenses that provided $750.9 million less cash in 2001 than in 2000 primarily due to differences in the timing of payments.

     Operating activities provided $651.3 million more cash in 2000 than in 1999. Net loss provided $762.4 million less cash in the year ended December 31, 2000 than in 1999 primarily due to increases in interest expense resulting from higher average outstanding debt balances due to net borrowings of $1.6 billion during 2000, changes in accounts payable and accrued expenses that provided $522.3 million more cash in 2000 than in 1999 primarily due to differences in the timing of payments, and changes in accounts receivable that used $106.1 million more cash in 2000 than in 1999 primarily due to differences in the timing of receivable collections.

     INVESTING ACTIVITIES. Net cash used in investing activities for the years ended December 31, 2001, 2000 and 1999 was $4.8 billion, $4.1 billion and $10.1 billion, respectively. For the year ended December 31, 2001, net cash used in investing activities resulted primarily from capital expended of $3.0 billion for property and equipment and $1.8 billion for the acquisition of cable systems. For the year ended December 31, 2000, cash used in investing activities resulted primarily from capital expended of $2.8 billion for property and equipment and $1.2 billion for the acquisition of cable systems. For the year ended December 31, 1999, net cash used in investing activities resulted primarily from $7.6 billion for the acquisition of cable systems and $1.7 billion from a loan to Marcus Cable Holdings. Capital expenditures are primarily for the continued upgrade and rebuild of our systems in order to offer advanced services to our customers and for normal recurring capital expenditures and our continued upgrade and rebuild will continue to require substantial capital. In 2002, we expect to spend a total of approximately $2.475 billion to upgrade and rebuild our systems. See "-- Capital Expenditures" for further information.

     Investing activities used $755.3 million more cash in 2001 than in 2000. Purchases of property, plant and equipment used $201.9 million more cash in 2001 than in 2000 as a result of our efforts to upgrade, rebuild and expand our cable systems. Payments for acquisitions used $566.7 million more cash in 2001 than in 2000 primarily as a result of our acquisition of cable systems from AT&T Broadband.

     Investing activities used $6.0 billion less cash in 2000 than in 1999. Purchases in property, plant and equipment used $2.1 billion more cash in 2000 than in 1999 as a result of our efforts to upgrade, rebuild and expand our cable systems. This was offset by payments for acquisitions which used $6.4 billion less cash in 2000 than in 1999 due to our eleven acquisitions in 1999 for which we paid, among other consideration, $7.6 billion in cash, net of cash acquired. In addition, we used $1.7 billion less cash in 2000 than in 1999 due to a nonrecurring loan to Marcus Cable Holdings during 1999.

     FINANCING ACTIVITIES. Net cash provided by financing activities for the years ended December 31, 2001, 2000 and 1999 was $4.2 billion, $2.9 billion and $9.7 billion, respectively. For the year ended December 31, 2001, we received proceeds from the issuance of long-term debt of $7.3 billion and proceeds from the issuance of common stock of $1.2 billion. This was offset primarily by repayment of long-term debt of $4.3 billion. For the year ended December 31, 2000, we received proceeds from the issuance of long-term debt of $7.5 billion. This was offset primarily by repayment of long-term debt of $4.5 billion. The increase in cash from financing activities was primarily due to the additional funding needed for acquisitions, capital expenditures and general corporate purposes. For the year ended December 31, 1999, we received proceeds from the issuance of long-term debt of $10.1 billion, proceeds from the initial public offering of Class A common stock of $3.5 billion and proceeds from capital contributions by Vulcan Cable III of $1.9 billion. This was offset primarily by repayment of long-term debt of $5.7 billion.

     Financing activities provided $1.2 billion more cash in 2001 than in 2000. The increase in cash provided in 2001 compared to 2000 was primarily due to proceeds from the issuance of Class A common stock of $1.2 billion.

     Financing activities provided $6.8 billion less cash in 2000 than in 1999. Borrowings of long-term debt provided $2.6 billion less cash in 2000 than in 1999 due to lower borrowings in 2000 while repayments of long-term debt used $1.2 billion less cash in 2000 than in 1999. Net proceeds from our initial public offering of Class A common stock and capital contributions to Charter Communications Holding Company by Vulcan Cable III provided $3.5 billion and $1.9 billion less cash in 2000 than in 1999, respectively, as these were one time events that did not recur in 2000. See "-- Financing Activities."

     As of December 31, 2001 and 2000, long-term debt totaled approximately $16.3 billion and $13.1 billion, respectively. This debt was comprised of approximately $6.7 billion and $7.3 billion of debt under our subsidiaries' credit facilities, $8.2 billion and $5.0 billion of high yield debt and approximately $1.4 billion and $750.0 million of debt related to our convertible senior notes at December 31, 2001 and 2000, respectively. As of December 31, 2001, we had unused availability of $2.3 billion under the credit facilities of our subsidiaries. After giving effect to the amendment of the Charter Operating and CC VIII Operating credit facilities on January 3, 2002, we would have had $2.6 billion of unused availability under the credit facilities of our subsidiaries as of December 31, 2001.

     As of December 31, 2001 and 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high yield debt was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 7.6% and 8.6%, respectively. Approximately 81.9% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000. The fair value of our total fixed-rate debt was $9.5 billion and $5.5 billion at December 31, 2001 and 2000, respectively. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximated the carrying value of $6.7 billion and $7.3 billion at December 31, 2001 and 2000, respectively, since this debt bears interest at current market rates.

     In recent years, we have incurred significant additional debt to fund our capital expenditures and acquisitions. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our credit facilities and other debt instruments contain various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See
"-- Financing Activities," "Certain Trends and Uncertainties -- Restrictive Covenants" and the "Risk Factors" included in and/or filed with other documents we file with the SEC from time to time for further information. Additionally, in the event of a default or an event of default under the credit agreements of our subsidiaries, such as the failure to maintain the applicable required financial ratios, we would be unable to borrow under these credit facilities, which could adversely impact our ability to operate our business and to make payments under our debt instruments. An event of default may in certain circumstances result in the acceleration of our debt under the related credit facility and may result in defaults under the agreements governing our other long-term indebtedness. See "-- Financing Activities" for a description of certain of the terms of the agreements governing our long-term indebtedness.

     We currently anticipate that we will have sufficient capital from operating revenues and existing credit facilities to fund our operating costs, interest expense, required debt repayments and capital expenditures during 2002 and through 2003, after which time we expect that cash flows from operations will fund our operating costs, interest expense and capital expenditures. However, any projections about future capital need and cash flows are subject to substantial uncertainty. See "-- Certain Trends and Uncertainties."

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system improvements, for the development of new products and services, and deployment of digital converters and cable modems. Upgrading our cable systems will enable us to offer an increasing variety of advanced products and services, including digital television, cable modem high-speed Internet access, video-on-demand interactive services additional channels and tiers and expanded pay-per-view options, to a larger customer base.

     We made capital expenditures, excluding acquisitions of cable systems of $3.0 billion, $2.8 billion and $741.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The majority of the capital expenditures in 2001 related to our rebuild and upgrade program and purchases of converters and cable modems, and were funded from cash flows from operations, the issuance of debt, borrowings under credit facilities and the issuance of Class A common stock.

     In 2002, we expect to spend a total of approximately $2.475 billion to upgrade and rebuild our systems in order to offer advanced services to our customers and for normal recurring capital expenditures. Normal recurring capital expenditures will include extensions of systems, development of new products and services, purchases of converters and cable modems, system improvements and the build-out of advanced customer contact centers. The actual amount that we spend on these types of capital expenditures will depend on the level of our growth in digital cable customer base and in the delivery of other advanced services. We currently anticipate that we will have sufficient capital to fund our capital expenditures through 2003, after which time we expect that cash flows from operations will fund our capital expenditures and interest expense. However, we may need additional capital if there is accelerated growth in digital cable customers or in the delivery of other advanced services, whether as a result of increasing demand for advanced products and services in our upgraded service areas or a need to upgrade other service areas ahead of schedule. We may also need additional capital if we acquire substantial additional customers. If we are not able to obtain such capital from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund any accelerated growth, offer advanced products and services or compete effectively. Consequently, our growth, financial condition and results of operations could suffer materially.

INVESTING ACTIVITIES

     HIGH SPEED ACCESS CORP. High Speed Access was a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter Communications entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity controlled by Mr. Allen, and certain of our subsidiaries made equity investments in High Speed Access. On December 5, 2000, one of our subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively.

     On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to its subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access' Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. Additional purchase price adjustments may be made as provided in the asset purchase agreement. Charter Communications Holding Company obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrently with the closing of the transaction, High Speed Access purchased all of its common stock held by Vulcan Ventures, and certain of the agreements between our subsidiaries and High Speed Access Corp., including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement were terminated. As of December 31, 2001 and 2000, the carrying value of the investment in High Speed Access was zero and $38.2 million, respectively. Following the closing of the asset purchase, neither we nor any of our subsidiaries nor Vulcan Ventures beneficially owned any equity securities of High Speed Access. See the Proxy Statement, "Certain Relationships and Related Transactions -- Business Relationships."

     WORLDGATE/TVGATEWAY. WorldGate Communications, Inc. is a provider of Internet access through cable systems. Charter Communications, Inc. has an affiliation agreement with WorldGate for an initial term which expires in November 2002. On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TVGateway, LLC, with WorldGate Communications, Inc. and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of $1.0 million, $1.5 million and $1.5 million in December 2000, July 2001 and December 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. On August 15, 2000, in connection with the formation of the joint venture, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78 per share. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service. As of December 31, 2001, Charter Communications Holding Company had earned warrants to purchase 27,853 shares, but has not yet received documentation evidencing them. One of our subsidiaries holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002 and also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of December 31, 2001 and 2000, the carrying value of our investment in WorldGate was approximately $183,000 and $529,000, respectively, and the carrying value of our investment in TVGateway was approximately $2.6 million and $1.1 million, respectively. See the Proxy Statement, "Certain Relationships and Related Transactions -- Business Relationships."

     DIGEO, INC. In connection with the execution our carriage agreement on March 5, 2001, with digeo interactive, LLC, a subsidiary of digeo, inc., which will function as its television-based Internet portal for an initial six-year period, Charter Communications Ventures, LLC, received an equity interest in digeo, inc. funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through Digeo Broadband Holdings, LLC to acquire digeo, inc. equity in order to maintain Charter Venture's pro rata interest in digeo, inc. in the event of certain future digeo, inc. equity financings by the founders of digeo, inc. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. For the year ended December 31, 2001, Charter Communications, Inc. recorded a $599,000 loss on its investment in digeo, inc. See the Proxy Statement, "Certain Relationships and Related Transactions -- Business Relationships."

     ACQUISITIONS. See "-- Business -- Acquisitions" for a discussion of our investments through acquisitions.

FINANCING ACTIVITIES

     As of December 31, 2001, our total debt was approximately $16.3 billion. Actual debt outstanding at December 31, 2001 and pro forma for the issuance of the January 2002 Charter Holdings notes described herein is summarized below (dollars in thousands):

                                                                ACTUAL       PRO FORMA
                                                              BALANCE AT     BALANCE AT
                                                             DECEMBER 31,   DECEMBER 31,
                                                                 2001           2001
                                                             ------------   ------------
LONG-TERM DEBT
Charter Communications, Inc.:
  October and November 2000
     5.75% convertible senior notes due 2005...............  $   750,000    $   750,000
  May 2001
     4.75% convertible senior notes due 2006...............      632,500        632,500
Charter Holdings:
  March 1999
     8.250% senior notes due 2007..........................      600,000        600,000
     8.625% senior notes due 2009..........................    1,500,000      1,500,000
     9.920% senior discount notes due 2011.................    1,475,000      1,475,000
  January 2000
     10.000% senior notes due 2009.........................      675,000        675,000
     10.250% senior notes due 2010.........................      325,000        325,000
     11.750% senior discount notes due 2010................      532,000        532,000
  January 2001
     10.750% senior notes due 2009.........................      900,000        900,000
     11.125% senior notes due 2011.........................      500,000        500,000
     13.500% senior discount notes due 2011................      675,000        675,000
  May 2001
     9.625% senior notes due 2009..........................      350,000        350,000
     10.000% senior notes due 2011.........................      575,000        575,000
     11.750% senior discount notes due 2011................    1,018,000      1,018,000
  January 2002
     9.625% senior notes due 2009..........................           --        350,000
     10.000% senior notes due 2011.........................           --        300,000
     12.125% senior discount notes due 2012................           --        450,000
Renaissance:
  10.00% senior discount notes due 2008....................      114,413        114,413
CC V Holdings:
  11.875% senior discount notes due 2008...................      179,750        179,750
Other long-term debt.......................................        1,313          1,313
CREDIT FACILITIES
Charter Operating..........................................    4,145,000      3,680,000
CC VI Operating............................................      901,000        825,000
CC VII.....................................................      582,000        485,000
CC VIII Operating..........................................    1,082,000        975,000
                                                             -----------    -----------
                                                              17,512,976     17,867,976
Unamortized discount.......................................   (1,170,103)    (1,375,144)
                                                             -----------    -----------
                                                             $16,342,873    $16,492,832
                                                             ===========    ===========

     5.75% CONVERTIBLE SENIOR NOTES. In October and November 2000, Charter Communications, Inc. issued 5.75% convertible senior notes with an aggregate principal amount at maturity of $750.0 million. The 5.75% convertible senior notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share, subject to certain adjustments. These notes are redeemable at our option at amounts decreasing from 102.3% to 100% of the principal amount plus accrued and unpaid interest beginning on October 15, 2003, to the date of redemption. Interest is payable semiannually on April 15 and October 15, beginning April 15, 2001, until maturity on October 15, 2005. The net proceeds of $727.5 million were used to repay a portion of the amount outstanding under the 2000 Charter Holdings senior bridge loan.

     4.75% CONVERTIBLE SENIOR NOTES. In May 2001, Charter Communications, Inc. issued 4.75% convertible senior notes with an aggregate principal amount at maturity of $632.5 million. The 4.75% convertible senior notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. These notes are redeemable at our option at amounts decreasing from 101.9% to 100% of the principal amount plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption. Interest is payable semiannually on December 1 and June 1, beginning December 1, 2001, until maturity on June 1, 2006. The net proceeds of $608.7 million were used to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries and for general corporate purposes, including capital expenditures.

     MARCH 1999 CHARTER HOLDINGS NOTES. In March 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     The 8.250% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity. The 8.625% senior notes are redeemable at our option at amounts decreasing from 104.313% to 100% of par value plus accrued and unpaid interest beginning on April 1, 2004, to the date of redemption. At any time prior to April 1, 2002, we may redeem up to 35% of the aggregate principal amount of the 8.625% senior notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% senior discount notes are redeemable at our option at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, we may redeem up to 35% of the aggregate principal amount of the 9.920% senior discount notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 2004, until maturity.

     As of December 31, 2001, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was approximately $1.2 billion.

     JANUARY 2000 CHARTER HOLDINGS NOTES. In January 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.000% senior notes due 2009, $325.0 million in aggregate principal amount of 10.250% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.750% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes.

     The 10.000% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning April 1, 2000, until maturity. The 10.250% senior notes are redeemable at our option at amounts decreasing from 105.125% to 100% of par value plus accrued and unpaid interest beginning on January 15, 2005, to the date of redemption. At any time prior to January 15, 2003, we may redeem up to 35% of the aggregate principal amount of the 10.250% senior notes at a redemption price of 110.250% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning July 15, 2000, until maturity.

     The 11.750% senior discount notes are redeemable at our option at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2005. At any time prior to January 15, 2003, we may redeem up to 35% of the aggregate principal amount of the 11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2005, until maturity.

     As of December 31, 2001, a total of $1.0 billion of the January 2000 Charter Holdings 10.000% and 10.250% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $376.1 million.

     JANUARY 2001 CHARTER HOLDINGS NOTES. In January 2001, Charter Holdings and Charter Capital issued $2.1 billion in aggregate principal amount of senior notes. The January 2001 Charter Holdings notes consisted of $900.0 million in aggregate principal amount of 10.750% senior notes due 2009, $500.0 million in aggregate principal amount of 11.125% senior notes due 2011 and $675.0 million in aggregate principal amount at maturity of 13.500% senior discount notes due 2011. The net proceeds of approximately $1.72 billion were used to repay all remaining amounts then outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI Operating revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes.

     The 10.750% senior notes are not redeemable prior to maturity. Interest is payable semiannually on April 1 and October 1, beginning October 1, 2001 until maturity. The 11.125% senior notes are redeemable at our option at amounts decreasing from 105.563% to 100% of par value plus accrued and unpaid interest, beginning on January 15, 2006, to the date of redemption. At any time prior to January 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 11.125% senior notes at a redemption price of 111.125% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2001, until maturity.

     The 13.500% senior discount notes are redeemable at our option at amounts decreasing from 106.750% to 100% of accreted value beginning January 15, 2006. At any time prior to January 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 13.500% senior notes at a redemption price of 113.500% of the accreted value under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2006, until maturity.

     As of December 31, 2001, a total of $1.4 billion of the January 2001 Charter Holdings 10.750% and 11.125% senior notes were outstanding, and the accreted value of the 13.500% senior discount notes was approximately $398.3 million.

     MAY 2001 CHARTER HOLDINGS NOTES. In May 2001, Charter Holdings and Charter Capital issued $1.94 billion in aggregate principal amount of senior notes. The May 2001 Charter Holdings notes consisted of $350.0 million in aggregate principal amount of 9.625% senior notes due 2009, $575.0 million in aggregate principal amount of 10.000% senior notes due 2011 and $1.0 billion in aggregate principal amount at maturity of 11.750% senior discount notes due 2011. The net proceeds of approximately $1.47 billion were used to pay a portion of the purchase price of the AT&T transactions, repay all amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity. The 10.000% senior notes are redeemable at our option at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of

110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 11.750% senior discount notes are redeemable at our option at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2006. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on May 15 and November 15 beginning November 15, 2006, until maturity.

     As of December 31, 2001, a total of $925.0 million of the May 2001 Charter Holdings 9.625% and 10.000% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $618.1 million.

     RENAISSANCE NOTES. In connection with the acquisition of Renaissance in April 1999, we assumed $163.2 million principal amount at maturity of 10.000% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

     In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of December 31, 2001, $114.4 million of the Renaissance notes were outstanding, and the accreted value was approximately $103.6 million.

     CC V HOLDINGS NOTES. Charter Communications Holding Company acquired CC V Holdings (f/k/a Avalon Cable) in November 1999 and assumed CC V Holdings' outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, through change of control offers and purchases in the open market, we repurchased all of the $150.0 million aggregate principal amount of the CC V Holdings 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with the proceeds from sale of the January 2000 Charter Holdings notes.

     Contemporaneously, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of December 31, 2001, CC V Holdings 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $146.3 million.

     FALCON NOTES. Charter Communications Holding Company acquired the Falcon entities (n/k/a CC VII) in November 1999 and assumed Falcon's outstanding $375.0 million in principal amount of 8.375% senior notes due 2010 and 9.285% senior discount notes due 2010 with an accreted value of approximately $319.1 million as of the acquisition date. Charter Communications Holding Company transferred Falcon to Charter Holdings in January 2000.

     In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% senior notes with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% senior discount notes with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     BRESNAN NOTES. We acquired the Bresnan companies (n/k/a CC VIII) in February 2000 and assumed Bresnan's outstanding $170.0 million in principal amount of 8.000% senior notes due 2009 and $275.0 million in principal amount at maturity of 9.250% senior discount notes due 2009 with an accreted value of $192.2 million. In March 2000, we repurchased all of the outstanding Bresnan notes at purchase prices of 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million, using proceeds from the sale of the January 2000 Charter Holdings notes.

     JANUARY 2002 CHARTER HOLDINGS NOTES. In January 2002, Charter Holdings and Charter Capital issued senior notes with an aggregate principal amount at maturity of $1.1 billion. The January 2002 Charter Holdings notes are comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million, were used to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity. The 10.000% senior notes are redeemable at our option at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of 110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 12.125% senior discount notes are redeemable at our option at amounts decreasing from 106.683% to 100% of accreted value beginning January 15, 2007. At any time prior to January 15, 2005, we may redeem up to 35% of the aggregate principal amount of the 12.125% senior discount notes at a redemption price of 112.125% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2007, until maturity.

     CONVERTIBLE SENIOR NOTES AND HIGH YIELD INDEBTEDNESS -- CHANGE OF CONTROL; RESTRICTIVE COVENANTS. In the event of a specified change of control under each of the indentures governing the public notes of our subsidiaries described above, including the Charter Holdings notes, our subsidiaries must offer to repurchase any then outstanding public notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any. See "-- Certain Trends and Uncertainties -- Long-Term Indebtedness -- Change of Control Payments."

     In the event of a specified change of control event in the indentures governing the Charter Communications, Inc. convertible senior notes, Charter Communications, Inc. must offer to repurchase any then outstanding 5.75% convertible senior notes and 4.75% convertible senior notes at 100% of their principal amount plus accrued interest to the repurchase date. See "-- Certain Trends and Uncertainties -- Long-Term Indebtedness -- Change of Control Payments."

     The indentures governing the public notes of our subsidiaries contain certain covenants that restrict the ability of Charter Holdings and Charter Capital and their restricted subsidiaries to:

     - incur additional debt;

     - pay dividends on stock or repurchase stock;

     - grant liens;

     - make investments;

     - sell all or substantially all of our assets or merge with or into other companies;

     - sell assets;

     - in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

     - engage in certain transactions with affiliates.

     The indentures governing the Avalon and Renaissance notes contain similar restrictions.

     Additionally, the indentures governing the high yield debt of our subsidiaries contain information requirements and events of default and certain restrictive covenants. The events of default under the Charter Holdings notes include a cross-default to acceleration of, or failure to pay when due any scheduled payment of principal in respect of, any indebtedness of Charter Holdings, Charter Capital or any of Charter Holdings' restricted subsidiaries having an outstanding principal amount in excess of $100 million. Each of the indentures governing our convertible senior notes includes a substantially similar provision for Charter Communications, Inc., and its significant subsidiaries. As a result, an event of default related to the failure to make a principal payment when due or the acceleration of the indebtedness under the credit facilities of our subsidiaries or the Avalon and Renaissance indentures could cause a cross-default under the Charter Holdings indentures and the indentures governing our convertible senior notes. See
"-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries" and "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. The Avalon indenture contains events of default that include a cross-default to acceleration of, or failure to make payments when due or within the applicable grace period, by CC V Holdings, CC V Holdings Finance or any restricted subsidiary, on any indebtedness in excess of $5.0 million. As a result, an event of default related to the failure to make a payment when due or the acceleration of the indebtedness under the CC VIII Operating credit facility could cause a cross-default under the Avalon indenture. See "-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries."

     Distributions under the indentures governing the Charter Holdings notes by Charter Holdings to Charter Communications Holding Company or to Charter Communications, Inc. to pay interest or principal on the convertible senior notes are generally permitted, provided that Charter Holdings meets certain specified financial ratios. In each case, such distributions are not permitted during the existence of a default under the Charter Holdings indentures. Distributions to Charter Holdings to pay interest on the Charter Holdings notes are subject to the restricted payment provisions contained in the indenture for the 11.875% CC V Holdings, LLC notes and the Renaissance notes. See "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     CHARTER OPERATING CREDIT FACILITIES. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operating's subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the equity interests of Charter Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the equity interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings.

     The Charter Operating credit facilities were amended and restated on January 3, 2002 and provide for four term facilities: two Term A facilities with an aggregate principal amount of $1.11 billion that matures in September 2007, each with different amortization schedules, one beginning in June 2002 and one beginning in September 2005; and two Term B facilities with an aggregate principal amount of $2.75 billion, of which $1.85 billion matures in March 2008 and $900 million matures in September 2008. The amortization of the principal amount of the Term B term loan facilities is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The Charter Operating credit facilities also provide for two revolving credit facilities, in an aggregate amount of $1.34 billion, which will reduce annually beginning in March 2004 and September 2005, with a maturity date in September 2007. At the option of the lenders, supplemental credit facilities in the amount of $100.0 million may be available. Amounts under the Charter Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.50% to 7.69% as of December 31, 2001) and 1.75% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were approximately $4.1 billion and the unused availability was $855.0 million. After giving effect to the amendment to the Charter Operating credit facilities on January 3, 2002, unused availability would have been $1.06 billion as of December 31, 2001. We repaid $465.0 million under the Charter Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VI OPERATING CREDIT FACILITIES. The obligations under the CC VI Operating credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the CC VI Operating credit facilities are secured by pledges of the equity interests and intercompany obligations of CC VI Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries. The obligations under the CC VI Operating credit facilities are also secured by pledges of intercompany obligations and the equity interests of CC VI Holdings in CC VI Operating, but are not secured by the other assets of CC VI Holdings.

     The CC VI Operating credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The CC VI credit facilities also provide for a $350.0 million reducing revolving credit facility with a maturity date in May 2008. At the option of the lenders, supplemental credit facilities in the amount of $300.0 million may be available until December 31, 2004. Amounts under the CC VI credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% for Eurodollar loans (6.34% to 7.93% as of December 31, 2001) and 2.0% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance of the Term A facility and the revolving facility. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price.

     As of December 31, 2001, outstanding borrowings were $901.0 million and unused availability was $299.0 million. We repaid $76.0 million under the CC VI revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VII CREDIT FACILITIES. The obligations under the CC VII credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The obligations under the CC VII credit facilities are secured by pledges of the equity interests and intercompany obligations of Falcon Cable Communications in its subsidiaries and its subsidiaries' obligations and interests in each of their subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries. The obligations under the CC VII credit facilities are also secured by pledges of intercompany obligations and the equity interests of Charter Communications VII in Falcon Cable Communications, but are not secured by the other assets of Charter Communications VII.

     The previous Falcon credit facilities were amended in connection with the Falcon acquisition in November 1999 and again in September 2001. The CC VII credit facilities provide for two term facilities, one with a principal amount of $194.0 million that matures June 2007 (Term B), and the other with the principal amount of $291.0 million that matures December 2007 (Term C). The CC VII credit facilities also provide for a reducing revolving facility of up to approximately $77.7 million (maturing in December 2006), a reducing supplemental facility of up to $110.0 million (maturing in December 2007) and a second reducing revolving facility of up to $670.0 million (maturing in June 2007). At the option of the lenders, supplemental credit facilities in the amount of up to $486.4 million may also be available. Amounts under the CC VII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% for Eurodollar loans (5.50% to 7.08% as of December 31, 2001) and up to 1.5% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving facilities.

     As of December 31, 2001, outstanding borrowings were $582.0 million and unused availability was $760.7 million. We repaid $97.0 million under the CC VII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC V HOLDINGS CREDIT FACILITIES. In December 2000, the entities holding the systems acquired in the Bresnan and Avalon transactions were consolidated under CC V Holdings. Upon completion of the Bresnan/ Avalon combination in January 2001, all amounts outstanding under the CC V Holdings credit facilities were repaid and the CC V Holdings credit facilities were terminated.

     CC VIII OPERATING CREDIT FACILITIES. The obligations under the CC VIII Operating credit facilities are guaranteed by the parent company of CC VIII Operating, CC VIII Holdings, LLC, and by the subsidiaries of CC VIII Operating. The obligations under the CC VIII Operating credit facilities are secured by pledges of the equity interests and intercompany obligations of CC VIII Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by other assets of CC VIII Operating or its subsidiaries. The obligations under the CC VIII Operating credit facilities are also secured by pledges of intercompany obligations and the equity interests of CC VIII Holdings in CC VIII Operating, but are not secured by the other assets of CC VIII Holdings.

     Upon the completion of the Bresnan/Avalon combination in January 2001, the CC VIII Operating credit facilities were amended and restated to, among other things, increase borrowing availability by $555.0 million. The credit facilities were further amended and restated on January 3, 2002 and provide for borrowings of up to $1.55 billion. The CC VIII Operating credit facilities provide for three term facilities, two Term A facilities with an aggregate principal amount of $500.0 million that mature in June 2007, and a Term B facility with a principal amount of $500.0 million that matures in February 2008. The amortization of the principal amount of the Term B term loan facilities is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The CC VIII Operating credit facilities also provide for two reducing revolving credit facilities, in the aggregate amount of $550.0 million, which will reduce quarterly beginning in March 2002 and September 2005, respectively, with maturity dates in June 2007. At the option of the lenders, supplemental facilities in the amount of $300.0 million may be available. Amounts under the CC VIII Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.09% to 7.84% as of December 31, 2001) and up to 1.75% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were $1.1 billion, and unused availability was $368.0 million. After giving effect to the amendment to the CC VIII credit facilities on January 3, 2002, unused availability would have been $468.0 million as of December 31, 2001. We repaid $107.0 million under the CC VIII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CHARTER HOLDINGS 2000 SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Charter Holdings and Charter Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the CC VII revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds, totaling $727.5 million, from the sales in October and November 2000 of convertible senior notes were used to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. The remaining balance of $272.5 million on the senior bridge loan facility was repaid with the proceeds from the sale of the Charter Holdings January 2001 notes.

     CREDIT FACILITIES -- CHANGE OF CONTROL; RESTRICTIVE COVENANTS. Similar to our indentures and the indentures of our subsidiaries, the credit facilities of our subsidiaries contain change of control provisions, making it an event of default, and permitting acceleration of the debt, in the event of certain specified changes of control, including if Mr. Allen, his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in the related borrower, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests in the related borrower. See "-- Certain Trends and Uncertainties -- Long-Term
Indebtedness -- Change of Control Payments."

     Each of the credit facilities of our subsidiaries contain representations and warranties, affirmative and negative covenants similar to those described above with respect to the indentures governing the public notes of our subsidiaries, information requirements, events of default and financial covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense. Additionally, the credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the borrower. The Charter Operating credit facility also provides that in the event that any existing Charter Holdings notes or other long-term indebtedness of Charter Holdings remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facilities will terminate on such date. See "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     Distributions under the credit facilities of our subsidiaries to Charter Holdings to pay interest on the Charter Holdings notes and distributions under the Charter Operating, CC VIII Operating and CC VII credit facilities to pay interest on the convertible senior notes are generally permitted, in each case provided the relevant borrower's cash flow for the most recent fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Other distributions to Charter Holdings are also permitted if the relevant borrower meets specified financial ratios. In each case, such distributions are not permitted during the existence of a default under the related credit facilities. See "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     The events of default for these credit facilities include, among other things, the failure to comply with specified covenants and a cross-default to acceleration of, or failure to make payments when due or within the applicable grace period, by the related guarantor, borrower or the borrower's restricted subsidiaries, or any specified subsidiary, on any indebtedness in excess of the amounts specified below:

GUARANTOR/BORROWER                                            PRINCIPAL AMOUNT
------------------                                            ----------------
Charter Holdings/Charter Operating..........................   $50.0 million
CC VI Holdings/CC VI Operating..............................   $25.0 million
Charter Communications VII/Falcon Cable Communications......   $10.0 million
CC VIII Holdings/CC VIII Operating..........................   $25.0 million

     An event of default related to the failure to make a payment or the acceleration of the indebtedness under the indentures governing the Charter Holdings notes, which could be caused by a similar event of default under the credit facilities of our subsidiaries, could trigger the cross-default provision of the Charter Operating credit facilities. See "-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries."

     CAPITAL TRANSACTIONS. In May 2001, Charter Communications, Inc. sold shares of its Class A common stock for total proceeds of approximately $1.27 billion. The net proceeds of approximately $1.22 billion were used for general corporate purposes, including capital expenditures.

RELATED PARTY TRANSACTIONS

     See the Proxy Statement, "Certain Relationships and Related
Transactions -- Business Relationships" for information regarding related party transactions and transactions with other parties with whom we or our related parties may have a relationship that enables the parties to negotiate terms of material transactions that may not be available from other, more clearly independent parties, on an arm's length basis.

OUTLOOK

     During 2001, we continued to roll out our advanced services aggressively, focusing on our digital cable and cable modem businesses. We expect 2002 revenue growth of 12% to 14% and operating cash flow growth, after corporate overhead expense, of 11% to 13% over the pro forma results in 2001 (as detailed below in "-- Supplemental Unaudited Pro Forma Data"). We expect no meaningful increase in basic customers in 2002. We anticipate that the number of revenue generating units (basic customers, cable modem and data services) will increase in second quarter 2002 by 275,000 to 300,000 and for the full year 2002 by 1.1 million to
1.2 million over pro forma revenue generating units in 2001. We expect to have video-on-demand service available to approximately half of our digital customers by the end of 2002. Furthermore, we will continue our focus on interactive TV following its recent launch to over 560,000 customers in a number of markets with additional launches in several other markets in 2002 and expect to expand our offering of this service in 2002 to include over 1.0 million customers. In 2002 we expect to offer several new advanced products and services, including an advanced broadband media center terminal that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. Voice-over Internet protocol telephony initiatives will continue to be tested and developed.

     Customer care will remain a priority at Charter. In 2002, we plan to build four additional customer contact centers with goals of increasing efficiency and improving customer service. These new customer contact centers will serve our customer base with state-of-the-art technology to further improve customer satisfaction.

     We will continue our system rebuilds and upgrades so that our customers have access to advanced service technology. We expect to spend approximately $2.5 billion during 2002 for upgrades, rebuilds, and normal recurring capital expenditures.

     Achieving the anticipated growth and increases specified in this Outlook section is subject to many factors, some of which are outside our control. This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in "-- Certain Trends and Uncertainties" and in the "Risk Factors" included in and/or filed with other documents we file with the SEC from time to time. We refer you to these sections, as well as to "Forward-Looking Statements."

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties, in addition to those discussed elsewhere in this 2001 Financial Report, including in the "Risk Factors" included in and/or filed with other documents we file with the SEC from time to time, which risk factors are incorporated by reference herein, that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. We and our subsidiaries have a significant amount of debt. As of December 31, 2001, pro forma for the issuance and sale of the January 2002 Charter Holdings notes and the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the credit facilities of our subsidiaries, our total debt would have been approximately $16.5 billion, our total shareholders' equity would have been approximately $2.5 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $2.8 billion. Since December 31, 2001, our subsidiaries have incurred substantial additional debt under their revolving credit facilities.

     We anticipate that we may incur significant additional debt, including through our subsidiaries, in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we now face will intensify. Our ability to service our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Additionally, it is difficult to assess the impact that the terrorist attacks on September 11, 2001 and the subsequent armed conflict and related events, combined with the general economic slowdown, will have on future operations. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under our credit facilities or from other sources of financing, we may not be able to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     RESTRICTIVE COVENANTS. The credit facilities of our subsidiaries and the indentures governing the publicly held notes of our subsidiaries contain a number of significant covenants that could adversely impact our business. In particular, the credit facilities and indentures of our subsidiaries restrict our subsidiaries' ability to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - grant liens; and

     - pledge assets.

     Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument could trigger acceleration of the debt under the applicable agreement and in certain cases under other agreements governing our long-term indebtedness. Any default under our credit facilities or indentures governing our outstanding debt might adversely affect our growth, our financial condition and our results of operations and the ability to make payments on the publicly held notes of Charter Communications, Inc. and our subsidiaries and the credit facilities of our subsidiaries.

     ACCELERATION OF INDEBTEDNESS OF OUR SUBSIDIARIES. In the event of a default under our subsidiaries' credit facilities or public notes, our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Communications Holding Company or Charter Communications, Inc. to pay interest or principal on our public notes. If the amounts outstanding under such credit facilities or public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on our public notes and we might not be able to repay or make any payments on our public notes. Additionally, such a default would cause a cross-default in the indentures governing the Charter Holdings notes and our convertible senior notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of our subsidiaries' credit facilities or public notes might adversely affect the holders of our public notes and our growth, financial condition and results of operations.

     LONG-TERM INDEBTEDNESS -- CHANGE OF CONTROL PAYMENTS. We may not have the ability to raise the funds necessary to fulfill our obligations under our public notes or the public notes and credit facilities of our subsidiaries following a change of control. Under the indentures governing our public notes, upon the occurrence of specified change of control events, including certain specified dispositions of our stock by Mr. Allen, we are required to offer to repurchase all of our outstanding public notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of our public notes and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control under our subsidiaries' credit facilities and indentures governing their public notes would require the repayment of borrowings under those credit facilities and indentures. Because such credit facilities and public notes are obligations of our subsidiaries, the credit facilities and the public notes would have to be repaid by our subsidiaries before their assets could be available to us to repurchase our public notes. Our failure to make or complete a change of control offer would place us in default under our public notes. The failure of our subsidiaries to make a change of control offer to repay the amounts outstanding under their credit facilities would place them in default of these agreements and could result in a default under the indentures governing our public notes.

     VARIABLE INTEREST RATES. At December 31, 2001, excluding the effects of hedging, approximately 41.1% of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. As of December 31, 2001 and December 31, 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high-yield debt was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 7.6% and 8.6%, respectively. Approximately 81.9% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level, including rate regulation of basic service and equipment and municipal approval of franchise agreements and their terms, such as franchise requirements to upgrade cable plant and meet specified customer service standards. Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals. The Federal Communications Commission is currently conducting a proceeding in which it is considering this channel usage possibility, although it recently issued a tentative decision against such dual carriage.

     There is also uncertainty whether local franchising authorities, state regulators, the Federal Communications Commission, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services. Multiple federal courts have now struck down open-access requirements imposed by several different franchising authorities as unlawful. In March 2002, the Federal Communications Commission adopted a policy of regulatory forbearance concerning cable's provision of high-speed Internet service, and it officially classified such service in a manner that makes open access requirements unlikely. At the same time, the Federal Communications Commission initiated a rulemaking proceeding that leaves open the possibility that the Commission may assert regulatory control in the future. As we offer other advanced services over our cable system, we are likely to face additional calls for regulation of our capacity and operation. These regulations, if adopted, could adversely affect our operations.

     MANAGEMENT OF GROWTH. We have experienced rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired. The failure to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     NEW SERVICES AND PRODUCTS. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing. Further, due to declining market conditions and slowing economic trends during the last year, both before and after the terrorist attacks on September 11, 2001, we cannot assure you that we will be able to achieve our planned levels of growth as these conditions and events may negatively affect the demand for our additional services and products and spending by customers and advertisers.

     ECONOMIC SLOWDOWN, TERRORISM AND ARMED CONFLICT. Although we do not believe that the terrorist attacks on September 11, 2001 and the subsequent armed conflict and related events have resulted in any material changes to our business and operations to date, it is difficult to assess the impact that these events, combined with the general economic slowdown, will have on future operations. These events, combined with the general economic slowdown, could result in reduced spending by customers and advertisers, which could reduce our revenues and operating cash flow. Additionally, an economic slowdown could affect our ability to collect accounts receivable. If we experience reduced operating revenues, it could negatively affect our ability to make expected capital expenditures and could also result in our inability to meet our obligations under our financing agreements. These developments could also have a negative impact on our financing and variable interest rate agreements through disruptions in the market or negative market conditions. Terrorist attacks could interrupt or disrupt our ability to deliver our services (or the services provided to us by programmers) and could cause unforeseen damage to our physical facilities. Terrorism and the related events may have other adverse effects on us, in ways that cannot be presently predicted.

INTEREST RATE RISK

     We use interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Interest rate collar agreements are used to limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     At December 31, 2001 and 2000, we had outstanding $3.3 billion and $1.9 billion, $0 and $15.0 million, and $520.0 million and $520.0 million, respectively, in notional amounts of interest rate swaps, caps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. See "Quantitative and Qualitative Disclosures About Market Risk," for further information regarding the fair values and contract terms of our interest rate agreements.

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations", No. 142, "Goodwill and Other Intangible Assets" and No. 143, "Accounting for Asset Retirement Obligations." We adopted SFAS No. 141, which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, on July 1, 2001. Adoption of SFAS No. 141 did not have a significant impact on our consolidated financial statements.

     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to at least annual assessments for impairment. Also, under SFAS Nos. 141 and 142, an intangible asset should be recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles will be amortized over their useful lives. We believe that substantially all franchises will qualify for indefinite life treatment under the new standard. While the analysis, including the impairment testing of franchises required under the new standard, is not complete, we expect to stop amortizing franchise intangible assets that meet the indefinite life treatment beginning January 1, 2002. We will test these assets for impairment at least annually. Other than during any periods in which we may record a charge for impairment, we expect that the adoption of SFAS No. 142 will result in a reduced loss as a result of reduced amortization expense. If the new standard had been in effect for 2001, amortization expense would have been reduced by approximately $1.2 billion to $1.3 billion.

     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. We implemented SFAS No. 143 on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on our consolidated financial statements.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long lived assets to be disposed of and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and resolves implementation issues related to SFAS No. 121. We implemented SFAS No. 144 on January 1, 2002. Adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.

                     SUPPLEMENTAL UNAUDITED PRO FORMA DATA

     The following Supplemental Unaudited Pro Forma Data is based on the historical financial data of Charter Communications, Inc. Our financial data, on a consolidated basis, is adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 2001:

     - all significant acquisitions and dispositions by Charter Communications, Inc. and its subsidiaries completed since January 1, 2001, including the AT&T transactions;

     - the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds therefrom to repay all of the amounts outstanding under the 2000 Charter Holdings senior bridge loan and the CC VI Operating revolving credit facility and a portion of the amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes;

     - the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom to pay a portion of the AT&T purchase price, to repay a portion of the amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures;

     - the issuance and sale of the May 2001 4.75% convertible senior notes and the May 2001 issuance and sale of 60,247,350 shares of Charter Communications, Inc. Class A common stock and the application of the net proceeds therefrom to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries and for general corporate purposes, including capital expenditures; and

     - the issuance and sale of the January 2002 Charter Holdings notes and the application of the net proceeds there from to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     The Supplemental Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting in accordance with Accounting Principles Board Opinions No. 16, Accounting for Business Combinations, to the transactions listed in the first bullet point, above. Accordingly, the Supplemental Unaudited Pro Forma Financial Statements include adjustments to reflect amortization of franchises. Upon adoption of SFAS 142, on January 1, 2002, franchises will no longer be amortized. The impact of the adoption of SFAS 142 is not reflected in the Supplemental Unaudited Pro Forma Statements of Operations. The Supplemental Unaudited Pro Forma Financial Statements do not purport to be indicative of what our financial position or results of operations actually would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date. The allocation of the purchase price related to the AT&T transactions is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that the finalization of the allocation of the purchase price will not have a material impact on the results of operations or financial position of Charter Communications, Inc. The Supplemental Unaudited Pro Forma Financial Statements do not reflect the Cable USA Transaction that closed in 2001, because the effect of the transaction is not significant.

                                                          SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                                   ----------------------------------------------------
                                                         CHARTER            PRO FORMA
                                                   COMMUNICATIONS, INC.   ADJUSTMENTS(A)      TOTAL
                                                   --------------------   --------------   ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
REVENUES:
Analog video.....................................      $ 2,787,632          $ 125,322      $  2,912,954
Digital video....................................          307,240              7,224           314,464
Cable modem......................................          154,402              4,255           158,657
Advertising sales................................          312,554             20,325           332,879
Other............................................          391,304              4,509           395,813
                                                       -----------          ---------      ------------
     Total revenues..............................        3,953,132            161,635         4,114,767

                                                          SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                                   ----------------------------------------------------
                                                         CHARTER            PRO FORMA
                                                   COMMUNICATIONS, INC.   ADJUSTMENTS(A)      TOTAL
                                                   --------------------   --------------   ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING EXPENSES
General, administrative and service..............          861,722             43,522           905,244
Analog video programming.........................          902,837             48,621           951,458
Digital video....................................          111,167              2,540           113,707
Cable modem......................................           99,956              3,662           103,618
Advertising sales................................           64,026              4,152            68,178
Marketing........................................           70,335              2,092            72,427
Depreciation and amortization....................        3,010,068             74,153         3,084,221
Option compensation expense......................          (45,683)                --           (45,683)
Special charges..................................           17,629                 --            17,629
Corporate expense charges........................           56,930              9,556            66,486
                                                       -----------          ---------      ------------
     Total operating expenses....................        5,148,987            188,298         5,337,285
Loss from operations.............................       (1,195,855)           (26,663)       (1,222,518)
Interest expense.................................       (1,324,463)          (113,184)       (1,437,647)
Interest income..................................           12,675                 --            12,675
Loss on equity investments.......................          (54,103)                --           (54,103)
Other income (expense)...........................          (94,170)              (486)          (94,656)
                                                       -----------          ---------      ------------
Loss before minority interest....................       (2,655,916)          (140,333)       (2,796,249)
Minority interest in loss of subsidiary(b).......        1,478,239             13,002         1,491,241
                                                       -----------          ---------      ------------
Net loss.........................................       (1,177,677)          (127,331)       (1,305,008)
Accretion of preferred stock dividends...........             (969)                --              (969)
                                                       -----------          ---------      ------------
Net loss applicable to common stock..............      $(1,178,646)         $(127,331)     $ (1,305,977)
                                                       ===========          =========      ============
Loss per common share, basic and diluted(c)......                                          $      (4.44)
Weighted-average common shares outstanding, basic
  and diluted(d).................................                                           294,188,510
Converted loss per common share(e)...............                                          $      (4.25)
Weighted average common shares outstanding --
  converted(f)...................................                                           657,594,484
OTHER FINANCIAL DATA
EBITDA(g)........................................        1,665,940             47,004         1,712,944
EBITDA margin(h).................................             41.9%              29.1%             41.6%
Adjusted EBITDA(i)...............................        1,843,089             57,046         1,900,135
OPERATING DATA
(at end of period, except for average)
Homes passed(j)..................................                                            11,502,300
Basic customers(k)...............................                                             6,953,700
Basic penetration(l).............................                                                  60.5%
Average monthly revenue per basic customer(m)....                                          $      49.31

---------------
 (a) Comprised of: (1) Our acquisitions' results of operations since their respective acquisition dates; (2) the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds therefrom to repay all of the amounts outstanding under the 2000 Charter Holdings senior bridge loan and the CC VI Operating revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes; (3) the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom to pay a portion of the purchase price of the AT&T acquisition, to repay a portion of the amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures; (4) the issuance and sale by Charter Communications, Inc. of the May 2001 4.75% convertible senior notes and 60,247,350 shares of Class A common stock and the application of the net proceeds therefrom to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries and for general corporate purposes, including capital expenditures; and (5) the issuance and sale of the January 2002 Charter Holdings notes and the application of the net proceeds to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

 (b) Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

 (c) Basic and diluted loss per common share equals net loss divided by weighted-average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2001, are exchanged for shares of Charter Communications, Inc.'s Class A common stock, none of the convertible senior notes or convertible preferred stock are converted into shares of Class A common stock and none of the outstanding options to purchase shares of Charter Communications, Inc. common stock or membership units of Charter Communications Holding Company that are automatically exchanged for shares of Class A common stock are exercised. If the membership units were exchanged, notes or shares converted or options exercised, the effects would be antidilutive.

 (d) Represents all shares outstanding as of January 1, 2001 plus the shares issued in May 2001 and the weighted average of all other shares issued in 2001.

 (e) Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2001, are exchanged for shares of Charter Communications, Inc.'s Class A common stock. If all these shares are converted, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted-average common shares outstanding-converted. Converted loss per common share assumes no conversion of the convertible senior notes or convertible preferred stock and no exercise of any options.

 (f) Weighted-average common shares outstanding-converted includes the pro forma weighted-average common shares outstanding of Charter Communications, Inc. Class A common stock totaling 294,188,510 and assumes the total common membership units in Charter Communications Holding Company totaling 324,300,479 held by Charter Investment and Vulcan Cable III, both entities controlled by Mr. Allen, and 14,831,552 common units in Charter Communications Holding Company and 24,273,943 preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged on a one-for-one basis for shares of Charter Communications, Inc.'s Class A common stock. Weighted-average common shares outstanding-converted assumes none of the preferred membership interests or convertible debt in Charter Communications Holding Company held by Charter Communications, Inc. has been converted and no exercise of options.

 (g) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

 (h) EBITDA margin represents EBITDA as a percentage of revenues.

 (i) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, loss on equity investments, special charges and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

 (j) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

 (k) Basic customers are customers who receive basic cable service. All of our customers, including those receiving digital or advanced services, receive basic cable service.

 (l) Basic penetration represents basic customers as a percentage of homes passed.

(m) Average monthly revenue per basic customer represents revenues divided by twelve divided by the number of basic customers at period end.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Interest rate collar agreements are used to limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. Interested rate risk management agreements are not held or issued for speculative or trading purposes.

     As of December 31, 2001 and 2000, long-term debt totaled approximately $16.3 billion and $13.1 billion, respectively. This debt was comprised of approximately $6.7 billion and $7.3 billion of debt under our subsidiaries' credit facilities, $8.2 billion and $5.0 billion of high-yield debt and approximately $1.4 billion and $750.0 million of debt related to our convertible senior notes at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high-yield was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 7.6% and 8.6%, respectively. Approximately 81.9% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000. The fair value of our total fixed-rate debt was $9.5 billion and $5.5 billion at December 31, 2001 and 2000, respectively. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximated the carrying value of $6.7 billion and $7.3 billion at December 31, 2001 and 2000, respectively, since this debt bears interest at current market rates.

     Effective January 1, 2001, we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Our interest rate agreements are recorded in the consolidated balance sheet at December 31, 2001 as either an asset or liability measured at fair value. In connection with the adoption of SFAS No. 133, we recorded a loss of $23.9 million for the cumulative effect of change in accounting principle as other expense. The effect of adoption was to increase other expense resulting in increased loss before minority interest, net loss and loss per share by $23.9 million, $9.8 million and $0.04, respectively, for the year ended December 31, 2001.

     We have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those which effectively convert variable interest payments on debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the year ended December 31, 2001, other expense includes $2.5 million of losses, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations are reported in accumulated other comprehensive loss. At December 31, 2001, included in accumulated other comprehensive loss was a loss of $38.5 million related to derivative instruments designated as cash flow hedges. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

     Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, we believe such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value with the impact recorded as other income or expense. For the year ended December 31, 2001, we recorded other expense of $48.8 million for interest rate derivative instruments not designated as hedges.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 2001 (dollars in thousands):

                                                                                                            FAIR VALUE AT
                                                                                                            DECEMBER 31,
                            2002       2003       2004       2005       2006     THEREAFTER      TOTAL          2001
                          --------   --------   --------   --------   --------   ----------   -----------   -------------
DEBT
Fixed Rate..............  $     --   $ 67,565   $    218   $750,000   $632,500   $9,352,693   $10,802,976    $9,528,333
  Average Interest
    Rate................        --       11.8%       7.5%       5.8%       4.8%        10.3%          9.7%
Variable Rate...........  $     --   $169,139   $192,333   $430,307   $717,832   $5,200,389   $ 6,710,000    $6,710,000
  Average Interest
    Rate................        --        4.6%       5.5%       6.3%       6.8%         7.7%          7.4%
INTEREST RATE
  INSTRUMENTS
  Variable to Fixed
    Swaps...............  $450,000   $575,000   $515,000   $900,000   $872,713   $       --   $ 3,312,713    $   79,925
  Average Pay Rate......       7.7%       7.8%       6.8%       6.9%       7.1%          --           7.2%
  Average Receive
    Rate................       4.2%       5.4%       5.8%       6.7%       7.2%          --           6.2%

     The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 2001.

     At December 31, 2001 and 2000, we had outstanding $3.3 billion and $1.9 billion, $0 and $15.0 million, and $520.0 million and $520.0 million, respectively, in notional amounts of interest rate swaps, caps and collars, respectively. The collar agreements are structured so that if LIBOR falls below 5.3%, we pay 6.7%. If the LIBOR rate is between 5.3% and 8.0%, we pay LIBOR. If LIBOR falls between 8.0% and 9.9%, the LIBOR rate is capped at 8.0%. If rates go above 9.9%, the cap is removed. As of December 31, 2001, the fair value of the collars was a liability of $33.7 million.

     We do not hold collateral for these instruments and are therefore subject to credit loss in the event of nonperformance by the counter party to the interest rate exchange agreement. However we do not anticipate nonperformance by the counter party to the interest rate exchange agreement.

     JANUARY 2002 CHARTER HOLDINGS NOTES -- CREDIT FACILITY AMENDMENT. In January 2002, Charter Holdings and Charter Capital issued senior notes with an aggregate principal amount at maturity of $1.1 billion. The January 2002 Charter Holdings notes are comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million were used to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     In January 2002, we amended the Charter Operating credit facilities and the CC VIII credit facilities to provide, among other things, for the deferral of the repayment of the principal and a delay in the reduction of certain facilities and, in consideration, we increased the interest rates related to such facilities and paid a consent fee to those lenders that consented to the amendment. The amounts available for borrowing under the Charter Operating and the CC VIII facilities were increased by $200 million and $100 million, respectively, at the time of the amendments.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Report of Independent Auditors..............................  F-3
Report of Independent Auditors..............................  F-4
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................  F-5
Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999..........................  F-6
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended December 31, 2001, 2000 and 1999......  F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................  F-8
Notes to Consolidated Financial Statements..................  F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Charter Communications VI Operating Company, LLC and subsidiaries, and CC VII Holdings, LLC-Falcon Systems, for the periods from the dates of acquisition through December 31, 1999, which statements on a combined basis reflect total revenues of 6 percent, of the related consolidated totals of the Company. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri
January 29, 2002

                         REPORT OF INDEPENDENT AUDITORS

Charter Communications VI
Operating Company, LLC

     We have audited the consolidated statements of operations, member's equity and cash flows of Charter Communications VI Operating Company, LLC and subsidiaries for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Charter Communications VI Operating Company, LLC and subsidiaries for the period from November 9, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

Sole Member
CC VII Holdings, LLC

     We have audited the combined statements of operations and parent's investment and cash flows of the CC VII Holdings, LLC -- Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the CC VII Holdings, LLC -- Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 2, 2000

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 2001           2000
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     1,679    $   130,702
  Accounts receivable, net of allowance for doubtful
     accounts of $32,866 and $12,421, respectively..........      290,504        217,667
  Receivables from related party............................        4,634          6,480
  Prepaid expenses and other current assets.................       70,362         77,719
                                                              -----------    -----------
          Total current assets..............................      367,179        432,568
                                                              -----------    -----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment, net........................    7,149,483      5,267,519
  Franchises, net...........................................   17,138,774     17,068,702
                                                              -----------    -----------
          Total investment in cable properties, net.........   24,288,257     22,336,221
                                                              -----------    -----------
OTHER ASSETS................................................      306,388        274,777
                                                              -----------    -----------
  Total assets..............................................  $24,961,824    $23,043,566
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,374,994    $ 1,367,234
                                                              -----------    -----------
          Total current liabilities.........................    1,374,994      1,367,234
                                                              -----------    -----------
LONG-TERM DEBT..............................................   16,342,873     13,060,455
                                                              -----------    -----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................       13,751         13,751
                                                              -----------    -----------
OTHER LONG-TERM LIABILITIES.................................      341,057        285,266
                                                              -----------    -----------
MINORITY INTEREST...........................................    3,976,791      4,089,329
                                                              -----------    -----------
REDEEMABLE SECURITIES.......................................           --      1,104,327
                                                              -----------    -----------
PREFERRED STOCK -- REDEEMABLE...............................       50,566             --
                                                              -----------    -----------
SHAREHOLDERS' EQUITY:
  Class A common stock......................................          294            234
  Class B common stock......................................           --             --
  Preferred stock...........................................           --             --
  Additional paid-in capital................................    4,952,633      4,018,444
  Accumulated deficit.......................................   (2,073,527)      (894,881)
  Accumulated other comprehensive loss......................      (17,608)          (593)
                                                              -----------    -----------
          Total shareholders' equity........................    2,861,792      3,123,204
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $24,961,824    $23,043,566
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        2001            2000           1999
                                                    ------------    ------------    -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES..........................................  $  3,953,132    $  3,249,222    $ 1,428,244
                                                    ------------    ------------    -----------
OPERATING EXPENSES:
  Operating, general and administrative...........     2,110,043       1,651,353        737,957
  Depreciation and amortization...................     3,010,068       2,473,082        745,315
  Option compensation expense.....................       (45,683)         40,978         79,979
  Corporate expenses..............................        56,930          55,243         51,428
  Special charges.................................        17,629              --             --
                                                    ------------    ------------    -----------
                                                       5,148,987       4,220,656      1,614,679
                                                    ------------    ------------    -----------
     Loss from operations.........................    (1,195,855)       (971,434)      (186,435)
OTHER INCOME (EXPENSE):
  Interest expense................................    (1,324,463)     (1,059,130)      (477,799)
  Interest income.................................        12,675           7,348         34,467
  Loss on equity investments......................       (54,103)        (19,262)            --
  Other, net......................................       (94,170)        (12,467)        (8,039)
                                                    ------------    ------------    -----------
                                                      (1,460,061)     (1,083,511)      (451,371)
                                                    ------------    ------------    -----------
     Loss before income tax expense and minority
       interest in loss of subsidiary.............    (2,655,916)     (2,054,945)      (637,806)
INCOME TAX EXPENSE................................            --              --         (1,030)
                                                    ------------    ------------    -----------
     Loss before minority interest in loss of
       subsidiary.................................    (2,655,916)     (2,054,945)      (638,836)
MINORITY INTEREST IN LOSS OF
  SUBSIDIARY......................................     1,478,239       1,226,295        572,607
                                                    ------------    ------------    -----------
     Net loss.....................................    (1,177,677)       (828,650)       (66,229)
     Dividends on preferred stock -- redeemable...          (969)             --             --
                                                    ------------    ------------    -----------
     Net loss applicable to common stock..........  $ (1,178,646)   $   (828,650)   $   (66,229)
                                                    ============    ============    ===========
LOSS PER COMMON SHARE, basic and diluted..........  $      (4.37)   $      (3.67)   $     (2.22)
                                                    ============    ============    ===========
Weighted-average common shares outstanding, basic
  and diluted.....................................   269,594,386     225,697,775     29,811,202
                                                    ============    ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                               ACCUMULATED
                               CLASS A   CLASS B   ADDITIONAL                     OTHER           TOTAL
                               COMMON    COMMON     PAID-IN     ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                STOCK     STOCK     CAPITAL       DEFICIT         LOSS           EQUITY
                               -------   -------   ----------   -----------   -------------   -------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE, December 31, 1998...   $ --       $--     $      832   $        (2)    $     --       $       830
  Issuance of Class B common
     stock to Mr. Allen......     --       --             950            --           --               950
  Net proceeds from initial
     public offering of Class
     A common stock..........    196       --       3,547,724            --           --         3,547,920
  Issuance of common stock in
     exchange for additional
     equity of subsidiary....     26       --         638,535            --           --           638,561
  Distributions to Charter
     Investment..............     --       --          (2,233)           --           --            (2,233)
  Equity classified as
     redeemable securities...    (27)      --        (700,759)           --           --          (700,786)
  Option compensation
     expense.................     --       --           4,493            --           --             4,493
  Loss on issuance of equity
     by subsidiary...........     --       --        (413,848)           --           --          (413,848)
  Net loss...................     --       --              --       (66,229)          --           (66,229)
  Unrealized gain on
     marketable securities
     available for sale......     --       --              --            --        1,421             1,421
                                ----       --      ----------   -----------     --------       -----------
BALANCE, December 31, 1999...    195       --       3,075,694       (66,231)       1,421         3,011,079
  Issuance of common stock
     related to
     acquisitions............     11       --         177,976            --           --           177,987
  Redeemable securities
     reclassified as
     equity..................     28       --         692,505            --           --           692,533
  Option compensation
     expense.................     --       --          16,405            --           --            16,405
  Gain on issuance of equity
     by subsidiary...........     --       --          55,534            --           --            55,534
  Stock options exercised....     --       --             330            --           --               330
  Net loss...................     --       --              --      (828,650)          --          (828,650)
  Unrealized loss on
     marketable securities
     available for sale......     --       --              --            --       (2,014)           (2,014)
                                ----       --      ----------   -----------     --------       -----------
BALANCE, December 31, 2000...    234       --       4,018,444      (894,881)        (593)        3,123,204
  Issuance of common stock
     related to
     acquisitions............     --       --           1,468            --           --             1,468
  Net proceeds from issuance
     of common stock.........     60       --       1,218,253            --           --         1,218,313
  Redeemable securities
     reclassified as
     equity..................     --       --           8,252            --           --             8,252
  Contributions from Charter
     Investment..............     --       --          17,631            --           --            17,631
  Changes in fair value of
     interest rate
     agreements..............     --       --              --            --      (16,752)          (16,752)
  Option compensation
     expense.................     --       --         (22,931)           --           --           (22,931)
  Loss on issuance of equity
     by subsidiary...........     --       --        (293,403)           --           --          (293,403)
  Stock options exercised....     --       --           4,919            --           --             4,919
  Net loss...................     --       --              --    (1,177,677)          --        (1,177,677)
  Dividends on preferred
     stock -- redeemable.....     --       --              --          (969)          --              (969)
  Unrealized loss on
     marketable securities
     available for sale......     --       --              --            --         (263)             (263)
                                ----       --      ----------   -----------     --------       -----------
BALANCE, December 31, 2001...   $294       $--     $4,952,633   $(2,073,527)    $(17,608)      $ 2,861,792
                                ====       ==      ==========   ===========     ========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 2001          2000           1999
                                                              -----------   -----------   ------------
                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,177,677)  $  (828,650)  $    (66,229)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Minority interest in loss of subsidiary.................   (1,478,239)   (1,226,295)      (572,607)
    Depreciation and amortization...........................    3,010,068     2,473,082        745,315
    Option compensation expense.............................      (45,683)       40,978         79,979
  Noncash interest expense..................................      295,984       181,436        100,674
  Loss on equity investments................................       54,103        19,262             --
  Changes in operating assets and liabilities, net of
    effects from acquisitions and dispositions:
    Accounts receivable.....................................      (70,261)     (138,453)       (32,366)
    Prepaid expenses and other assets.......................      (41,888)      (45,203)        13,627
    Accounts payable and accrued expenses...................      (51,338)      699,602        177,321
    Receivables from and payables to related party,
      including deferred management fees....................       14,115       (49,138)        27,653
  Other operating activities................................        9,491         4,589          6,549
                                                              -----------   -----------   ------------
         Net cash flows from operating activities...........      518,675     1,131,210        479,916
                                                              -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (3,027,059)   (2,825,126)      (741,508)
  Payments for acquisitions, net of cash acquired...........   (1,754,678)   (1,188,000)    (7,629,564)
  Loan to Marcus Cable Holdings.............................           --            --     (1,680,142)
  Purchases of investments..................................      (12,898)      (59,149)            --
  Other investing activities................................      (14,671)       18,307        (26,755)
                                                              -----------   -----------   ------------
         Net cash flows from investing activities...........   (4,809,306)   (4,053,968)   (10,077,969)
                                                              -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................    7,309,830     7,504,565     10,114,188
  Repayments of long-term debt..............................   (4,290,157)   (4,499,793)    (5,694,375)
  Payments for debt issuance costs..........................      (88,479)      (85,348)      (113,481)
  Net proceeds from initial public offering of Class A
    common stock............................................           --            --      3,547,920
  Net proceeds from issuance of common stock................    1,223,232            --             --
  Proceeds from issuance of Class B common stock............           --            --            950
  Capital contributions to Charter Holdco by Vulcan Cable...           --            --      1,894,290
  Distributions to Charter Investment.......................           --            --        (10,931)
  Other financing activities................................        7,182           330        (16,375)
                                                              -----------   -----------   ------------
         Net cash flows from financing activities...........    4,161,608     2,919,754      9,722,186
                                                              -----------   -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................................     (129,023)       (3,004)       124,133
CASH AND CASH EQUIVALENTS, beginning of year................      130,702       133,706          9,573
                                                              -----------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of year......................  $     1,679   $   130,702   $    133,706
                                                              ===========   ===========   ============
CASH PAID FOR INTEREST......................................  $   998,808   $   750,606   $    314,606
                                                              ===========   ===========   ============
NONCASH TRANSACTIONS:
  Reclassification of redeemable securities to equity and
    minority interest.......................................  $ 1,104,327   $        --   $         --
  Issuance of preferred stock -- redeemable, as partial
    payment for acquisition.................................       50,566            --             --
  Exchange of assets for acquisition........................       25,089            --             --
  Issuance of equity as partial payments for acquisitions...           --     1,192,097        683,312
  Transfer of operating subsidiaries to the Company.........           --            --      1,252,370
  Transfer of equity interests to the Company...............           --            --        180,710

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Charter Communications, Inc.

     On July 22, 1999, Charter Investment, Inc. (Charter Investment), a company controlled by Paul G. Allen, formed a wholly owned subsidiary, Charter Communications, Inc. (Charter), a Delaware corporation, with a nominal initial investment.

     On November 12, 1999, Charter sold 195.5 million shares of Class A common stock in an initial public offering and 50,000 shares of high vote Class B common stock to Mr. Allen. The net proceeds from the offerings of approximately $3.55 billion were used to purchase membership units of Charter Communications Holding Company, LLC (Charter Holdco), except for a portion of the proceeds that were retained by Charter to acquire a portion of the equity interests of Avalon Cable of Michigan Holdings, Inc. (Avalon). In exchange for the contribution of the net proceeds from the offerings and equity interests of Avalon, Charter received 195.5 million membership units of Charter Holdco representing a 100% voting interest and an approximate 40.6% economic interest. As of December 31, 2001, Charter owns a 46.5% economic interest in Charter Holdco.

     Prior to November 12, 1999, Charter Holdco was 100% owned by Charter Investment and Vulcan Cable III Inc. (Vulcan Cable), both entities controlled by Mr. Allen. Subsequent to November 12, 1999, Mr. Allen controls Charter through his ownership of all of the high vote Class B common stock and Charter controls Charter Holdco through its ownership of all the voting interests. Charter's purchase of 50,000 membership units of Charter Holdco was accounted for as a reorganization of entities under common control similar to a pooling of interests. Accordingly, beginning December 23, 1998, the date Mr. Allen first controlled Charter Holdco, the assets and liabilities of Charter Holdco are reflected in the consolidated financial statements of Charter at Mr. Allen's basis and minority interest is recorded representing that portion of the economic interests not owned by Charter. For financial reporting purposes, 50,000 of the membership units previously issued by Charter Holdco to companies controlled by Mr. Allen are considered held by Charter effective December 23, 1998, representing an economic interest of less than 1%.

     Charter is a holding company whose sole asset is a controlling equity interest in Charter Holdco, an indirect owner of cable systems. Charter and Charter Holdco and its subsidiaries are collectively referred to herein as the Company.

     The Company, operating through its subsidiaries, is the fourth largest operator of cable systems in the United States. Through the Company's broadband network of coaxial and fiber optic cable, it provides video, data, interactive and private business network services to approximately seven million (unaudited) customers in 40 states. All of the Company's systems offer traditional analog cable television. The Company is steadily increasing the availability of digital television, along with an array of advanced products and services such as high-speed Internet access (data services), interactive video programming and video-on-demand, in an increasing number of systems. In 2002, the Company expects to offer several new advanced products and services, including a set-top terminal companion that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, the Company began offering telephony on a limited basis through its broadband network using switch technology and will continue trials of voice-over Internet protocol telephony. The introduction and roll-out of new products and services represents an important step toward the realization of the Company's Wired World(TM) vision, where cable's ability to transmit interactive video, data and voice at high-speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

Charter Communications Holding Company, LLC

     Charter Holdco, a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment. Charter Investment through its wholly owned subsidiary, Charter Communications Properties Holdings, LLC (CCPH), commenced operations with the acquisition of a cable system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Mr. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties, all of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the consolidated financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings). Charter Holdings is a wholly owned subsidiary of Charter Holdco. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdco applied push-down accounting in the preparation of its consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdco increased its members' equity by $2.2 billion to reflect the amounts paid by Mr. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion.

     On April 23, 1998, Mr. Allen and a company controlled by Mr. Allen, (collectively, the "Mr. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed, and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen purchased the remaining partnership interests in Marcus Cable and obtained voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Mr. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the consolidated financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the consolidated financial statements using historical carrying values reflected in the accounts of the Mr. Allen Companies. Total members' equity of Charter Holdco increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Mr. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

     The consolidated financial statements of the Company include the accounts of Charter and all of its wholly owned, majority owned or controlled subsidiaries. All significant intercompany accounts and transactions among consolidated entities have been eliminated.

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 2001 presentation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost which approximates market value.

Property, Plant and Equipment

     Property, plant and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is recorded using the straight-line method over management's estimate of the useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized using the straight-line method over a period of 15 years. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years was management's best estimate of the useful lives of the franchises and assumed that substantially all of those franchises that expired during the period would be renewed but not indefinitely. Because substantially all of the Company's franchise rights have been acquired in the past several years (see Note 3), the Company did not have sufficient experience with the local franchise authorities to conclude that renewals of franchises could be accomplished indefinitely. In addition, because the technological state of the Company's cable systems, with many systems with less than 550 megahertz bandwidths, could have resulted in demands from local franchise authorities to upgrade those systems sooner than previously planned, there was a risk that the franchises would not be renewed.

     The Company believes that facts and circumstances have changed to enable it to conclude that substantially all of its franchises will be renewed indefinitely, with some portion of the franchises continuing to be amortized. The Company has sufficiently upgraded the technological state of its cable systems and now has sufficient experience with the local franchise authorities where it acquired franchises to conclude substantially all franchises will be renewed indefinitely. Any revisions to the estimated useful lives of franchises will be reflected in the 2002 financial statements (see Note 22 regarding the adoption of SFAS No. 142).

     Accumulated amortization related to franchises was $3.2 billion and $1.9 billion, as of December 31, 2001 and 2000, respectively. Amortization expense related to franchises for the years ended December 31, 2001, 2000 and 1999, was $1.3 billion, $1.2 billion and $520.0 million, respectively.

Other Assets

     Other assets primarily include deferred financing costs and investments in equity securities. Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 2001 and 2000, other assets include $238.9 million and $180.5 million of deferred financing costs, net of accumulated amortization of $69.5 million and $35.9 million, respectively.

     Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss. Comprehensive loss for the years ended December 31, 2001, 2000 and 1999, was $1.2 billion, $830.7 million and $64.8 million, respectively.

     The following summarizes investment information as of and for the year ended December 31, 2001:

                                            CARRYING VALUE AT     LOSS FOR THE YEAR ENDED
                                               DECEMBER 31,             DECEMBER 31,
                                            ------------------    ------------------------
                                             2001       2000         2001          2000
                                            -------    -------    ----------    ----------
Equity investments, under the cost
  method..................................  $31,659    $14,091     $ (7,838)     $(12,112)
Equity investments, under the equity
  method..................................   12,174     49,031      (42,630)       (7,866)
Marketable securities, at market value....    3,986      3,767       (3,635)          716
                                            -------    -------     --------      --------
                                            $47,819    $66,889     $(54,103)     $(19,262)
                                            =======    =======     ========      ========

Valuation of Long-Lived Assets

     The Company periodically evaluates the recoverability of long-lived assets, including property, plant and equipment and franchises for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, a loss is recognized for the difference between the fair value of the asset and its carrying value.

Other Long-term Liabilities

     The Company receives upfront payments from certain programmers related to the launch of new cable television channels. Revenue is recognized to the extent of the fair value of the advertising services provided to promote the new channels. Such revenue is classified as advertising revenue and totaled $99.7 million and $51.5 million for the years ended December 31, 2001 and 2000, respectively, and was insignificant during 1999. The remaining portion is deferred and amortized as an offset to programming expense over the respective terms of the program agreements, which range from one to 20 years. For the years ended December 31, 2001, 2000 and 1999, the Company amortized and recorded as a reduction of programming costs $10.3 million, $6.9 million and $3.4 million, respectively. As of December 31, 2001 and 2000, the unamortized portion of the deferred payments totaled $95.9 million and $104.2 million, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

Derivative Financial Instruments

     The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company's subsidiaries. The Company's policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.

Revenue Recognition

     Revenues from analog, digital and cable modem services are recognized when the related services are provided. Advertising sales are recognized in the period that the advertisements are broadcast.

     Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

Stock-Based Compensation

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Compensation expense for restricted stock awards is recorded over the vesting period with an increase to additional paid-in capital based on the quoted market price of the Company's common stock at the date of the grant.

Income Taxes

     Substantially all of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members, Charter, Charter Investment, Vulcan Cable, and the former owners of acquired companies. Charter is responsible for its share of taxable income (loss) of Charter Holdco allocated to it in accordance with the Charter Communications Holding Company amended and restated limited liability company agreement and partnership tax rules and regulations. Charter does not expect to pay any material income taxes in the foreseeable future.

     The amended and restated limited liability company agreement provides that, through the end of 2003, tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on the percentage of outstanding common membership units (the cumulative amount of such losses is approximately $1.7 billion through the period ended December 31, 2001, assuming the other provisions of the amended and restated limited liability company agreement were generally the same) will be allocated instead to the membership units held by Vulcan Cable and Charter Investment. These special loss allocation provisions will reduce Vulcan Cable's and Charter Investment's rights to receive distributions upon a liquidation of Charter Holdco if over time there are insufficient allocations to be made under the special profit allocation provisions described below to restore these distribution rights.

     The amended and restated limited liability company agreement further provides that, beginning at the time Charter Holdco first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to Charter based generally on its percentage of outstanding common membership units will instead be allocated to Vulcan Cable and Charter Investment. The special profit allocations will also have the effect of restoring over time Vulcan Cable's and Charter Investment 's rights to receive distributions upon a liquidation of Charter Holdco. These special profit allocations generally will continue until such time as Vulcan Cable's and Charter Investment 's rights to receive distributions upon a liquidation of Charter Holdco that had been reduced as a result of the special loss allocations have been fully restored. The Company does not expect Charter Holdco to generate taxable income in the foreseeable future.

     In certain situations, the special loss allocations and special profit allocations described above could result in Charter's having to pay taxes in an amount that is more or less than if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units owned by such members. However, management does not anticipate that the special loss allocations and special profit allocations will result in Charter having to pay taxes in an amount that is materially different on a present value basis than the taxes that would be payable had profits and losses been allocated among the members of

Charter Holdco based generally on the number of common membership units owned by such members, although there is no assurance that a material difference will not result.

Minority Interest

     Minority interest represents total members' equity of Charter Holdco multiplied by the ownership percentage of Charter Holdco not owned by Charter, plus preferred equity in an indirect subsidiary of Charter held by certain Bresnan sellers, less a portion of redeemable securities. Minority interest totaled $4.0 billion and $4.1 billion as of December 31, 2001 and 2000, respectively, on the accompanying consolidated balance sheets. Gains (losses) arising from issuances by Charter Holdco of its membership units are recorded as capital transactions thereby increasing (decreasing) shareholders' equity and (decreasing) increasing minority interest on the consolidated balance sheets. These gains (losses) totaled $(293.4) million, $55.5 million and $(413.8) million for the years ended December 31, 2001, 2000 and 1999, respectively, on the accompanying consolidated statements of changes in shareholders' equity. Operating losses are allocated to the minority owners based on their ownership percentage, thereby reducing the Company's net loss.

Loss per Common Share

     Basic loss per common share is computed by dividing the net loss by 269,594,386 shares, 225,697,775 shares and 29,811,202 shares for 2001, 2000 and
1999, representing the weighted-average common shares outstanding during the respective periods. Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options is antidilutive because the Company incurred net losses. All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders. Should the holders exchange units for shares, the effect would not be dilutive.

Segments

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. Because the Company provides a variety of broadband services over the same means of delivery, management has determined the Company has one reportable segment, broadband services.

3. ACQUISITIONS

     During 2001, the Company acquired cable systems in two separate transactions for an aggregate purchase price of $1.8 billion. In connection with the acquisitions, Charter paid aggregate consideration of $1.76 billion in cash, a cable system valued at $25.1 million, 505,664 shares of Charter Series A Convertible Redeemable Preferred Stock valued at $50.6 million and additional shares of Series A Convertible Redeemable Preferred Stock valued at $5.1 million to be issued to certain sellers subject to certain holdback provisions of the acquisition agreement. The purchase prices were allocated to assets and liabilities assumed based on relative fair values, including amounts assigned to franchises of $1.4 billion.

     During 2000, the Company acquired cable systems in five separate transactions for an aggregate purchase price of $1.2 billion, net of cash acquired, excluding debt assumed of $963.3 million. In connection with the acquisitions, Charter issued shares of Class A common stock valued at approximately $178.0 million, and Charter Holdco and an indirect subsidiary of Charter Holdco issued equity interests totaling $384.6 million and $629.5 million, respectively. The purchase prices were allocated to assets and liabilities assumed based on relative fair values, including amounts assigned to franchises of $3.0 billion.

     During 1999, the Company acquired cable systems in 11 separate transactions for an aggregate purchase price of $7.6 billion, net of cash acquired, excluding debt assumed of $2.5 billion. In connection with two of the acquisitions, Charter Holdco issued equity interests totaling $683.3 million. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $9.7 billion.

     The above transactions were accounted for using the purchase method of accounting, and, accordingly, the results of operations of the acquired assets have been included in the consolidated financial statements from their respective dates of acquisition. The purchase prices were allocated to assets and liabilities assumed based on relative fair values. The allocation of the purchase prices for the 2001 acquisitions is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the allocation of the purchase prices will not have material impact on the consolidated results of operations or financial position of the Company.

     The summarized operating results of the Company which follow are presented on a pro forma basis as if the following had occurred on January 1, 2000 (dollars in thousands, except per share data): all significant acquisitions and dispositions completed during 2001 and 2000, the issuance of Charter Holdings senior and senior discount notes in January 2001 and 2000, the issuance by Charter of convertible senior notes in October and November 2000, the drawdown of Charter Holdings' 2000 senior bridge loan facility, the issuance of Charter Holdings senior and senior discount notes in May 2001, and the issuance of and sale by Charter of convertible senior notes and common stock in May 2001. Adjustments have been made to give effect to amortization of franchises, interest expense, minority interest, and certain other adjustments.

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               2001           2000
                                                            -----------    -----------
                                                                   (UNAUDITED)
Revenues..................................................  $ 4,114,767    $ 3,610,839
Loss from operations......................................   (1,222,518)    (1,055,929)
Loss before minority interest.............................   (2,736,142)    (2,379,333)
Net loss..................................................   (1,277,082)    (1,110,810)
Loss per common share, basic and diluted..................        (4.34)         (3.78)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

     On August 29, 2001, certain of the Company's subsidiaries entered into an agreement to purchase substantially all of the assets of certain Enstar partnerships for which Charter is the manager for a purchase price of approximately $63.0 million in cash.

     On September 28, 2001, Charter Holdco and High-Speed Access Corp. (HSA) entered into an asset purchase agreement pursuant to which Charter Holdco agreed to purchase from HSA the contracts and associated assets, and assume related liabilities, that served certain of the Company's high-speed data customers for $77.5 million in cash. The transaction is expected to close in February 2002.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001        2000        1999
                                                     --------    --------    --------
Balance, beginning of year.........................  $ 12,421    $ 11,471    $  1,728
Acquisitions of cable systems......................     1,053         780       5,860
Charged to expense.................................    94,720      46,151      20,872
Uncollected balances written off, net of
  recoveries.......................................   (75,328)    (45,981)    (16,989)
                                                     --------    --------    --------
Balance, end of year...............................  $ 32,866    $ 12,421    $ 11,471
                                                     ========    ========    ========

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following as of December 31, 2001 and 2000:

                                                               2001           2000
                                                            -----------    -----------
Cable distribution systems................................  $ 7,861,886    $ 5,619,227
Land, buildings and leasehold improvements................      505,686        282,661
Vehicles and equipment....................................      791,106        426,847
                                                            -----------    -----------
                                                              9,158,678      6,328,735
Less: accumulated depreciation............................   (2,009,195)    (1,061,216)
                                                            -----------    -----------
                                                            $ 7,149,483    $ 5,267,519
                                                            ===========    ===========

     For the years ended December 31, 2001, 2000 and 1999, depreciation expense was $1.7 billion, $1.2 billion, and $225.0 million, respectively.

     During the years ended December 31, 2001 and 2000, the Company reduced the estimated useful lives of certain depreciable assets expected to be abandoned as a result of its rebuild and upgrade of cable distribution systems. As a result, an additional $540.9 million and $508.5 million of depreciation expense was recorded during the years ended December 31, 2001 and 2000, respectively. The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. While the Company believes its estimates of useful lives are reasonable, significant differences in actual experience or significant changes in assumptions may affect future depreciation expense.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following as of December 31, 2001 and 2000:

                                                                 2001          2000
                                                              ----------    ----------
Accounts payable............................................  $  290,998    $  365,140
Capital expenditures........................................     192,212       281,142
Accrued interest............................................     242,629       212,958
Programming costs...........................................     133,748       120,035
Accrued general and administrative..........................     122,069        75,421
Franchise fees..............................................      61,902        53,494
Other accrued expenses......................................     331,436       259,044
                                                              ----------    ----------
                                                              $1,374,994    $1,367,234
                                                              ==========    ==========

7. LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 2001 and 2000:

                                                               2001           2000
                                                            -----------    -----------
LONG-TERM DEBT
Charter Communications, Inc.:
  October and November 2000
  5.75% convertible senior notes due 2005.................  $   750,000    $   750,000
  May 2001
  4.75% convertible senior notes due 2006.................      632,500             --
Charter Holdings:
  March 1999
  8.250% senior notes due 2007............................      600,000        600,000

                                                               2001           2000
                                                            -----------    -----------
  8.625% senior notes due 2009............................    1,500,000      1,500,000
  9.920% senior discount notes due 2011...................    1,475,000      1,475,000
  January 2000
  10.000% senior notes due 2009...........................      675,000        675,000
  10.250% senior notes due 2010...........................      325,000        325,000
  11.750% senior discount notes due 2010..................      532,000        532,000
  January 2001
  10.750% senior notes due 2009...........................      900,000             --
  11.125% senior notes due 2011...........................      500,000             --
  13.500% senior discount notes due 2011..................      675,000             --
  May 2001
  9.625% senior notes due 2009............................      350,000             --
  10.000% senior notes due 2011...........................      575,000             --
  11.750% senior discount notes due 2011..................    1,018,000             --
  Senior bridge loan facility.............................           --        272,500
Renaissance:
  10.00% senior discount notes due 2008...................      114,413        114,413
CC V Holdings:
  11.875% senior discount notes due 2008..................      179,750        179,750
Other long-term debt......................................        1,313          1,971
Credit Facilities:
  Charter Operating.......................................    4,145,000      4,432,000
  CC Michigan, LLC and CC New England, LLC (Avalon).......           --        213,000
  CC VI...................................................      901,000        895,000
  CC VII..................................................      582,000      1,050,000
  CC VIII.................................................    1,082,000        712,000
                                                            -----------    -----------
                                                             17,512,976     13,727,634
Unamortized discount......................................   (1,170,103)      (667,179)
                                                            -----------    -----------
                                                            $16,342,873    $13,060,455
                                                            ===========    ===========

     5.75% CHARTER CONVERTIBLE NOTES. In October and November 2000, the Company issued 5.75% convertible senior notes with an aggregate principal amount at maturity of $750.0 million (the "5.75% Charter Convertible Notes"). The net proceeds of $727.5 million were used to repay certain amounts outstanding under the Charter Holdings 2000 senior bridge loan facility. The 5.75% Charter Convertible Notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share, subject to certain adjustments. These notes are redeemable at the option of the Company at amounts decreasing from 102.3% to 100% of the principal amount plus accrued and unpaid interest beginning on October 15, 2003, to the date of redemption. Interest is payable semiannually on April 15 and October 15, beginning April 15, 2001, until maturity on October 15, 2005.

     4.75% CHARTER CONVERTIBLE NOTES. In May 2001, the Company issued 4.75% convertible senior notes with an aggregate principal amount at maturity of $632.5 million (the "4.75% Charter Convertible Notes"). The net proceeds of $608.7 million were used to repay certain amounts outstanding under the revolving portions of the credit facilities of the Company's subsidiaries and for general corporate purposes, including capital expenditures. The 4.75% Charter Convertible Notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. These notes are redeemable at the option of the Company at amounts decreasing from 101.9% to 100% of the principal amount, plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption. Interest is payable semiannually on December 1 and June 1, beginning December 1, 2001, until maturity on June 1, 2006.

     The 5.75% Charter Convertible Notes and the 4.75% Charter Convertible Notes rank equally with any future unsubordinated and unsecured indebtedness of Charter, but are structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. Upon a change of control, subject to certain conditions and restrictions, the Company may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

     MARCH 1999 CHARTER HOLDINGS NOTES. In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation ("Charter Capital") (collectively, the "Issuers") issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under the Company's credit facilities, were used to consummate tender offers for publicly held debt of several of the Company's subsidiaries, as described below, to refinance borrowings under the Company's previous credit facilities, for working capital purposes and to finance acquisitions.

     The 8.250% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 8.625% senior notes are redeemable at the option of the Issuers at amounts decreasing from 104.313% to 100% of par value plus accrued and unpaid interest beginning on April 1, 2004, to the date of redemption. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 8.625% senior notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 9.920% senior discount notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 2004, until maturity.

     As of December 31, 2001 and 2000, $2.1 billion of the May 1999 Charter Holdings 8.250% notes and 8.625% senior notes were outstanding, and the accreted value of the 9.920% senior discount notes was approximately $1.2 billion and $1.1 billion, respectively.

     JANUARY 2000 CHARTER HOLDINGS NOTES. In January 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.000% senior notes due 2009, $325.0 million in aggregate principal amount of 10.250% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.750% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures.

     The 10.000% senior notes are not redeemable prior to maturity. Interest is payable semiannually on April 1 and October 1, beginning April 1, 2000 until maturity.

     The 10.250% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.125% to 100% of par value plus accrued and unpaid interest, beginning on January 15, 2005, to the date of redemption. At any time prior to January 15, 2003, the Issuers may redeem up to 35% of the aggregate principal amount of the 10.250% senior notes at a redemption price of 110.25% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2000, until maturity.

     The 11.750% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2005. At any time prior to January 15, 2003, the Issuers may redeem up to 35% of the aggregate principal amount of the 11.750% senior notes at a redemption price of 111.750% of the accreted value under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2005, until maturity.

     As of December 31, 2001 and 2000, $1.0 billion of the January 2000 Charter Holdings 10.000% and 10.250% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $376.1 million and $335.5 million, respectively.

     JANUARY 2001 CHARTER HOLDINGS NOTES. In January 2001, Charter Holdings and Charter Capital issued $2.1 billion in aggregate principal amount of senior notes. The January 2001 Charter Holdings notes consisted of $900.0 million in aggregate principal amount of 10.750% senior notes due 2009, $500.0 million in aggregate principal amount of 11.125% senior notes due 2011 and $675.0 million in aggregate principal amount at maturity of 13.500% senior discount notes due 2011. The net proceeds of approximately $1.72 billion were used to repay all remaining amounts then outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes.

     The 10.750% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 2001, until maturity.

     The 11.125% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.563% to 100% of par value plus accrued and unpaid interest beginning on January 15, 2006, to the date of redemption. At any time prior to January 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the 11.125% senior notes at a redemption price of 111.125% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning July 15, 2001, until maturity.

     The 13.500% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 106.750% to 100% of accreted value beginning January 15, 2006. At any time prior to January 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the 13.500% senior discount notes at a redemption price of 113.500% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2006, until maturity. The discount on the 13.500% senior discount notes is being accreted using the effective interest method.

     As of December 31, 2001, $1.4 billion of the January 2001 Charter Holdings 10.750% and 11.125% senior notes were outstanding, and the accreted value of the 13.500% senior discount notes was approximately $398.3 million.

     MAY 2001 CHARTER HOLDINGS NOTES. In May 2001, Charter Holdings and Charter Capital issued $1.94 billion in aggregate principal amount of senior notes. The May 2001 Charter Holdings notes consisted of $350.0 million in aggregate principal amount of 9.625% senior notes due 2009, $575.0 million in aggregate principal amount of 10.000% senior notes due 2011 and $1.0 billion in aggregate principal amount at maturity of 11.750% senior discount notes due 2011. The net proceeds of approximately $1.47 billion were used to pay a portion of the purchase price of the AT&T transactions, repay all amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 10.000% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of 110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 11.750% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2006. At any time prior to May 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the 11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on May 15 and November 15 beginning November 15, 2006, until maturity. The discount on the 11.750% senior discount notes is being accreted using the effective interest method.

     As of December 31, 2001, $925.0 million of the May 2001 Charter Holdings 9.625% and 10.000% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $618.1 million.

     CHARTER HOLDINGS 2000 SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Charter Holdings and Charter Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the CC VII revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds, totaling $727.5 million, from the sales in October and November 2000 of convertible senior notes were used to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. The remaining balance of $272.5 million on the senior bridge loan facility was repaid with the proceeds from the sale of the Charter Holdings January 2001 notes.

     RENAISSANCE NOTES. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163.2 million principal amount at maturity of 10.000% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

     In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of December 31, 2001 and 2000, $114.4 million of the Renaissance notes were outstanding, and the accreted value was approximately $103.6 million and $94.6 million, respectively.

     CC V HOLDINGS NOTES. Charter Communications Holding Company acquired CC V Holdings in November 1999 and assumed CC V Holdings' outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, through change of control offers and purchases in the open market, the Company repurchased all of the $150.0 million aggregate principal amount of the CC V Holdings 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with the proceeds from sale of the January 2000 Charter Holdings notes.

     Contemporaneously, the Company completed change of control offers in which it repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of December 31, 2001, CC V Holdings 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $146.3 million.

     CHARTER OPERATING CREDIT FACILITIES. The Charter Operating credit facilities were amended and restated on January 3, 2002 and provide for four term facilities: two Term A facilities with an aggregate principal amount of $1.11 billion that matures in September 2007, each with different amortization schedules, one beginning in June 2002 and one beginning in September 2005; and two Term B facilities with an aggregate principal amount of $2.75 billion, of which $1.85 billion matures in March 2008 and $900 million matures in September 2008. The Charter Operating credit facilities also provide for two revolving credit facilities, in an aggregate amount of $1.34 billion, which will reduce annually beginning in March 2004 and September 2005, with a maturity date in September 2007. At the option of the lenders, supplemental credit facilities in the amount of $100.0 million may be available. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.50% to 7.69% as of December 31, 2001) and 1.75% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were approximately $4.1 billion and the unused availability was $855.0 million. After giving effect to the amendment to the Charter Operating credit facilities on January 3, 2002, unused availability would have been $1.06 billion as of December 31, 2001. In January 2002, the Company repaid $465.0 million under the Charter Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC V HOLDINGS CREDIT FACILITIES. In December 2000, two of the Company's subsidiaries, CC VIII, LLC and CC V Holdings, LLC (formerly known as Avalon), were consolidated into CC V Holdings (the "CC V Holdings Combination"). Upon completion of the CC V Holdings Combination in January 2001, all amounts outstanding under the Avalon credit facilities were repaid and the Avalon credit facilities were terminated. The CC VIII credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million to $1.45 billion.

     CC VI OPERATING CREDIT FACILITIES. The CC VI Operating credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The CC VI Operating credit facilities also provide for a $350.0 million reducing revolving credit facility with a maturity date in May 2008. At the option of the lenders, supplemental credit facilities in the amount of $300.0 million may be available until December 31, 2004. Amounts under the CC VI Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% for Eurodollar loans (6.34% to 7.93% as of December 31, 2001) and 2.0% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance of the Term A facility and the revolving facility. The Company used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price.

     As of December 31, 2001, outstanding borrowings were $901.0 million and unused availability was $299.0 million. In January 2002, the Company repaid $76.0 million under the CC VI Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VII CREDIT FACILITIES. The previous Falcon credit facilities were amended in connection with the Falcon acquisition and again in September 2001. The CC VII credit facilities provide for two term facilities, one with a principal amount of $194.0 million that matures June 2007 (Term B), and the other with the principal amount of $291.0 million that matures December 2007 (Term C). The CC VII credit facilities also provide for a reducing revolving facility of up to approximately $77.7 million (maturing in December 2006), a reducing supplemental facility of up to $110.0 million (maturing in December
2007) and a second reducing revolving facility of up to $670.0 million (maturing in June 2007). At the option of the lenders, supplemental credit facilities in the amount of up to $486.4 million may also be available. Amounts under the CC VII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% for Eurodollar loans (5.50% to 7.08% as of December 31, 2001) and up to 1.5% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving facilities.

     As of December 31, 2001, outstanding borrowings were $582.0 million and unused availability was $760.7 million. In January 2002, the Company repaid $97.0 million under the CC VII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VIII CREDIT FACILITIES. Upon the completion of the CC V Holdings Combination in January 2001, the CC VIII credit facilities were amended and restated to, among other things, increase borrowing availability by $555.0 million. The credit facilities were further amended and restated on January 3, 2002 and provide for borrowings of up to $1.55 billion. The CC VIII credit facilities provide for three term facilities, two Term A facilities with an aggregate principal amount of $500.0 million that mature in June 2007, and a Term B facility with a principal amount of $500.0 million that matures in February 2008. The CC VIII credit facilities also provide for two reducing revolving credit facilities, in the aggregate amount of $550.0 million, which will reduce quarterly beginning in March 2002 and September 2005, respectively, with maturity dates in June 2007. At the option of the lenders, supplemental facilities in the amount of $300.0 million may be available. Amounts under the CC VIII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.09% to 7.84% as of December 31, 2001) and up to 1.75% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were $1.1 billion, and unused availability was $368.0 million. After giving effect to the amendment to the CC VIII credit facilities on January 3, 2002, unused availability would have been $468.0 million as of December 31, 2001. In January 2002, the Company repaid $107.0 million under the CC VIII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     The indentures governing the debt agreements require issuers of the debt and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to the Company, Charter Holdings and Charter Holdco.

     In the event of a default under the Company's subsidiaries' credit facilities or public notes, the subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, the subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Holdco or the Company to pay interest or principal on the public notes. If the amounts outstanding under such credit facilities or public notes are accelerated, all of the subsidiaries' debt and liabilities would be payable from the subsidiaries' assets, prior to any distribution of the subsidiaries' assets to pay the interest and principal amounts on the public notes and the Company might not be able to repay or make any payments on its public notes. Additionally, such a default would cause a cross-default in the indentures governing the Charter Holdings notes and the convertible senior notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of the subsidiaries' credit facilities or public notes might adversely affect the holders of the Company's public notes and the Company's growth, financial condition and results of operations.

     Based upon outstanding indebtedness as of December 31, 2001, giving effect to the refinancing of certain of the Company's credit facilities on January 3, 2002, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, aggregate future principal payments on the total borrowings under all debt agreements as of December 31, 2001, are as follows:

YEAR                                                            AMOUNT
----                                                          -----------
2002........................................................  $        --
2003........................................................      236,704
2004........................................................      192,551
2005........................................................    1,180,307
2006........................................................    1,350,332
Thereafter..................................................   14,553,082
                                                              -----------
                                                              $17,512,976
                                                              ===========

8. MINORITY INTEREST AND EQUITY INTERESTS OF CHARTER HOLDCO

     Minority interest represents total members' equity of Charter Holdco multiplied by 53.5% and 59.2% as of December 31, 2001 and 2000, respectively, representing the ownership percentages of Charter Holdco not owned by Charter, plus preferred equity in an indirect subsidiary of Charter held by certain Bresnan sellers, less a portion of redeemable securities. Members' equity of Charter Holdco was $6.2 billion and $7.7 billion as of December 31, 2001 and 2000, respectively.

     Changes to minority interest consist of the following for the periods presented:

                                                               MINORITY
                                                               INTEREST
                                                              -----------
Balance, December 31, 1998..................................  $ 2,146,549
  Distributions to Charter Investment.......................       (8,698)
  Transfer of Marcus Holdings' operating subsidiaries to
     Charter Holdco.........................................    1,252,370
  Transfer of Rifkin equity interests to Charter Holdco.....      180,710
  Equity of a subsidiary issued to Falcon and Rifkin
     sellers................................................      683,312
  Equity of a subsidiary issued to Vulcan Cable for cash....    1,894,290
  Exchange of Charter Holdco units for Charter common
     stock..................................................     (638,561)
  Equity classified as redeemable securities................      (50,151)
  Minority interest in loss of a subsidiary.................     (572,607)
  Option compensation expense...............................       75,486
  Gain on issuance of equity by Charter Holdco..............      413,848
  Other.....................................................        4,783
                                                              -----------
Balance, December 31, 1999..................................    5,381,331
  Equity of subsidiaries issued to Bresnan sellers..........    1,014,110
  Equity of subsidiaries classified as redeemable
     securities.............................................   (1,095,239)
  Minority interest in loss of a subsidiary.................   (1,226,295)
  Option compensation expense...............................       24,573
  Loss on issuance of equity by Charter Holdco..............      (55,534)
  Redeemable securities reclassified as minority interest...       49,316
  Other.....................................................       (2,933)
                                                              -----------
Balance, December 31, 2000..................................    4,089,329
  Equity reclassified from redeemable securities (26,539,746
     shares of Class A common stock)........................    1,096,075
  Minority interest in loss of a subsidiary.................   (1,478,239)
  Option compensation expense...............................      (22,752)
  Changes in fair value of interest rate agreements.........      (21,726)
  Contribution from Vulcan Ventures.........................       21,165
  Gain on issuance of equity by Charter Holdco..............      293,403
  Equity of subsidiaries issued to Bresnan sellers..........          494
  Other.....................................................         (958)
                                                              -----------
Balance, December 31, 2001..................................  $ 3,976,791
                                                              ===========

     The preferred equity interests in Charter Holdco held by the Rifkin sellers were exchangeable into Class A common stock of Charter at the option of the Rifkin sellers only at the time of the initial public offering. In November 1999, preferred equity interests of $130.3 million were exchanged into common stock of Charter. The membership units of Charter Holdco held by the Falcon sellers were exchangeable into Class A common stock of Charter. In November 1999, membership units of $506.6 million were exchanged into the Class A common stock of Charter.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable contributed $500.0 million in cash on August 10, 1999 to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with the acquisition of Rifkin in September 1999 to Charter Holdco, and contributed $644.3 million in September 1999 to Charter Holdco. All funds and equity interests were then contributed to Charter Holdings. Concurrently with the closing of the initial public offering, Vulcan Cable contributed $750.0 million in cash to Charter Holdco.

     In February 2000, Charter Holdco and Charter Holdings completed the acquisition of Bresnan. The Bresnan sellers obtained equity interests in Charter Holdco and preferred equity interests in a subsidiary of Charter Holdings. The holders of the preferred equity interests are entitled to a 2% annual return. All of the membership units received by the sellers are exchangeable on a one-for-one basis into shares of Class A common stock of Charter.

9. REDEEMABLE SECURITIES

     In connection with several acquisitions in 1999 and 2000, sellers who acquired Charter Holdco membership units, additional equity interests in a subsidiary of Charter Holdings or shares of Class A common stock in Charter's initial public offering received potential rescission rights against Charter and Charter Holdco arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of these equity interests. Accordingly, the maximum potential cash obligation related to the rescission rights, estimated at $1.1 billion as of December 31, 2000, has been excluded from shareholders' equity or minority interest and classified as redeemable securities on the consolidated balance sheet.

     In February 2001, all remaining rescission rights associated with the redeemable securities expired without the security holders requesting repurchase of their securities. Accordingly, the Company reclassified the respective amounts to minority interest and shareholders' equity, as applicable.

10. PREFERRED STOCK -- REDEEMABLE

     On August 31, 2001, in connection with its acquisition of Cable USA, Inc. and certain cable system assets from affiliates of Cable USA, Inc., the Company issued 505,664 shares of Series A Convertible Redeemable Preferred Stock (the Preferred Stock) valued at and with a liquidation preference of $50.6 million. Holders of the Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Preferred Stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Preferred Stock is convertible, in whole or in part, at the option of the holders from April 1, 2002 through August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Preferred Stock is the Liquidation Preference of $100, subject to certain customary adjustments.

11. SHAREHOLDERS' EQUITY

     At December 31, 2001 and 2000, 1.75 billion shares of $.001 par value Class A common stock, 750 million shares of $.001 par value Class B common stock, and 250 million shares of $.001 par value preferred stock are authorized. At December 31, 2001, 294.5 million shares of Class A common stock and 50,000 of Class B common stock were issued and outstanding. At December 31, 2000, 233.8 million of Class A common stock, 50,000 shares of Class B common stock and no shares of preferred stock, were issued and outstanding. The Class A common stock includes 0.3 million shares classified as redeemable securities at December 31, 2000 (see Note 9).

12. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Interest rate agreements are recorded in the consolidated balance sheet at December 31, 2001 as either an asset or liability measured at fair value. In connection with the adoption of SFAS No. 133, the Company recorded a loss of $23.9 million for the cumulative effect of change in accounting principle as other expense. The effect of adoption was to increase other expense resulting in increased loss before minority interest, net loss and loss per share by $23.9 million, $9.8 million and $0.04 per share, respectively, for the year ended December 31, 2001.

     The Company has certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those which effectively convert variable interest payments on debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the year ended December 31, 2001, other expense includes $2.5 million of losses, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations are reported in accumulated other comprehensive loss. At December 31, 2001, a loss of $38.5 million related to derivative instruments designated as cash flow hedges was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

     Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value with the impact recorded as other income or expense. For the year ended December 31, 2001, the Company recorded other expense of $48.8 million for interest rate derivative instruments not designated as hedges.

     As of December 31, 2001 and 2000, the Company had outstanding $3.3 billion and $1.9 billion, $0 and $15.0 million, and $520.0 million and $520.0 million, respectively, in notional amounts of interest rate swaps, caps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has estimated the fair value of its financial instruments as of December 31, 2001 and 2000 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

     The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.

     The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Company's credit facilities bear interest at current market rates and, thus, their carrying value approximates fair value at December 31, 2001 and 2000. The Company is exposed to interest rate volatility with respect to these variable-rate instruments.

     The estimated fair value of the Company's notes and interest rate agreements at December 31, 2001 and 2000 are based on quoted market prices or a discounted cash flow analysis using the Company's incremental borrowing rate for similar types of borrowing arrangements and dealer quotations.

     A summary of the carrying value and fair value of the Company's debt and related interest rate agreements at December 31, 2001 and 2000 is as follows:

                                              2001                        2000
                                    ------------------------    ------------------------
                                     CARRYING        FAIR        CARRYING        FAIR
                                      VALUE         VALUE         VALUE         VALUE
                                    ----------    ----------    ----------    ----------
DEBT
Charter convertible notes.........  $1,382,500    $1,327,394    $  750,000    $  876,563
Charter Holdings debt.............   7,999,203     7,963,888     4,780,212     4,425,631
Credit facilities.................   6,710,000     6,710,000     7,302,000     7,302,000
Other.............................     251,170       237,051       228,243       194,729
INTEREST RATE AGREEMENTS
Swaps.............................      79,925        79,925        (1,306)        5,236
Collars...........................      33,699        33,699            --        10,807

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.22% and 7.61% at December 31, 2001 and 2000, respectively. The Company's interest rate collar agreements are structured so that if LIBOR falls below 5.3%, the Company pays 6.7%. If the LIBOR rate is between 5.3% and 8.0%, the Company pays LIBOR. The LIBOR rate is capped at 8.0% if LIBOR is between 8.0% and 9.9%. If the LIBOR rate rises above 9.9%, the cap is removed.

14. REVENUES

     Revenues consist of the following for the years presented:

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    2001          2000          1999
                                                 ----------    ----------    ----------
Analog video...................................  $2,787,632    $2,504,528    $1,155,279
Digital video..................................     307,240        89,288         7,664
Cable modem....................................     154,402        54,714         9,996
Advertising sales..............................     312,554       234,560        71,997
Other..........................................     391,304       366,132       183,308
                                                 ----------    ----------    ----------
                                                 $3,953,132    $3,249,222    $1,428,244
                                                 ==========    ==========    ==========

15. OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

     Operating, general and administrative expenses consist of the following for the years presented:

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     2001          2000         1999
                                                  ----------    ----------    --------
General, administrative and service.............  $  861,722    $  719,632    $342,933
Analog video programming........................     902,837       736,042     327,830
Digital video...................................     111,167        36,173       3,451
Cable modem.....................................      99,956        39,218       9,016
Advertising sales...............................      64,026        56,499      19,019
Marketing.......................................      70,335        63,789      35,708
                                                  ----------    ----------    --------
                                                  $2,110,043    $1,651,353    $737,957
                                                  ==========    ==========    ========

16. OPTION PLANS

     The Company grants stock options, restricted stock and other incentive compensation pursuant to two plans -- the 1999 Option Plan of Charter Holdco (the "1999 Plan") and the 2001 Stock Incentive Plan of Charter (the "2001 Plan"). The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Membership units received upon exercise of any options are immediately exchanged for shares of Class A common stock of Charter on a one-for-one basis. Options granted generally vest over five years from the grant date, commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.

     The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000), as each term is defined in the 2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on each anniversary date following the grant date until options are fully vested. Generally, options expire 10 years from the grant date.

     Together, the plans allow for the issuance of up to an aggregate of 60,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options were granted under the 1999 Plan. During September and October 2001, in connection with new employment agreements and related option agreements entered into by the Company, certain executives of the Company were awarded an aggregate of 256,000 shares of restricted Class A common stock, of which 26,250 shares were subsequently cancelled. The shares vested 25% upon grant, with the remaining shares vesting monthly over a three-year period beginning after the first anniversary of the date of grant. As of December 31, 2001, deferred compensation remaining to be recognized in future periods totaled $2.2 million.

     In September 2001, when the Company's former President and Chief Executive Officer terminated his employment, he forfeited an option to purchase approximately seven million Charter Holdco membership units, of which approximately 4.8 million had vested. Accordingly, the Company recorded a reversal of previously recorded compensation expense of $66.6 million.

     A summary of the activity for the Company's stock options, excluding granted shares of restricted Class A common stock, for the years ended December 31, 2001, 2000 and 1999, is as follows (amounts not in thousands):

                                                2001                      2000                     1999
                                       -----------------------   ----------------------   ----------------------
                                                      WEIGHTED                 WEIGHTED                 WEIGHTED
                                                      AVERAGE                  AVERAGE                  AVERAGE
                                                      EXERCISE                 EXERCISE                 EXERCISE
                                          SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                       ------------   --------   -----------   --------   -----------   --------
Options outstanding, beginning of
  period.............................    28,482,357    $19.24     20,757,608    $19.79      7,044,127    $20.00
Granted:
  Pre IPO grants.....................            --        --             --        --      9,584,681     20.04
  Post IPO grants....................    29,395,457     16.01     10,247,200     18.06      4,741,400     19.00
Exercised............................      (278,675)    19.23        (16,514)    20.00             --        --
Cancelled............................   (11,041,568)    19.59     (2,505,937)    18.98       (612,600)    19.95
                                       ------------    ------    -----------    ------    -----------    ------
Options outstanding, end of period...    46,557,571    $17.10     28,482,357    $19.24     20,757,608    $19.79
                                       ============    ======    ===========    ======    ===========    ======
Weighted average remaining
  contractual life...................     8.9 years                8.6 years                9.2 years
                                       ============              ===========              ===========
Options exercisable, end of period...     9,386,429    $18.55      7,026,346    $19.98      2,091,032    $19.90
                                       ============    ======    ===========    ======    ===========    ======
Weighted average fair value of
  options granted....................  $       6.20              $     12.34              $     12.59
                                       ============              ===========              ===========

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:

                                OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                 -------------------------------------------------   --------------------------------------------------------
                               WEIGHTED-AVERAGE                                           WEIGHTED-AVERAGE
   RANGE OF        NUMBER         REMAINING       WEIGHTED-AVERAGE                           REMAINING       WEIGHTED-AVERAGE
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    NUMBER EXERCISABLE   CONTRACTUAL LIFE    EXERCISE PRICE
---------------  -----------   ----------------   ----------------   ------------------   ----------------   ----------------
$11.99 - $13.96  18,285,375       9.77 years           $12.49            1,225,000           9.80 years           $13.16
$14.31 - $20.73  20,925,816       7.95 years           $19.19            8,111,429           7.56 years           $19.33
$21.20 - $23.09   7,346,380       9.15 years           $22.76               50,000           9.12 years           $23.09

     The Company uses the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," to account for the option plans. Option compensation expense of $41.0 million and $80.0 million for the years ended December 31, 2000 and 1999, respectively, was recorded in the consolidated statements of operations since the exercise prices of certain options were less than the estimated fair values of the underlying membership interests on the date of grant. Option compensation income of $45.7 million for the year ended December 31, 2001 was recorded in the consolidated statements of operations primarily due to the reversal of expense previously recorded in connection with approximately seven million options forfeited by the Company's former President and Chief Executive Officer as part of his September 2001 separation agreement. This was partially offset by expense recorded because exercise prices on certain options were less than the estimated fair values of the Company's stock at the time of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded over the vesting period of each grant that varies from four to five years. As of December 31, 2001, deferred compensation remaining to be recognized in future periods totaled $8.0 million. No stock option compensation expense was recorded for the options granted after November 8, 1999, since the exercise price was equal to the estimated fair value of the underlying membership interests or shares of Class A common stock on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the quoted market values of Class A common stock.

     SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the Company's net loss and loss per share as reported and the pro forma amounts that would have been reported using the fair value method under SFAS 123 for the years presented:

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     2001          2000         1999
                                                  -----------    ---------    --------
Net loss applicable to common stock:
  As reported...................................  $(1,178,646)   $(828,650)   $(66,229)
  Pro forma.....................................   (1,226,252)    (883,096)    (68,923)
Loss per common share, basic and diluted:
  As reported...................................        (4.37)       (3.67)      (2.22)
  Pro forma.....................................        (4.55)       (3.91)      (2.31)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2001, 2000 and 1999, respectively: risk-free interest rates of 5.0%, 6.5%, and 5.5%; expected volatility of 55.7%, 46.9% and 43.8%; and expected lives of 10 years. The valuations assume no dividends are paid.

     On July 25, 2001, the Company issued options to purchase 186,385 shares of Charter Class A common stock to a consultant in consideration of services to be rendered in the future, pursuant to an equity compensation plan not approved by shareholders. The options are exercisable immediately, at an exercise price of $20.46 per share and if not exercised prior to the tenth anniversary of the grant date, will expire. The Company accounts for options granted to consultants in accordance with the provisions of SFAS No. 123 and recorded option compensation expense of $2.6 million. The fair value of the options, $13.95 per option, was estimated on the date of grant using the Black-Scholes option-pricing model and the following assumptions: risk-free interest rate of 5.7%; expected volatility of 49.8%; and an expected life of 10 years. The valuation assumed no dividends are paid.

17. SPECIAL CHARGES

     During the year ended December 31, 2001, the Company recorded $17.6 million in special charges which represent costs associated with the transition of approximately 145,000 (unaudited) data customers from the Excite@Home Internet service to the Charter Pipeline Internet service, as well as certain employee severance costs.

     On September 28, 2001, Excite@Home Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company undertook a transition plan to convert all of its customers from the Excite@Home Internet service to its own Charter Pipeline Internet service, successfully transitioning over 90% of its customers served by Excite@Home by December 31, 2001. The remaining customers were converted by March 1, 2002. The Company incurred $14.3 million in operational expenses in connection with the transition, including a one-time contract payment of $1.0 million to Excite@Home for the provision of services through February 2002 to the 10% of customers that would not be transitioned by December 31, 2001.

     In December 2001, the Company implemented a restructuring plan to reduce its workforce in certain markets and reorganize its operating divisions from two to three and operating regions from twelve to ten. The restructuring plan was completed during the first quarter of 2002, resulting in the termination of approximately 360 employees and severance costs of $3.3 million.

18. INCOME TAXES

     Certain indirect subsidiaries of Charter Holdings are corporations and file separate federal and state income tax returns. Results of operations from these subsidiaries are not material to the consolidated results of operations of the Company. Income tax expense for the year ended December 31, 1999 represents taxes assessed by certain state jurisdictions. Deferred income tax assets and liabilities related to these corporations are not material.

     The Company files separate federal and state income tax returns and is responsible for its share of taxable income (loss) of Charter Holdco as determined by partnership tax rules and regulations and Charter Holdco's limited liability company agreement (see Note 2). Management does not expect the Company to pay any income taxes in the foreseeable future.

     The Company is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets include net operating loss carryforwards and a temporary difference attributable to the investment in Charter Holdco of $48.5 million (generally expiring in years 2008 through 2021, and $15.2 million of which are subject to certain limitations on the Company's ability to utilize) and $488.5 million, respectively, as of December 31, 2001. The deferred income tax assets were offset entirely by a valuation allowance because of current and expected future losses. While the Company believes its share of taxable income (loss) has been allocated to Charter properly and in accordance with partnership tax rules and regulations, management cannot guarantee that such allocations will not be challenged by taxing authorities. Any adjustments to the allocation of taxable income (loss) should not have a material impact on future income tax expense.

19. RELATED PARTY TRANSACTIONS

     The following sets forth certain transactions in which the Company and its directors, executive officers and affiliates are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

Management Arrangements

     Charter has entered into management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for and operates the cable television systems owned or acquired by its subsidiaries. The management agreements covering the CC VI and CC VII companies limit management fees payable to Charter to 5% of gross revenues. Under the arrangement covering all of Charter's other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees Charter is obligated to pay under the mutual services agreement described below. Payment of management fees by Charter's operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     For the years ended December 31, 2001, 2000 and 1999, Charter received a total of $6.2 million, $5.0 million and $0.8 million, respectively, as management fees from Charter Holdco and its subsidiaries, exclusive of amounts being paid to Charter Holdco pursuant to the mutual services agreement described below. The accounts and balances related to these fees eliminate in consolidation.

Mutual Services Agreement

     During 2001, pursuant to a mutual services agreement between Charter, Charter Holdco and Charter Investment, Charter Holdco leased the necessary personnel and provided services on a cost-reimbursement basis to Charter to manage its subsidiaries. The mutual services agreement provides that each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the years ended December 31, 2000 and 1999, Charter paid $50.3 million and $50.7 million, respectively, to Charter Investment for services rendered pursuant to the mutual services agreement. For the year ended December 31, 2001, Charter paid $50.7 million to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with subsidiaries. The accounts and balances related to these services eliminate in consolidation.

Consulting Agreement

     Charter Holdco is a party to a consulting agreement with Vulcan Inc. (f/k/a Vulcan Northwest) and Charter Investment. Pursuant to this consulting agreement, Vulcan Inc. provides and, through January 2001, Charter Investment provided, advisory, financial and other consulting services with respect to the acquisitions by Charter Holdco of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but has and will continue to automatically renew for successive one-year terms unless otherwise terminated. The consulting agreement provides for a fee equal to 1% of the aggregate value of any acquisition by Charter Holdco or any of its affiliates, for which Vulcan provides services, as well as reimbursement of reasonable out-of-pocket expenses incurred and indemnification. For the years ended December 31, 2001, 2000 and 1999, no fees were incurred with respect to these consulting services. Because Charter Investment personnel became employees of Charter Holdco effective January 1, 2001, Charter Investment no longer provides services pursuant to the terms of the agreement.

Previous Management Agreement with Charter Investment

     Prior to November 12, 1999, Charter Investment provided management and consulting services to the Company's operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. For the year ended December 31, 2001, the Company's subsidiaries did not pay any fees to Charter Investment to reduce management fees payable. As of December 31, 2001 and 2000, total management fees payable to Charter Investment were $13.8 million and $13.8 million, respectively, exclusive of any interest that may be charged.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to the Company's subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, the Company and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the digeo, inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in HSA; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of the Company's initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the amended and restated limited liability company agreement of Charter Holdco would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by the Company, Charter Holdco or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that the Company may determine whether it wishes to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.

     As described in Note 2, the amended and restated limited liability company agreement of Charter Holdco contains certain provisions regarding the allocation of tax losses and profits among its members, including Vulcan Cable III, Charter Investment and the Company that may result in different tax consequences than would otherwise occur if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President -- Operations -- Eastern Division, is a partner in a partnership that leases office space to the Company. The partnership received approximately $0.1 million, $0.1 million and $0.2 million pursuant to such lease and related agreements for the years ended December 31, 2001, 2000 and 1999. In addition, approximately $0.6 million, $0.5 million and $0.6 million was paid to a construction company controlled by Mr. McCall's brother and $0.5 million, $0.3 million and $0 to a construction company controlled by Mr. McCall's son for the years ended December 31, 2001, 2000 and 1999, respectively.

     Mr. Wood resigned as a director in December 2001. A company controlled by Mr. Wood that owned an airplane reimbursed the Company for the full annual cost of two individuals qualified to operate the plane, who were otherwise available to the Company in connection with its own flight operations. For each of the years ended December 31, 2001, 2000 and 1999, Mr. Wood's affiliate owed the Company $0.1 million for annual compensation to the pilots. In addition, Mr. Wood also used the Company's airplane for occasional personal use in 2001, the value of which was insignificant.

     Additionally in 1999, one of Mr. Wood's daughters, who resigned as a Vice President of Charter Holdco in February 2002, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest were forgiven as long as she remained employed by Charter Holdco at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note for the years ended December 31, 2001 and 2000 was $0.1 million, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $0.1 million during the year ended December 31, 2001 for event planning services performed by her company.

     Companies controlled by Mr. Nathanson, a director of the Company, leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to the Company's subsidiaries. For the Pasadena office lease, which the Company terminated in April 2001 in exchange for a payment of $0.6 million, aggregate rent of $0.2 million was paid for the period from January 1, 2001 to April 2001 and $0.4 million was paid during the year ended December 31, 2000. For the Riverside warehouse space, aggregate rent paid for each of the years ended December 31, 2001 and 2000 was $0.2 million.

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with services or programming. Among these entities are Wink Communications, Inc. (Wink), TechTV Inc. (TechTV), USA Networks, Inc. (USA Networks), Oxygen Media Corporation (Oxygen Media), digeo, inc., Microsoft Corporation and HSA. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (Vulcan Ventures) and Vulcan Inc. and is the president of Vulcan Ventures. Mr. Savoy is also a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. The agreements governing the Company's relationship with digeo, inc. are an example of a cooperative business relationship among his affiliated companies. The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business. The Company cannot assure that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

Vulcan Ventures

     Vulcan Ventures, the Company, Charter Investment and Charter Holdco are parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of the Company's digital cable channels in consideration of a capital contribution of $1.325 billion that was received during 1999. Specifically, the Company will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local, and to the extent available, national control of the digital product owned, operated, controlled or managed by the Company or Charter Holdco now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, the Company will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then the Company and the programmer shall enter into a standard programming agreement. As of December 31, 2001, Vulcan Ventures did not use any channels.

High-Speed Access

     HSA has been a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter Communications entities entered into Internet-access related service agreements, and both Vulcan Ventures and certain of the Company's subsidiaries made equity investments in HSA.

     On September 28, 2001, Charter Holdco and HSA entered into an asset purchase agreement pursuant to which Charter Holdco agreed to purchase from HSA the contracts and associated assets, and assume related liabilities, that serve the Company's customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Holdco assigned certain of its rights under the asset purchase agreement and certain related agreements to its subsidiary, CC Systems, LLC. The transaction closed in the first quarter of 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to HSA and delivered 37,000 shares of HSA's Series D convertible preferred stock and all of the warrants to buy HSA common stock owned by Charter Holdco and HSA purchased 38,000 shares of its Series D convertible preferred stock from Vulcan Ventures for $8.0 million. Charter Holdco obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrent with the transaction closing, HSA purchased all of the stock held by Vulcan Ventures, and certain of the agreements between the Company's subsidiaries and HSA, including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement, each as described in more detail below, were terminated. As of December 31, 2001 and 2000, the carrying value of Charter's investment in HSA, including warrants and preferred stock, was zero and $38.2 million, respectively.

     On September 28, 2001, in connection with the asset purchase agreement with HSA, Charter Holdco and HSA entered into a license agreement pursuant to which Charter Holdco granted HSA the right to use certain intellectual property to be sold by HSA to Charter Holdco. HSA does not pay any fees under the agreement. The domestic portion of the license terminates on June 30, 2002, and the international portion of the license will expire on February 2, 2005. Concurrently with the license agreement, HSA and the Company entered into a services agreement, pursuant to which the Company agreed to perform certain management services formerly performed by HSA. This agreement terminated at closing.

     In 2001, Charter Holdco was a party to a systems access and investment agreement with Vulcan Ventures and HSA and a related network services agreement with HSA. These agreements provided HSA with exclusive access to at least 750,000 of the Company's homes that had either an installed cable drop from the Company's cable system or that were eligible for a cable drop by virtue of the Company's cable system passing the home. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and HSA with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues the Company earned from HSA for the years ended December 31, 2001, 2000 and 1999 were approximately $7.8 million, $1.6 million and $0.2 million, respectively.

     Additionally, Charter Holdco, as the assignee of Vulcan Ventures, held warrants that were amended and restated on May 12, 2000, giving Charter Holdco the right to purchase up to 12,000,000 shares of HSA common stock at an exercise price of $3.23 per share. A portion of the warrants could be earned under the agreements described above, and the other portion related to warrants that could be earned under a network agreement entered into with HSA on May 12, 2000, described below. Warrants earned under the agreements described above became vested at the time systems were committed by the Company and were based upon the number of homes passed. Warrants under these agreements could only be earned until July 31, 2003, and were earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above were exercisable until May 25, 2006. Such warrants were subject to forfeiture in certain circumstances, generally if the Company withdrew a committed system.

     On May 12, 2000, the Company entered into a second network services agreement with HSA, which was assigned by the Company to Charter Holdco on August 1, 2000. Under the terms of the May 12, 2000 network services agreement, the Company agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by the Company, to HSA (other than full turnkey systems), on or prior to May 12, 2003. With respect to each system launched or intended to be launched, the Company paid a per customer fee to HSA according to agreed pricing terms. In addition, the Company will also compensate HSA for services that exceed certain minimum thresholds. For the years ended December 31, 2001, 2000 and 1999, the Company paid HSA approximately $12.9 million, $5.3 million and $1.1 million, respectively, under this agreement and the 1998 network services agreement.

     Warrants earned under the May 12, 2000 network services agreement vested at the time the Company authorized HSA to proceed with respect to a system, and were based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provided that Charter Holdco would have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provided that Charter Holdco would have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement were exercisable until seven and a half years from the date they were earned, and generally were not subject to forfeiture. HSA had agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Holdco's request, if the number of warrants earned exceeded

11,500,000. The May 2000 network services agreement with HSA had a term of five years starting in May 2000. All of the warrants earned under the network services agreements described above, were cancelled in connection with the closing of the asset purchase agreement.

     On December 5, 2000, pursuant to a preferred stock purchase agreement entered into as of October 19, 2000, one of the Company's subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of HSA for $37.0 million and $38.0 million, respectively. In connection with their acquisition of the Series D convertible preferred stock, Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction. At the closing of the asset acquisition from HSA, CC Systems delivered to HSA the 37,000 shares of Series D convertible preferred stock acquired by Charter Communications Ventures and HSA purchased from Vulcan Ventures its Series D convertible preferred stock.

     Immediately prior to the acquisition from HSA, Vulcan Ventures owned 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of HSA, Charter Communications Ventures owned 37,000 shares of Series D convertible preferred stock and Charter Holdco held warrants convertible into 2,650,659 shares of common stock. If all shares of preferred stock and warrants owned by affiliates of Mr. Allen were converted into common stock, then Mr. Allen, through such affiliates, would have beneficially own 48.5% of the common stock of HSA as of January 23, 2002. All equity interests in HSA held by Charter Communications Ventures, Vulcan Ventures and Charter Holdco were cancelled, pursuant to the closing of the asset purchase agreement.

WorldGate/TVGateway

     WorldGate Communications, Inc. (WorldGate) is a provider of Internet access through cable systems. The Company has an affiliation agreement with WorldGate for an initial term which expires in November 2002. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The Company started offering WorldGate service in 1998. Pursuant to the agreement, the Company agreed to deploy the WorldGate Internet access service within a portion of its cable systems and to install the appropriate headend equipment in all of its major markets in those systems. Major markets for purposes of this agreement include those in which the Company has more than 25,000 customers. The Company incurs the cost for the installation of headend equipment. In addition, to the extent the Company determines that it is economically practical, it has agreed to use its reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service available, the Company will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in its remaining markets. The Company has also agreed to market the WorldGate service within its market areas. The Company pays a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. The Company has the discretion to determine what fees, if any, it will charge its subscribers for access to the WorldGate service. For the year ended December 31, 2001, the Company paid WorldGate approximately $1.7 million, consisting of $1.5 million for equipment purchases and $0.2 million for subscriber access fees. The Company charged its subscribers approximately $0.3 million for Internet access for the year ended December 31, 2001. For the year ended December 31, 2000, the Company paid WorldGate approximately $5.1 million, consisting of $5.0 million for equipment purchases and $0.1 million for subscriber access fees. The Company charged its subscribers approximately $0.4 million for Internet access for the year ended December 31, 2000. For the year ended December 31, 1999, the Company paid WorldGate approximately $0.8 million, primarily pertaining to the purchase of equipment. The Company charged its subscribers approximately $0.3 million for the year ended December 31, 1999.

     On July 25, 2000, Charter Holdco entered into a joint venture, named TVGateway, LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Holdco initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of $1.0 million and $3.0 million in 2000 and 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. Charter Holdco's investment in TVGateway totaled approximately $2.6 million as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Holdco will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to the Company's customers. In August 2000, Charter Holdco purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Holdco received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Holdco warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78. For a period of three years from the date of closing, Charter Holdco will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Holdco has deployed WorldGate service. As of December 31, 2001, Charter Holdco had earned 27,853 warrants, but has not yet received documentation evidencing them. The Company holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002. The Company also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of December 31, 2001 and 2000, the carrying value of the Company's investment in WorldGate was approximately $183,000 and $529,000, respectively, and the carrying value of the Company's investment in TVGateway was approximately $2.6 million and $1.1 million, respectively.

Wink

     Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control.

     Charter Holdco is party to a June 7, 2001 cable affiliation agreement for a three year term with Wink, which was amended in October 2001 and in March 2002. The agreement has three one year renewal options at our discretion. Pursuant to the agreement, Wink granted the Company a non-exclusive license to use the Wink software to deliver the enhanced broadcasting services to its cable systems. Charter Holdco agreed to make commercially reasonable efforts to deploy the Wink services to three million subscribers, for which it is eligible to receive a launch fee for transactions generated by the Company's customers. Wink has also agreed to issue Charter Holdco one million shares of Wink common stock subject to finalization of a grant agreement. As a result of this stock grant, Charter Holdco will have an equity ownership in Wink that exceeds 5%. Under the amended agreement we agreed to pay a fee for the license grant and Wink agreed to purchase an advertising package during 2002 and 2003. At December 31, 2001, Vulcan Ventures had an approximate 2% equity interest in Wink.

TechTV

     TechTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement terminating in 2008, TechTV has provided the Company with programming for broadcast via its cable television systems. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and were waived for systems with lower penetration levels through April 30, 2001. In certain circumstances, the Company is entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to their carriage of the service. Additionally, the Company receives incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms. For the year ended December 31, 2001, the Company received $9.4 million from TechTV under the carriage agreement which are included in other revenues in the accompanying consolidated statements of operations.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired a one-third interest in TechTV. In January 2000, Vulcan Programming acquired an additional 64% in TechTV for $204.8 million. Mr. Savoy is the president and a director of Vulcan Programming. As of December 31, 2001, Vulcan Programming's interest in TechTV was approximately 97.7%. The remaining approximate 2.3% of TechTV is owned by its management and employees. Mr. Wangberg, one of the Company's directors, is the chairman and chief executive officer and a director of TechTV. Although Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV when his successor is named, he will remain with TechTV as a director. In September 2000 Mr. Wangberg sold his approximately 2.63% equity interest in TechTV to Vulcan Programming and in April 2001 his remaining 1.37% interest was redeemed by TechTV. Mr. Allen is a director of TechTV and Mr. Savoy is a director and Vice President of TechTV.

USA Networks/Home Shopping Network

     USA Networks operates the USA Network, The Sci-Fi Channel, Trio and World News International cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. Pursuant to an agreement terminating in 2005, Charter Holdco is a party to a non-exclusive affiliation agreement with USA Networks for the cablecast of USA Network programming. For the years ended December 31, 2001, 2000 and 1999, Charter Holdings received approximately $12.1 million, $26.5 million and $1.8 million, respectively, from USA Networks under the affiliation agreement and for commissions from USA Networks for home shopping sales generated by its customers and/or promotion of the Home Shopping Network which are included in other revenues in the accompanying consolidated statements of operations. For the years ended December 31, 2001, 2000 and 1999, the Company paid USA Networks approximately $39.3 million, $25.0 million and $16.7 million, respectively, for cable television programming. Mr. Allen and Mr. Savoy are directors of USA Networks. As of December 31, 2001, Mr. Allen owned approximately 5% and Mr. Savoy owned less than 1% of the common stock of USA Networks.

Oxygen Media Corporation

     Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Oxygen Media programming content is currently available to approximately 2 million of the Company's customers. For the year ended December 31, 2001, the Company paid Oxygen Media approximately $2.7 million for programming content. Mr. Savoy, a director of the Company and Charter Holdco, serves on the board of directors of Oxygen Media. As of February 8, 2002, through Vulcan Programming, Mr. Allen owns an approximate 34.2% interest in Oxygen Media (51.2% assuming exercise of all warrants held by Vulcan Programming but no exercise of warrants or options by other holders).

Replay TV Joint Venture

     Charter Communications Ventures was party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola, Inc.), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture focused on creating a set-top based digital recording platform designed for storing video, audio and Internet content. Prior to the dissolution of the joint venture in 2001, Charter Communications Ventures received management fees of $1.3 million for the year ended December 31, 2001 which are included in other revenues in the accompanying consolidated statements of operations.

Purchase of Certain Enstar Limited Partnership Systems

     On August 29, 2001, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, entered into an agreement to purchase substantially all of the assets of Enstar Income Program II-2, L.P., Enstar Income Program II-1, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P. and Enstar Cable of Macoupin County and certain assets of Enstar IV/PBD Systems Venture. Enstar Communications Corporation, a direct subsidiary of Charter Holdco, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $63.0 million, subject to certain closing adjustments, was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. The Company expects the transaction will close in the first half of 2002.

     In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the year ended December 31, 2001, the Enstar limited partnerships paid Charter Holdco $2.1 million for management services which are included in other revenues in the accompanying consolidated statements of operations.

     With the exception of Mr. Allen, all of the executive officers of the Company, Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.

Portland Trail Blazers

     On October 7, 1996, the former owner of the Company's Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the Company's acquisition of the Falcon cable systems in November 1999, the Company continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, the Company shared subscription revenues with Trail Blazers Inc. The Company paid approximately $1.1 million for each of the two years ended December 31, 2001 and 2000 and $0.2 million for the year ended December 31, 1999 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement.

     On July 1, 2001, Charter Holdco and Action Sports Cable Network, which is 100% owned by Mr. Allen, entered into a new carriage agreement for a five year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, Charter Holdco pays Action Sports a fixed fee for each subscriber receiving the Action Sports programming, which covers sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League team, and the Portland Fire, a Women's National Basketball Association team. For the year ended December 31, 2001, the Company had paid $0.4 million under the July 2001 agreement.

digeo, inc.

     Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 67% interest in digeo, inc (digeo). Digeo provides a television-based Internet access service that combines Internet access with the convenience of the television. The digeo product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. The portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites. Digeo, inc. has a license agreement with Microsoft for software used in the digeo set top companion. Fees under this license agreement are passed on to the Company through its agreement with digeo. For the year ended December 31, 2001, the Company recorded a $599,000 loss on its investment in digeo, inc.

     On March 5, 2001, the Company finalized an exclusive carriage agreement with digeo interactive, LLC, which will function as its television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, the Company's wholly owned subsidiary, Charter Communications Ventures, LLC, received an equity interest in digeo funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through Digeo Broadband Holdings, LLC to acquire digeo equity in order to maintain Charter

Venture's pro rata interest in digeo in the event of certain future digeo equity financings by the founders of digeo. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. On September 27, 2001, the Company and digeo amended the March 2001 carriage agreement. Pursuant to the amendment, digeo will provide the content for enhanced Wink interactive television services to the Company (the "digeo(TM) Basic Service"). In order to provide the digeo Basic Services, digeo sublicensed certain Wink technologies to the Company. The Company will share in the revenues generated by the digeo Basic Services. For the year ended December 31, 2001, no amounts were received by the Company for its portion of shared revenues.

     Messrs. Allen, Savoy and Vogel are directors of digeo. Mr. Kent, the Company's former director, served on the board of digeo. Mr. Savoy serves on the compensation committee of digeo. Each of Mr. Savoy and Mr. Vogel owns 10,000 options to purchase shares of digeo common stock.

drugstore.com

     The Company is party to an advertising agreement with drugstore.com pursuant to which it will carry advertising of drugstore.com beginning in 2002. Mr. Allen owns less than 5% of the outstanding equity of drugstore.com and Mr. Savoy acts as a director for drugstore.com.

ADC Telecommunications Inc.

     During the year ended December 31, 2001, the Company purchased approximately $3.0 million in equipment from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg acts as a director for ADC Telecommunications.

20. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2001, 2000 and 1999, were $22.7 million, $14.2 million and $11.2 million, respectively. As of December 31, 2001, future minimum lease payments are as follows:

YEAR                                                          AMOUNT
----                                                          -------
2002........................................................  $17,130
2003........................................................   12,687
2004........................................................    9,549
2005........................................................    7,918
2006........................................................    6,574
Thereafter..................................................   18,712

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2001, 2000 and 1999, was $33.3 million, $31.6 million and $14.3 million, respectively.

Litigation

     The Company is party to lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, and taking into account recorded liabilities, the outcome of these lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Regulation in the Cable Industry

     The operation of a cable system is extensively regulated by the Federal Communications Commission (FCC), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation's communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act required the FCC to undertake a host of implementing rulemakings. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company's operations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. During 2001 and 2000, the amounts refunded by the Company have been insignificant. The Company may be required to refund additional amounts in the future.

21. EMPLOYEE BENEFIT PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 15% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $8.5 million, $6.1 million and $2.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

22. NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", No. 142, "Goodwill and Other Intangible Assets" and No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and was adopted by the company on July 1, 2001. Adoption of SFAS No. 141 did not have a significant impact on the consolidated financial statements of the Company.

     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to at least annual assessments for impairment. Also, under SFAS Nos. 141 and 142, an intangible asset should be recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles will be amortized over their useful lives. The Company believes that substantially all franchises will qualify for indefinite life treatment under the new standard. While the analysis, including the impairment testing of franchises required under the new standard, is not complete, the Company expects to stop amortizing franchise intangible assets that meet the indefinite life treatment beginning January 1, 2002. The Company will test these assets for impairment at least annually. Other than during any periods in which the Company may record a charge for impairment, the Company expects that the adoption of SFAS No. 142 will result in a reduced loss as a result of reduced amortization expense. If the new standard had been in effect for 2001, amortization expense would have been reduced by approximately $1.2 billion to $1.3 billion.

     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS

No. 143 will be implemented by the Company on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on the consolidated financial statements of the Company.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and resolves implementation issues related to SFAS No. 121. SFAS No. 144 will be implemented by the Company on January 1, 2002. Adoption of SFAS No. 144 will not have a material impact on the consolidated financial statements of the Company.

23. PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As the result of limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter, the parent company. The following condensed parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $        5    $      465
Receivable from related party...............................      13,561            --
Other current assets........................................         211           464
Investment in Charter Holdco................................   2,912,358     4,227,531
Notes receivable from Charter Holdco........................   1,382,500       750,000
                                                              ----------    ----------
                                                              $4,308,635    $4,978,460
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.........................................  $   13,777    $       --
Payables to related party...................................          --           929
Convertible notes...........................................   1,382,500       750,000
eRedeemable securities.......................................          --     1,104,327
Preferred stock -- redeemable...............................      50,566            --
Shareholders' equity........................................   2,861,792     3,123,204
                                                              ----------    ----------
          Total liabilities and shareholders' equity........  $4,308,635    $4,978,460
                                                              ==========    ==========

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             2001          2000         1999
                                                          -----------    ---------    --------
                                                                 (DOLLARS IN THOUSANDS)
REVENUES
Interest income.........................................  $    60,280    $   9,222    $    570
Management fees.........................................        6,188        4,957         716
                                                          -----------    ---------    --------
          Total revenues................................       66,468       14,179       1,286
EXPENSES
Equity in losses of Charter Holdco......................   (1,178,646)    (828,650)    (66,229)
General and administrative expenses.....................       (6,188)      (4,957)       (716)
Interest expense........................................      (59,311)      (9,222)       (570)
                                                          -----------    ---------    --------
          Total expenses................................   (1,244,145)    (842,829)    (67,515)
Net loss................................................   (1,177,677)    (828,650)    (66,229)
                                                          -----------    ---------    --------
Dividend on preferred equity............................         (969)          --          --
                                                          -----------    ---------    --------
Net loss after preferred dividends......................  $(1,178,646)   $(828,650)   $(66,229)
                                                          ===========    =========    ========

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2001          2000          1999
                                                       -----------    ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $(1,178,639)   $(828,650)   $   (66,229)
  Equity in losses of Charter Holdco.................    1,178,639      828,650         66,229
  Changes in operating assets and liabilities........         (460)     (18,904)        19,369
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in and receivables from Charter
     Holdco..........................................     (632,500)    (750,000)    (3,290,436)
  Payment for acquisition............................           --           --       (258,434)
  Investment in Charter Holdco.......................   (1,224,712)          --             --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Class B common stock to Mr. Allen......           --           --            950
  Net proceeds from initial public offering of common
     stock...........................................           --           --      3,547,920
  Issuance of convertible notes......................      632,500      750,000             --
  Net proceeds from issuance of common stock.........    1,218,313           --             --
  Other..............................................        6,399           --             --
                                                       -----------    ---------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................         (460)     (18,904)        19,369
CASH AND CASH EQUIVALENTS, beginning of year.........          465       19,369             --
                                                       -----------    ---------    -----------
CASH AND CASH EQUIVALENTS, end of year...............  $         5    $     465    $    19,369
                                                       ===========    =========    ===========

24. UNAUDITED QUARTERLY FINANCIAL DATA

     The following table presents selected historical quarterly financial information for the Company. This information is derived from unaudited quarterly financial statements of the Company and includes, in the opinion of management, only normal and recurring adjustments that the Company considers necessary for a fair presentation of the results for such periods.

                                                       YEAR ENDED DECEMBER 31, 2001
                                    ------------------------------------------------------------------
                                    FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
                                    -------------    --------------    -------------    --------------
Revenues..........................  $    873,797      $    928,475     $  1,043,844      $  1,107,016
Loss from operations..............      (314,003)         (297,748)        (250,813)         (333,291)
Loss before minority interest.....      (684,660)         (636,649)        (680,038)         (654,569)
Net loss..........................      (280,698)         (273,865)        (317,427)         (305,687)
Basic and diluted loss per common
  share...........................         (1.20)            (1.07)           (1.08)            (1.04)
Weighted-average shares
  outstanding.....................   233,777,675       255,027,543      294,250,549       294,384,003

                                                       YEAR ENDED DECEMBER 31, 2001
                                    ------------------------------------------------------------------
                                    FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
                                    -------------    --------------    -------------    --------------
Revenues..........................  $    721,604      $    794,780     $    838,961      $    893,877
Loss from operations..............      (224,273)         (241,047)        (237,337)         (268,777)
Loss before minority interest.....      (449,620)         (494,136)        (523,464)         (587,725)
Net loss..........................      (180,714)         (196,821)        (210,018)         (241,097)
Basic and diluted loss per common
  share...........................         (0.81)            (0.89)           (0.93)            (1.03)
Weighted-average shares
  outstanding.....................   221,917,083       222,089,746      224,965,289       233,738,668

25. SUBSEQUENT EVENTS

     In January 2002, Charter Holdings and Charter Capital issued senior notes with an aggregate principal amount at maturity of $1.1 billion. The January 2002 Charter Holdings notes are comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million, were used to repay a portion of the amounts outstanding under the revolving credit facilities of the Company's subsidiaries.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEE, AND FOR RATIFICATION OF KPMG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                                                           PLEASE MARK YOUR
                                                          VOTES AS INDICATED [X]
                                                           IN THIS EXAMPLE

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

NOMINEE 01 RONALD L. NELSON

1.  ELECTION OF CLASS A / CLASS B DIRECTORS

             FOR         WITHHELD AUTHORITY
           NOMINEE       TO VOTE FOR NOMINEE

              [ ]               [ ]

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying 2002 Proxy Statement and 2001 Financial Report.


2.  RATIFICATION OF KPMG, LLP AS
    INDEPENDENT PUBLIC ACCOUNTANTS

          FOR       AGAINST       ABSTAIN
                                                       Check here if you
          [ ]         [ ]           [ ]               plan to attend the     [ ]
                                                         ANNUAL MEETING.

PLEASE NOTE: Cameras and recording devices are not permitted at the Annual Meeting.

You may be asked to present valid picture identification, such as a driver's license in order to be admitted to the meeting and may be subject to other security measures.










SIGNATURE(S)________________________________________________  DATE______________

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING ON BEHALF OF A CORPORATION OR PARTNERSHIP, THE PERSON SIGNING MUST BE AN AUTHORIZED SIGNER AND MUST STATE THE CAPACITY IN WHICH HE OR SHE IS SIGNING ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

                            - FOLD AND DETACH HERE -

                             CHARTER COMMUNICATIONS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned does hereby appoint Carl E. Vogel, with power of substitution, as the true and lawful attorney-in-fact, agent and proxy of the undersigned at the Annual Meeting of Shareholders of Charter Communications, Inc. to be held on July 23, 2002, commencing at 10:00 A.M., Pacific Daylight Time, at The Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington and at any and all adjournments of said meeting, to vote all the shares of the Class A Common Stock of the company held of record by the undersigned at the close of business on May 24, 2002.

      This proxy, if properly executed, will be voted in the manner directed by the undersigned, or if no direction is given will be voted FOR the named director nominee, and FOR ratification of the appointment of KPMG, LLP as independent public accountants, and in either case will be voted pursuant to the discretion of the proxyholder on such other business as may properly come before the meeting.


PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

       (Continued, and to be marked, dated and signed, on the other side)


                            - FOLD AND DETACH HERE -

      YOU CAN NOW ACCESS YOUR CHARTER COMMUNICATIONS, INC. ACCOUNT ONLINE.

Access your Charter Communications, Inc. shareholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for Charter Communications, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

    -  View account status               -  View payment history for dividends
    -  View certificate history          -  Make address changes
    -  View book-entry information       -  Obtain a duplicate 1099 tax form
                                         -  Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN     STEP 2: LOG IN FOR ACCOUNT ACCESS        STEP 3: ACCOUNT STATUS SCREEN

You must first establish a Personal            You are now ready to log in. To access   You are now ready to access your account
Identification Number (PIN) online by          your account please enter your:          information. Click on the appropriate button
following the directions provided in the                                                to view or initiate transactions.
upper right portion of the web screen as       - SSN
follows. You will also need your Social        - PIN                                    - Certificate History
Security Number (SSN) available to             - Then click on the (SUBMIT) button      - Book-Entry Information
establish a PIN.                                                                        - Issue Certificate
                                               If you have more than one account, you   - Payment History
INVESTOR SERVICEDIRECT(SM) IS CURRENTLY        will now be asked to select the          - Address Change
ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND     appropriate account.                     - Duplicate 1099
JOINT ACCOUNTS.

- SSN
- PIN
- Then click on the (ESTABLISH PIN) button

Please be sure to remember your PIN, or
maintain it in a secure place for future reference.


              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME